Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re	)	Chapter 11 Cases
)
Adelphia Communications Corporation, et al.,	)	Case No. 02-41729 (REG)
)
Debtors.	)	Jointly Administered
)

THIRD MODIFIED FOURTH AMENDED JOINT PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY
CODE FOR CENTURY-TCI DEBTORS AND PARNASSOS DEBTORS,
AS CONFIRMED

WILLKIE FARR & GALLAGHER LLP
Attorneys for Debtors and
Debtors in Possession
787 Seventh Avenue
New York, NY  10019
(212) 728-8000

Dated:  as of June 28, 2006
New York, New York

(i)

4.26.	Class TCI-Equity—Equity Interests in Century-TCI Distribution Company.	39
4.27.	[Reserved]	39
4.28.	[Reserved]	39
4.29.	[Reserved]	39
4.30.	[Reserved]	39
4.31.	[Reserved]	40
4.32.	[Reserved]	40
4.33.	[Reserved]	40
4.34.	[Reserved]	40
4.35.	[Reserved]	40
4.36.	[Reserved]	40
4.37.	[Reserved]	40
4.38.	[Reserved]	40
4.39.	[Reserved]	40
4.40.	[Reserved]	40
4.41.	[Reserved]	40
4.42.	[Reserved]	40
4.43.	[Reserved]	40
4.44.	[Reserved]	40
4.45.	[Reserved]	40
4.46.	[Reserved]	40
4.47.	[Reserved]	40
4.48.	[Reserved]	40
4.49.	[Reserved]	40
4.50.	[Reserved]	40
4.51.	[Reserved]	40
4.52.	[Reserved]	40
4.53.	[Reserved]	40
4.54.	[Reserved]	40
4.55.	[Reserved]	40
4.56.	[Reserved]	41
4.57.	[Reserved]	41
4.58.	[Reserved]	41
4.59.	[Reserved]	41
4.60.	[Reserved]	41
4.61.	[Reserved]	41
4.62.	[Reserved]	41
4.63.	[Reserved]	41
4.64.	[Reserved]	41
4.65.	[Reserved]	41
4.66.	[Reserved]	41
4.67.	[Reserved]	41
4.68.	[Reserved]	41
4.69.	[Reserved]	41
4.70.	[Reserved]	41

(ii)

4.71.	[Reserved]	41
4.72.	Class GSETL - Government Claims.	41
4.73.	[Reserved]	41
4.74.	[Reserved]	41
4.75.	[Reserved]	41
4.76.	[Reserved]	41
4.77.	[Reserved]	42
4.78.	[Reserved]	42
4.79.	[Reserved]	42
4.80.	[Reserved]	42
4.81.	[Reserved]	42
4.82.	[Reserved]	42
4.83.	[Reserved]	42
4.84.	[Reserved]	42
4.85.	[Reserved]	42
4.86.	[Reserved]	42
4.87.	[Reserved]	42
4.88.	[Reserved]	42
4.89.	[Reserved]	42
4.90.	[Reserved]	42
4.91.	[Reserved]	42
4.92.	Class Interco-Intercompany Claims	42
4.93.	Rigas Claims or Equity Interests	42
4.94.	[Reserved]	42

ARTICLE V.	DEEMED CONSOLIDATION	43
5.01.	Deemed Consolidation	43
5.02.	Deemed Consolidation of the Debtors into Separate Debtor Groups	43
5.03.	Treatment of Debtor Group Claims and Equity Interests	43
5.04.	Order Granting Consolidation; Deemed Consolidation	44
5.05.	The Plan Consists of Two Consolidated Debtor Groups	44

ARTICLE VI.	IMPLEMENTATION OF THE PLAN	44
6.01.	Continued Corporate Existence	44
6.02.	Sale Transactions.	44
6.03.	Certificates of Incorporation and By-laws	48
6.04.	Compromise and Settlements.	48
6.05.	Sale Transaction Closing	50
6.06.	Reinstatement of Certain Equity Interests	50
6.07.	Cancellation of Existing Securities and Agreements	50
6.08.	Bank Lender Indemnification Claims and Post-Effective Date Fee Claims.	51
6.09.	[Reserved]	56
6.10.	Authorization, Issuance and Distribution of New Securities, Plan Consideration and Other Property.	56
6.11.	Hart-Scott-Rodino Compliance	56
6.12.	[Reserved]	56

(iii)

6.13.	No Consent to Change of Control Required	56
6.14.	[Reserved]	57
6.15.	[Reserved]	57
6.16.	Certain Limitations on Distributions to Holders of Bank Claims.	57
6.17.	The Inter-Creditor Dispute	60

ARTICLE VII.	CERTAIN MATTERS RELATING TO DESIGNATED LITIGATION	60
7.01.	[Reserved]	60
7.02.	[Reserved]	60
7.03.	Transfer of Designated Litigation.	60
7.04.	[Reserved]	62
7.05.	[Reserved]	62
7.06.	[Reserved]	62
7.07.	[Reserved]	62
7.08.	[Reserved]	62
7.09.	Net Judgment; Recovery/Disgorgement of Claims.	62

ARTICLE VIII.	PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN	63
8.01.	Voting of Claims; Classes Subsequently Deemed Unimpaired; Vacant Classes.	63
8.02.	Nonconsensual Confirmation; Claim Subclasses.	64
8.03.	Distribution Companies	64
8.04.	Rights and Powers of Distribution Companies.	65
8.05.	Manner of Distributions.	65
8.06.	Timing of Distributions	66
8.07.	Distributions of Plan Consideration to Priority and Secured Creditors and Creditors Whose Distribution is Based on a Debtor Group Reserve.	66
8.08.	[Reserved]	66
8.09.	Distributions on Account of Bank Claims	66
8.10.	Distributions with Respect to DIP Lender Claims	67
8.11.	Maximum Distribution	67
8.12.	De Minimis Distributions.	67
8.13.	Surrender of Instruments	67
8.14.	Interest on Claims.	68
8.15.	Withholding Taxes on Distributions	69
8.16.	Disputed Payment of Allowed Claims or Equity Interests	69
8.17.	Unclaimed Distributions	69
8.18.	Distributions to Holders as of the Distribution Record Date	69
8.19.	Allocation of Plan Distributions Between Principal and Interest	69
8.20.	[Reserved]	70

(iv)

ARTICLE IX.	PROCEDURES FOR ESTIMATION OF ALLOWABLE CLAIMS, TREATMENT OF DISPUTED CLAIMS AND ESTABLISHING OF RESERVES	70
9.01.	Disputed Claims; Objections to Administrative Expense Claims and Claims.	70
9.02.	Estimation of Claims	71
9.03.	Funding of Reserves.	71
9.04.	[Reserved]	75
9.05.	Tax Distributions and Treatment of Reserves, Escrows and Holdbacks.	75
9.06.	Personal Injury Claims	76
9.07.	No Recourse	76
9.08.	Amendments to Claims	77
9.09.	Setoffs	77
9.10.	[Reserved]	77

ARTICLE X.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	77
10.01.	Assumption, Retention, Assumption and/or Assignment or Rejection.	77
10.02.	Payments Related to Retention and Assumption of Executory Contracts and Unexpired Leases.	79
10.03.	Rejection Damages Bar Date	81
10.04.	Corporate Reimbursement Obligations.	81
10.05.	Retiree Benefits	82

ARTICLE XI.	PROVISIONS REGARDING PLAN ADMINISTRATOR	82
11.01.	The Plan Administrator	82

ARTICLE XII.	EFFECT OF CONFIRMATION	85
12.01.	Binding Effect	85
12.02.	Obligations Under the Purchase Agreement	85
12.03.	Vesting of Assets	85
12.04.	Discharge of the Debtors and of Claims and Termination of Equity Interests	86
12.05.	Term of Pre-Confirmation Injunctions or Stays	86
12.06.	Injunction Against Interference with Plan	86
12.07.	Injunction	86
12.08.	Releases.	87
12.09.	Exculpation and Limitation of Liability	90
12.10.	Injunction Related to Releases and Exculpation	91
12.11.	Termination of Subordination Rights and Settlement of Related Claims	91
12.12.	Release of Liens and Encumbrances.	91
12.13.	Retention of Causes of Action/Reservation of Rights.	92
12.14.	[Reserved]	93
12.15.	Reservation of Litigation Rights	93

(v)

ARTICLE XIII.	CONDITIONS PRECEDENT	93
13.01.	Conditions to Confirmation	93
13.02.	Effectiveness	94
13.03.	Failure of Conditions	94
13.04.	Waiver of Conditions	94

ARTICLE XIV.	RETENTION OF JURISDICTION	95
14.01.	Scope of Bankruptcy Court Jurisdiction	95

ARTICLE XV.	MISCELLANEOUS PROVISIONS	97
15.01.	Effectuating Documents and Further Transactions	97
15.02.	Corporate Action	97
15.03.	Exemption from Transfer Taxes	97
15.04.	Payment of Statutory Fees	98
15.05.	Post-Effective Date Fees and Expenses	98
15.06.	[Reserved]	98
15.07.	Plan Supplement	98
15.08.	Amendment or Modification of this Plan	98
15.09.	Revocation or Withdrawal of this Plan	99
15.10.	Confirmation Order	99
15.11.	Severability	99
15.12.	Expedited Tax Determination	100
15.13.	Governing Law	100
15.14.	Binding Effect	100
15.15.	Exhibits/Schedules	100
15.16.	Notices	100

(vi)

(vii)

Plan Documents

Comcast Purchase Agreement

Government Settlement Agreements

Schedule of Assumed Contracts and Leases (Schedule 10.01(a))

Schedule of Assumed Rigas Agreements (Schedule 10.01(b))

Schedule of Persons Not Released Pursuant to Section 12.08(b)(y)

Transaction Escrow Agreements

TW Expanded Transaction Letter Agreement

TW Purchase Agreement

(viii)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re Adelphia Communications Corporation, et al., Debtors.	) ) ) ) ) ) )	Chapter 11 Cases Case No. 02-41729 (REG) Jointly Administered

THIRD MODIFIED FOURTH AMENDED JOINT
PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE
BANKRUPTCY CODE FOR CENTURY-TCI DEBTORS AND PARNASSOS DEBTORS

Each of the above-captioned debtors and debtors in possession (collectively, the “Proponents”), propose the following Third Modified Fourth Amended Joint Plan of Reorganization under section 1121(a) of title 11 of the United States Code for the Century-TCI Debtors and the Parnassos Debtors:

WHEREAS, on April 28, 2006, the Bankruptcy Court entered an order approving the disclosure statement supplement with respect to the Modified Fourth Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated April 28, 2006 of the Proponents (the “Prior Plan”);

WHEREAS, the Proponents, TW NY and Comcast have agreed to modify the Comcast Purchase Agreement and TW Purchase Agreement to provide that the Sale Transaction (other than with respect to the Transferred Joint Venture Entities) may be consummated through a sale of assets pursuant to sections 105, 363 and 365 of the Bankruptcy Code;

WHEREAS, pursuant to Section 8.02 of the Prior Plan the Proponents desire to exclude from this Plan all administratively consolidated entities other than those included in the Century-TCI Debtor Group and the Parnassos Debtor Group and to make certain other revisions contained herein;

WHEREAS, the Prior Plan shall remain pending as the proposed plan for the Affiliated Debtors and, in the event this Plan is withdrawn by the Proponents pursuant to the last sentence of Section 15.09 hereof, the Debtors; and

WHEREAS, upon consummation of the Sale Transaction, the net proceeds of the Sale Transaction and the other transactions contemplated by the Comcast Purchase Agreement and the TW Purchase Agreement not otherwise provided for under the terms of this Plan, the Comcast Purchase Agreement, the TW Purchase Agreement or by order of the Bankruptcy Court shall be held by the Distribution Companies and the Affiliated Debtors pending an order of the Bankruptcy Court as to the disposition of such net proceeds (in whole or in part) (the “Court Supervised Fund”).

NOW, THEREFORE, the Prior Plan is hereby amended and restated with respect to the Century-TCI Debtors and the Parnassos Debtors as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION OF TERMS

1.01.        Definitions. As used herein, the following terms have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural):

363 Order means “363 Order” as defined in the Comcast Purchase Agreement, or, in the event the TW Expanded Transaction is consummated, “363 Order” as defined in the TW Purchase Agreement.

ACC means Adelphia Communications Corporation, a Delaware corporation.

Accepting Bank Class means a Class of Bank Claims that has voted to accept the Plan in the number and amount required under section 1126(c) of the Bankruptcy Code.

Adelphia Western NY Joint Venture means Western NY Cablevision, L.P., a Delaware limited partnership.

Adelphia-Rigas Settlement Agreement means the Settlement Agreement entered into April 25, 2005, by and between ACC, on behalf of itself and its Subsidiaries, and the Rigas Persons and other Persons party thereto, a copy of which was filed as an exhibit to the Form 8-K filed by ACC on April 26, 2005 and is available at www.sec.gov.

Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and all compensation and reimbursement of expenses payable by a Debtor under section 330 or 503 of the Bankruptcy Code. Any fees or charges assessed against the Debtors or the Reorganized Debtors under section 1930 of chapter 123 of title 28 of the United States Code shall be excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 15.04 of this Plan.

Affiliate has the meaning given such term by section 101(2) of the Bankruptcy Code, except that Comcast and its subsidiaries shall not be deemed Affiliates of any of the Debtors or the Affiliated Debtors for purposes of this Plan.

Affiliated Debtors means, collectively, ACC and its subsidiaries (other than the Debtors) that are debtors in jointly administered cases filed under the Bankruptcy Code.

Agent has the meaning set forth in Section 8.05 of this Plan.

Allowed means, with reference to any Administrative Expense Claim against, Claim against or Equity Interest in a Debtor, as applicable (i) any Claim or Equity Interest that has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, for which no contrary proof of claim has been filed and which has not been objected to by the Claims Objection Deadline, (ii) any Administrative Expense Claim, Claim or Equity Interest expressly allowed in the Plan, (iii) any Administrative Expense Claim, Claim or Equity Interest that is not Disputed, (iv) any Administrative Expense Claim, Claim or Equity Interest that is compromised, settled, or otherwise resolved pursuant to a Final Order or under Section 9.01 of this Plan, and (v) any Administrative Expense Claim, Claim or Equity Interest that has been Allowed by Final Order, including the DIP Order; provided, however, that Claims or Equity Interests allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” or “Allowed Equity Interests” hereunder; provided further that allowance of any Bank Claim, and any distribution with respect thereto, under this Plan (x)  shall not constitute, and shall not be deemed to constitute, or be cited as, a defense to (or other grounds for avoiding liability under) the Continuing Bank Actions and (y) shall be without prejudice to any rights or remedies of the Proponents, any Statutory Committee acting on behalf of a Proponent or any successor or assign of the foregoing with respect to any Designated Litigation in connection with the Bank Actions, which such rights and remedies shall be preserved and retained in full, including the rights and remedies provided in Section 6.04(b), 6.04(c) and Section 7.09 of this Plan.

Assumed (including the term “Assumption” and any variants and derivatives thereof) means (a) in relation to any Comcast Contract (i) assumed by the applicable Transferred Joint Venture Entity or (ii) retained by the applicable Transferred Joint Venture Entity, (b) in the event the TW Expanded Transaction is consummated, in relation to any TW Contract, (i) assumed by the applicable Transferred Joint Venture Entity or (ii) retained by the applicable Transferred Joint Venture Entity, or (c) in relation to any Assumed Sale Liability, retained by any Transferred Joint Venture Entity, in each case pursuant to the applicable Sale Transaction Documents.

Assumed Sale Liabilities means the Comcast Assumed Sale Liabilities or, in the event the TW Expanded Transaction is consummated, the TW Assumed Sale Liabilities.

Assurance Dispute has the meaning set forth in Section 6.16 of this Plan.

Bank Actions means any Claims, Causes of Action, and any other avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code or otherwise relating to, challenging the validity of or arising from the Bank Claims including Claims and Causes of Action in connection with the Bank Lender Avoidance Complaint.

Bank Claim means any Century-TCI Bank Claim or Parnassos Bank Claim.

Bank Defendant Steering Committee means such steering committee, if any, as may be established with the approval of the United States District Court for the Southern District of New York to coordinate the litigation activities of the defendants to the Bank Lender Avoidance Complaint. If the Bank Defendant Steering Committee is not established, such term shall be disregarded for purposes of this Plan.

Bank Defenses means, collectively, any and all defenses (including, without limitation, judgment reduction, laches or in pari delicto) of any Bank Lender that may be asserted against any Debtor Party in response to or in connection with the Designated Litigation or any other litigation brought by or on behalf of any Debtor Party.

Bank Defensive Claims means any Claims or Causes of Action in favor of any Bank Lender (whether or not Allowed or Disallowed under this Plan) against any Debtor Party arising out of, in connection with, or by reason of any Prepetition Credit Agreement or that otherwise may be asserted in response to or in connection with the Designated Litigation or any other litigation brought by or on behalf of any Debtor Party, including, without limitation, Claims or Causes of Action:  (i) for breach of contract, fraud, fraudulent inducement, fraudulent misrepresentation and negligent misrepresentation arising out of or relating to any Prepetition Credit Agreement; (ii) for indemnification for and reimbursement of all Claims, Causes of Action, losses, costs, liabilities, damages and expenses incurred in connection with actions arising out of or relating to any Prepetition Credit Agreement; (iii) for contribution; (iv) arising under Section 502(h) of the Bankruptcy Code; or (v) for Grid Interest, to the extent not paid, and as and to the extent allowed following any order vacating or reversing the Bankruptcy Court’s decision respecting the allowance of Grid Interest (Docket Number 10853).

Bank Lender means a lender from time to time or at any time party to a Prepetition Credit Agreement in its capacity as such.

Bank Lender Avoidance Complaint means the complaint, dated as of July 6, 2003, filed by the Creditors’ Committee, as the same may be amended, subject to the restrictions contained in Section 6.04(c) of this Plan, together with that certain intervenor complaint, dated as of July 31, 2003, filed by the Equity Committee.

Bank Lender Fee Claim means any Claim by a holder of a Bank Claim against a Debtor for reimbursement of reasonable fees, costs or expenses (including in respect of legal and other professional fees and expenses incurred in connection with the Chapter 11 Cases, the enforcement of the Bank Claims, the defense of the Bank Actions or the Securities Class Action (or any other action or proceeding) and the prosecution of the Bank Defensive Claims, the Bank Defenses and the Bank Third Party Claims) which are incurred up to (but not including) the Effective Date, in each case only to the extent the reimbursement of such fees, costs or expenses is provided for under the applicable Prepetition Credit Agreement and is not inconsistent with applicable non-bankruptcy law (the fact that the Bank Lender Avoidance Complaint is pending in and of itself shall not be a ground to assert that such reimbursement is (a) inconsistent with applicable non-bankruptcy law or (b) not yet payable). For the avoidance of doubt, Bank Lender Fee Claims shall not include:  (i) Claims for any liability of the holders of a Bank Claim on any judgment entered or settlement reached in connection with the Bank Actions or the Securities Class Action (or any other action or proceeding), or (ii) Claims for any amount incurred from and after the Effective Date.

Bank Lender Fee Claim Invoices has the meaning set forth in Section 6.08 of this Plan.

Bank Lender Post-Effective Date Fee Claim means any Claim by a holder of a Bank Claim against a Debtor for reimbursement of reasonable fees, costs or expenses (including in respect of legal and other professional fees and expenses incurred in connection with the Chapter 11 Cases, the enforcement of the Bank Claims, the defense of the Bank Actions or the Securities Class Action (or any other action or proceeding) and the prosecution of the Bank Defensive Claims, the Bank Defenses and the Bank Third Party Claims) which are incurred on and after the Effective Date, in each case only to the extent the reimbursement of such fees, costs or expenses is required under the applicable Prepetition Credit Agreement and is not inconsistent with applicable law (without duplication of any amounts Allowed as Bank Claims or Bank Lender Fee Claims under this Plan). The Bank Lender Post-Effective Date Fee Claims shall not include (i) any Claims for indemnification for any liability of the holder of a Bank Claim on any judgment entered or settlement reached in connection with the Bank Actions or the Securities Class Actions (or any other action or proceeding), or (ii) Claims incurred (x) by Released Bank Lender Defendants with respect to the Bank Actions (other than fees, costs and expenses incurred in response to third party discovery) or (y) with respect to Dismissed Bank Actions from and after the date the applicable Bank Action became a Dismissed Bank Action or the applicable Bank Lender became a Released Bank Lender Defendant (in each case the date being the date of final adjudication or entry of a Final Order and without regard to any earlier date as of which such dismissal or release may be effective).

Bank Lender Post-Effective Date Fee Claim Invoice has the meaning set forth in Section 6.08 of this Plan.

Bank Third Party Claim means any Claim held by a Bank Lender and asserted in connection with any of the Bank Actions, the Securities Class Action and the Bank Defensive Claims against any Person other than a Debtor, an Affiliated Debtor, a Reorganized Debtor, a Transferred Joint Venture Entity, or any Person indemnified pursuant to Section 10.04, released pursuant to Section 12.08 or exculpated pursuant to Section 12.09 of this Plan or any of their respective successors or permitted assigns.

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases; provided, however, if the reference under 28 U.S.C. § 157 is withdrawn (on motion of any party in interest or sua sponte) as to any matter to the United States District Court for the Southern District of New York, such court shall be treated as the Bankruptcy Court for purposes of this Plan with respect to such matter.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any local rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

Buyer means Comcast, or, in the event the TW Expanded Transaction is consummated, TW NY.

Cash means legal tender of the United States of America and equivalents thereof.

Cash-Collateralized has the meaning set forth in Section 2.04 of this Plan.

Cash Funded Reserves has the meaning set forth in Section 9.05 of this Plan.

Causes of Action means, without limitation, any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, claims, and demands whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise.

Century-TCI Bank Claim means a Claim against a Debtor arising pursuant to the Century-TCI Credit Agreement.

Century-TCI Credit Agreement means that certain credit agreement dated December 3, 1999, between and among Century-TCI California, L.P., certain other Debtors, Citibank, N.A., as administrative agent, and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Century-TCI Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Century-TCI Debtors means, on or prior to the Effective Date, collectively, the Debtors set forth on Schedule B hereto.

Century-TCI Distribution Company means Century-TCI Distribution Company LLC, a Delaware limited liability company formed for the purposes set forth in Section 6.02(g).

Century-TCI Joint Venture means Century-TCI California Communications, L.P., a Delaware limited partnership.

Century-TCI JV Equity Interests means any Equity Interest (including any Equity Interests held by Century Exchange LLC, ACC or any of their Affiliates) arising pursuant to or in connection with the Agreement of Limited Partnership, dated as of December 7, 1999, of Century-TCI California Communications, L.P., by and among Century Exchange LLC and TCI California Holdings, LLC, as amended, supplemented or modified from time to time; provided, however, that any such amendment, modification or supplement from and after April 20, 2005 shall be or have been made, if at all, in accordance with the requirements and restrictions of the Purchase Agreement and the Expanded Transaction Letter Agreement.

Century-TCI Other Unsecured Claim means any General Unsecured Claim against any of the Century-TCI Debtors.

Century-TCI Other Unsecured Distribution Reserve means a reserve of Cash (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof), established to pay Allowed Claims in Class TCI-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Century-TCI Trade Claim means any Trade Claim arising against any of the Century-TCI Debtors.

Century-TCI Trade Distribution Reserve means a reserve of Cash (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof) established to pay Allowed Claims in Class TCI-Trade and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Chapter 11 Cases means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors, which are being jointly administered for procedural purposes only with the Affiliated Debtors under the caption styled In re Adelphia Communications Corporation, et al., Chapter 11 Case No. 02-41729 (REG).

Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

Claims Objection Deadline has the meaning set forth in Section 9.01 of this Plan.

Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

Collateral means any property or interest in property of the Debtors subject to a Lien to secure the payment or performance of a Claim.

Comcast means Comcast Corporation, a Pennsylvania corporation, and its successors, assigns and/or designees, as applicable.

Comcast Adelphia Acquisition means, collectively, the transactions to be consummated pursuant to the Comcast Purchase Agreement.

Comcast Assumed Sale Liabilities means the Liabilities of the Debtors that are “Assumed Liabilities” as defined in the Comcast Purchase Agreement.

Comcast Contracts means the executory contracts and unexpired leases to be assumed by the applicable Transferred Joint Venture Entity or retained by the applicable Transferred Joint Venture Entity, in each case, pursuant to the Comcast Purchase Agreement.

Comcast Escrow Accounts means the “Escrow Account” and the “Transfer Tax Escrow Account” as defined in the Comcast Purchase Agreement.

Comcast Purchase Agreement means that certain Asset Purchase Agreement between ACC and Comcast, dated as of April 20, 2005, as such agreement may be amended, supplemented or modified from time to time.

Comcast Purchased Assets means the “Transferred Assets,” as defined in the Comcast Purchase Agreement that are held by the Debtors.

Commencement Date with respect to a Debtor means the date on which the Chapter 11 Case with respect to such Debtor was commenced.

Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Continuing Bank Actions means the Bank Actions other than the Dismissed Bank Actions.

Control (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

Court Supervised Fund has the meaning set forth in the Recitals to this Plan.

Creditors’ Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

Cure means the distribution, on or within a reasonable period of time following the Effective Date, of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, including interest at the rate determined pursuant to Section 8.14, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

Cure Notice has the meaning set forth in Section 10.02 of this Plan.

Cure Objection has the meaning set forth in Section 10.02 of this Plan.

Cure Procedure Order has the meaning set forth in Section 10.02 of this Plan.

DC Debtor Group has the meaning set forth in Section 9.03 of this Plan.

Debtor Group has the meaning ascribed to such term in Section 5.02 of this Plan.

Debtor Group Reserves means, collectively, the Trade Distribution Reserves and the Other Unsecured Distribution Reserves.

Debtor Party means any of the Debtors, any of the Reorganized Debtors, any Statutory Committee acting on behalf of a Debtor or Reorganized Debtor or any successor or assign of the foregoing with respect to any Designated Litigation, and the Plan Administrator; provided, however, that from and after the Effective Date, the Transferred Joint Venture Entities shall not be Debtor Parties.

Debtors means, collectively, the Century-TCI Debtors and the Parnassos Debtors.

Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Debtors’ Professionals means all Persons retained by the Debtors by order of the Bankruptcy Court in connection with the Chapter 11 Cases, pursuant to sections 327, 328, 330 or 1103 of the Bankruptcy Code.

Deemed Value means:  (a) with respect to Cash, the amount of such Cash; and (b) with respect to any other distribution under this Plan, such value as reasonably agreed to by the Debtors and the recipient of such distribution, or, in the absence of an agreement, as determined by the Bankruptcy Court.

Deficiency has the meaning set forth in Section 9.03 of this Plan.

Delayed Consideration has the meaning set forth in Section 9.03 of this Plan.

Designated Holder has the meaning set forth in Section 6.16 of this Plan.

Designated Litigation means all Causes of Action that are property of one or more of the Debtors’ estates set forth in Schedule Y of this Plan (other than Retained Claims); provided, however, Designated Litigation shall not include any Causes of Action that would give rise to a right of indemnification, contribution, or reimbursement from a Debtor Party or Transferred Joint Venture Entity (other than a Bank Lender Fee Claim or Bank Lender Post-Effective Date Fee Claim) but for the terms of this Plan. The identification of any Cause of Action in Schedule Y as Designated Litigation shall not have the effect of negating any right of indemnification, contribution, or reimbursement that may exist with respect thereto but for the terms of this Plan, and, to the extent it is determined by a Final Order that a Cause of Action would give rise (but for the terms of this Plan) to a claim for indemnity, contribution or reimbursement from any Debtor Party or Transferred Joint Venture Entity, such Cause of Action shall cease to be a Designated Litigation.

DIP Agent means, collectively, JPMorgan Chase Bank, N.A. as Administrative Agent under the DIP Facility, Citigroup Global Markets Inc., as Syndication Agent under the DIP Facility, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Bookrunners and Co-Lead Arrangers under the DIP Facility, Citicorp North America, Inc., as Collateral Agent under the DIP Facility, Wachovia Bank, N.A., as Co-Syndication Agent under the DIP Facility, the Bank of Nova Scotia, Bank of America, N.A. and General Electric Capital

Corporation, as Co-Documentation Agents under the DIP Facility, and any of the foregoing Persons’ successors and assigns from time to time.

DIP Facility means that certain Fourth Amended and Restated Credit and Guaranty Agreement, dated as of March 17, 2006, among UCA LLC, Century Cable Holdings, LLC, Century-TCI California, L.P., Olympus Cable Holdings, LLC, Parnassos, L.P., FrontierVision Operating Partners, L.P., ACC Investment Holdings, Inc., Arahova Communications, Inc., and Adelphia California Cablevision, LLC, as Borrowers, the Guarantors listed therein, the DIP Agents and the various lenders party thereto, as amended and supplemented from time to time, and all agreements, documents and instruments executed in connection therewith.

DIP Lender means a Person (other than a Debtor or an Affiliated Debtor) who from time to time is or was a party to the DIP Facility and/or a holder of a Claim arising in connection therewith, in its capacity as such.

DIP Lender Claim means a Claim against a Debtor arising pursuant to the DIP Facility, including for “Obligations” (as such term is defined in the DIP Facility).

DIP Order means that certain Final Order (i) Authorizing Debtors (a) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d)(1) and (b) to Utilize Cash Collateral Pursuant to 11 U.S.C. §363, and (ii) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362 and 363, dated August 23, 2002, as the same has been or may be amended, supplemented or modified by the Bankruptcy Court from time to time.

Disallowed means, with respect to an Administrative Expense Claim, Claim or Equity Interest, or any portion thereof, that such Administrative Expense Claim, Claim or Equity Interest, or such portion thereof, (a) has been disallowed by a Final Order, (b) in the case of a Claim, is listed in the Schedules as “$0,” contingent, disputed or unliquidated, and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed timely filed under applicable law, (c) in the case of a Claim, is not listed in the Schedules and as to which a proof of claim bar date has been set but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed timely filed under applicable law, or (d) with respect to an Administrative Expense Claim, as to which a bar date or deadline has been set but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or otherwise deemed timely filed under applicable law.

Discharged Obligations has the meaning set forth in Section 12.04 of this Plan.

Disclosure Statement means the disclosure statement relating to this Plan, including all exhibits and schedules thereto, as amended, supplemented or modified from time to time, in each case, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

Dismissed Bank Actions means the Bank Actions or one or more Claims asserted therein, if any: (i) that are identified in a notice filed by the Debtors or Reorganized Debtors (following consultation with the Statutory Committees, but subject to the consent of the Creditors’ Committee which may be withheld in its sole and absolute discretion) with the Bankruptcy Court not later than 15 Business Days after a ruling by the Bankruptcy Court on the motion to dismiss the Bank Lender Avoidance Complaint filed by the Bank Lenders; or (ii) with respect to a particular defendant as to which there is a determination by a court of competent jurisdiction pursuant to a Final Order that such defendant as to such Bank Actions, is (or would be, but for any limitation on indemnification pursuant to the Plan) entitled to indemnification (whether under a Prepetition Credit Agreement or under another agreement or principle of law), either by a Debtor or by a Person who is (or would be, but for any limitation on indemnification pursuant to the Plan) entitled to indemnification by a Debtor, but only to the extent of such indemnification.

Disputed means, in reference to any Administrative Expense Claim, Claim or Equity Interest, an Administrative Expense Claim, Claim or Equity Interest (as applicable) (i) which is disputed under this Plan, (ii) as to which the Debtors or the Reorganized Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined to be allowed by a Final Order, (iii) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed or (iv) except as provided in Sections 4.17(b), 4.17(d)(i), 4.22(b) or 4.22(d)(i), in respect of which there is potential liability for property which is recoverable or a transfer which is avoidable under section 502(d) of the Bankruptcy Code or other applicable law. An Administrative Expense Claim, Claim or Equity Interest that is Disputed by the Debtors or the Reorganized Debtors as to its amount only shall be deemed Allowed in the amount the Debtors or the Reorganized Debtors admit owing, if any, and Disputed as to the excess. Until the Claims Objection Deadline, all Claims and Equity Interests not previously Allowed under clauses (ii), (iv), or (v) of the definition thereof, shall be deemed Disputed except as and to the extent otherwise determined by the Debtors or the Reorganized Debtors.

Distribution Companies means, collectively, the Century-TCI Distribution Company and the Parnassos Distribution Companies.

Distribution Date means the Initial Distribution Date and each Periodic Distribution Date.

Distribution Record Date means the Sale Notice Date (as defined in Section 6.05).

DOJ means the U.S. Department of Justice.

Effective Date means the first Business Day on or after the Confirmation Date on which all conditions to the effectiveness of the Plan specified in Section 13.02 hereof have been satisfied or waived, which shall be the date of the Sale Transaction Closing.

Empire Sports Network means Empire Sports Network, L.P., a Delaware limited partnership, and its subsidiaries.

Encumbrance means “Encumbrance,” as defined under the Comcast Purchase Agreement, or, in the event the TW Expanded Transaction is consummated, “Encumbrance,” as defined under the TW Purchase Agreement.

Equity Committee means the statutory committee of holders of equity interests in ACC pursuant to section 1102 of the Bankruptcy Code.

Equity Interest means any present ownership interest in any of the Debtors, including any issued and outstanding shares of common or preferred stock, convertible equity security, partnership or limited liability company interests, whether or not represented by an instrument or other evidence of an equity security or interest, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire or dispose of any such interest (including any put or call rights).

Estate Bank Defenses means any and all defenses or grounds for disallowance or subordination that may be asserted at any time, whether in connection with the Designated Litigation or as an objection to Claims, by or on behalf of a Debtor Party, including, without limitation (a) Section 502(e) of the Bankruptcy Code; or (b) the defense that a Bank Defensive Claim was waived by the DIP Order; provided, however, Estate Bank Defenses shall not include, with respect to an assertion by a Bank Lender of a right of setoff or recoupment, any defense that (i) a Debtor Party for purposes of prosecuting the Designated Litigation is a separate entity from any Debtor or a Statutory Committee, (ii) the Claim of the Bank Lender to be offset was, prior to the assignment of the Designated Litigation to the applicable Distribution Company, the liability of another Debtor in the same Debtor Group as the Debtor on whose behalf or in whose right the Debtor Party Claim has been asserted; provided that if either of the two conditions in Section 8.02(b) of this Plan are satisfied, the defense set forth in this clause (ii) shall not be excluded from Estate Bank Defenses, or (iii) the Claim of the Bank Lender arose prior to the Commencement Date and the Claim asserted by the Debtor Party arose on or after the Commencement Date or vice versa.

Estimation Order means an order or orders of the Bankruptcy Court (a) estimating or otherwise establishing, among other things, the amounts described in the Estimation Order Schedule attached as Schedule W hereto, and (b) entered by the Bankruptcy Court in connection with Section 9.02 hereof. The Estimation Order may include the Confirmation Order if the Confirmation Order grants the same relief that otherwise would have been granted in separate Estimation Orders.

Excess has the meaning set forth in Section 9.03 of this Plan.

Excess Reserve Debtor Group has the meaning set forth in Section 9.03 of this Plan.

Excluded Assets means all assets and Equity Interests of the Debtors other than the Purchased Assets.

Excluded Individual means any current or former director, officer, employee professional or agent of any of the Debtors or the Affiliated Debtors who (i) in connection with any alleged pre Commencement Date improprieties, was discharged or whose resignation was accepted on account of such individual’s knowledge of or participation in such improprieties, (ii) is or has been convicted of a crime, found in fact in any judicial or alternative dispute resolution proceeding to have committed fraud or to have received unjust enrichment, or is or has been sued by ACC, a Debtor or Affiliated Debtor or any assignee of the foregoing on such grounds, (iii) has ever failed to repay, or is otherwise in default of, any corporate loans from one or more of the Debtors or the Affiliated Debtors, (iv) is a Rigas Person, (v) is a Person set forth on a Schedule to be included in the Plan Supplement or any director, officer, partner, member, employee or other Affiliate of such Persons or (vi) is any other Person identified from time to time prior to the Effective Date by amendment to the Plan Supplement, which amendment the Proponents may make in their sole discretion and which shall be filed with the Bankruptcy Court from time to time.

Expanded Transaction Letter Agreement means the letter agreement, dated April 20, 2005, by and among ACC, TW NY and Comcast, as amended, supplemented or modified from time to time.

Fee Claim means a Claim against a Debtor for compensation, for services rendered or reimbursement of expenses incurred for the period from the Commencement Date through the Effective Date pursuant to sections 503(b)(2), 502(b)(3),
502(b)(4) or 502(b)(5) of the Bankruptcy Code in connection with the Chapter 11 Cases.

Final Order means a judgment or order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument, or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

First Payment Date has the meaning set forth in Section 8.07 of this Plan.

Franchise means a franchise, as such term is defined in the Communications Act of 1934, granted by a Governmental Authority authorizing the construction, upgrade, maintenance or operation of any part of the cable systems of the Debtors, and/or provision of cable television services by the Debtors.

General Unsecured Claim means, with respect to a Debtor, any Claim against such Debtor other than an Administrative Expense Claim, DIP Lender Claim, Government Claim, Government Settlement Agreement Claim, Intercompany Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Other Secured Claim, Bank Claim or Trade Claim.

Global Compromise has the meaning set forth in Section 6.04 of this Plan.

Government Claims means the Claims against the Debtors relating to the SEC/DOJ Matters, as defined in the Purchase Agreement, including any Claims for penalties, forfeiture, disgorgement, restitution and prejudgment interest arising from possible violations of the federal securities laws described in that certain proof of claim filed by the SEC with the Bankruptcy Court on December 3, 2002 (as such proof of claim may be amended in accordance with the Bankruptcy Rules and orders of the Bankruptcy Court), and the Government Settlement Agreement Claim.

Government Settlement Agreements means collectively (a) that certain non-prosecution agreement between ACC, the DOJ and the other parties thereto, dated April 25, 2005, as may be amended in a manner that does not cause such agreement to fail to meet the requirements set forth in the definition of SEC/DOJ Settlement contained in the Purchase Agreement; and (b) that certain consent decree in connection with the action titled Securities and Exchange Commission v. Adelphia Communications Corporation,
et al., 02 Civ. 5776 (PKC), dated May 26, 2005.

Government Settlement Agreement Claim means any Claim arising against a Debtor in connection with the Government Settlement Agreements.

Governmental Authority shall mean the governments of the United States of America, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including courts, tribunals, departments (including the DOJ), commissions, bureaus, agencies, boards, counties, municipalities, provinces, parishes and other instrumentalities.

Grid Interest means with respect to a Prepetition Credit Agreement the excess of (a) interest on the Allowed principal amount of borrowings under such Prepetition Credit Agreement to (but not including) the Effective Date at the maximum non-default rate set forth in such Prepetition Credit Agreement, over (b) the interest paid on such principal amount pursuant to the DIP Order or otherwise or otherwise Allowed on such principal amount.

Holdback Order has the meaning set forth in Section 6.16 of this Plan.

Holdback Motion has the meaning set forth in Section 6.16 of this Plan.

HSR Act has the meaning set forth in Section 6.11 of this Plan.

Indemnified Persons means the directors, officers or employees of the Debtors as of the Effective Date, and any Person who as of the Effective Date is a former director, officer or employee of the Debtors and who was first appointed after the Commencement Date; provided, however, that in no event shall an Excluded Individual be an Indemnified Person.

Initial Distribution Date means the date as soon as reasonably practicable after the Effective Date for the making of initial distributions under this Plan (in the reasonable discretion of the Plan Administrator).

Insured Claim means any Claim against a Debtor arising from an incident or occurrence to the extent covered under an insurance policy of the Debtors or the Affiliated Debtors.

Intercompany Claim means a Claim against a Debtor which was owned beneficially or of record at any time by a Debtor, an Affiliated Debtor or a Non-Debtor Subsidiary, except as and to the extent any such Claim is (i) a Claim with respect to an Equity Interest in a Transferred Joint Venture Entity, (ii) a Rigas Claim or Equity Interest, (iii) a Retained Claim (including defenses and rights of setoff thereto), or (iv) a Claim of a non-Debtor Affiliate (as defined in the Purchase Agreement) of a Debtor against a Debtor arising in connection with the transfer of an asset by such non-Debtor Affiliate (as defined in the Purchase Agreement) to a Debtor pursuant to Section 5.11(h) of the Comcast Purchase Agreement, or, if the TW Expanded Transaction is consummated, Section 5.13(h) of the TW Purchase Agreement.

Inter-Creditor Dispute means any Claims and Causes of Action between the holders of Claims against or Interests in certain Debtors and/or Affiliated Debtors asserted by such entities or by creditors on behalf of such entities including Claims and Causes of Action relating to:  (A) the substantive consolidation of the Affiliated Debtors; (B) the Transferred Subscriber Transactions; (C) the amounts, allowance, relative priority and treatment of all intercompany claims; (D) the allocation of the benefits and burdens associated with the Government Settlement Agreements; (E) the allocation of the costs of the Prepetition and Postpetition Tax Reserves (but not the determination of the amounts of such reserves, which shall be made by the Debtors and Affiliated Debtors); (F) the allocation of the costs of the Reserved Cash; (G) the allocation of proceeds of the Designated Litigation; and (H) the allocation of the value received from the Comcast Purchase Agreement and the TW Purchase Agreement.

Inter-Creditor Dispute Resolution means one or more resolutions of all or a portion of the Inter-Creditor Dispute either (a) in accordance with the procedures set forth in that certain Order in Aid of Confirmation, Pursuant to Sections 105(a) and 105(d) of the Bankruptcy Code, Establishing Pre-Confirmation Process to Resolve Certain Inter-Creditor Issues, entered by the Bankruptcy Court on August 4, 2005, or (b) pursuant to the terms of a compromise or settlement approved by an order of the Bankruptcy Court.

Judgment has the meaning set forth in Section 7.03 of this Plan.

Judgment Amount has the meaning set forth in Section 7.09 of this Plan.

JV Documents means the “JV Documents” as defined in the Comcast Purchase Agreement.

Liabilities means “Liabilities,” as defined in the Purchase Agreement.

Lien shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

Litigation Indemnification Fund has the meaning set forth in Section 6.08 of this Plan.

Maximum Exposure means with respect to a Debtor Group Reserve corresponding to a Class of Claims, as of the date of calculation, the sum (without duplication) of:

(a)           the aggregate amount of all Allowed Claims in the Class, plus the aggregate amount of postpetition interest to be paid as set forth in Article IV and Section 8.14 of this Plan; plus

(b)           the aggregate amount of all Claims in the Class set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise Disallowed) that are not described in clause (a) above, plus the aggregate amount of postpetition interest to be paid as set forth in Article IV and Section 8.14 of this Plan; plus

(c)           the aggregate amount of all Claims that are Disputed Claims in the Class that are not set forth in the Estimation Order (except to the extent such Claims have been expunged or otherwise Disallowed), plus the aggregate amount of postpetition interest to be paid as set forth in Article IV and Section 8.14 of this Plan.

Non-Debtor Subsidiary means any direct or indirect Subsidiary of ACC that is not a Debtor or an Affiliated Debtor.

Other Priority Claim means any Claim against a Debtor, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim means any Secured Claim against a Debtor, other than a Secured Tax Claim.

Other Unsecured Claims means, collectively, Century-TCI Other Unsecured Claims and Parnassos Other Unsecured Claims.

Other Unsecured Distribution Reserves means, collectively, the Century-TCI Other Unsecured Distribution Reserve and the Parnassos Other Unsecured Distribution Reserve.

P-Bank P&I has the meaning set forth in Section 4.17 of this Plan.

Paid in Full, Payment in Full or Pay in Full means, with respect to an Allowed Claim, payment in Cash and/or other consideration in an aggregate amount with Deemed Value equal to the Allowed amount thereof , plus postpetition interest to be paid as set forth in Article IV and Section 8.14 of this Plan or, if the Debtors elect to unimpair a Claim, such amount or treatment as determined by the Bankruptcy Court.

Parnassos Bank Claim means a Claim against a Debtor arising pursuant to the Parnassos Credit Agreement.

Parnassos Credit Agreement means that certain credit agreement dated December 30, 1998, between and among Parnassos, L.P., The Bank of Nova Scotia, as administrative agent,

and the financial institutions party thereto, as amended, modified, supplemented and restated, and all agreements, documents, indemnities and instruments executed in connection therewith.

Parnassos Debtor Group has the meaning set forth in Section 5.02 of this Plan.

Parnassos Debtors means, on or prior to the Effective Date, collectively, the Debtors set forth on Schedule C hereto.

Parnassos Distribution Companies means Parnassos Distribution Company I, LLC and Parnassos Distribution Company II, LLC, each a Delaware limited liability company formed for the purposes set forth in Section 6.02(g).

Parnassos Joint Venture means Parnassos Communications, L.P., a Delaware limited partnership and Adelphia Western NY Joint Venture.

Parnassos JV Equity Interests means any Equity Interest (including any Equity Interest held by Adelphia Western New York Holdings, L.L.C., Montgomery Cablevision, Inc., ACC or any of their Affiliates) arising pursuant to or in connection with (a) the Agreement of Limited Partnership, dated as of December 30, 1998, of Parnassos Communications, L.P., by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision, Inc. and TCI Adelphia Holdings, LLC, as amended, supplemented or modified from time to time or (b) the Agreement of Limited Partnership, dated as of January 8, 1998, of Western NY Cablevision, L.P., by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision, Inc. and TCI Adelphia Holdings, LLC, as amended, supplemented or modified from time to time, provided, however, that in respect of the foregoing clauses (a) and (b), any such amendment, modification or supplement from and after April 20, 2005 shall be or have been made, if at all, in accordance with the requirements and restrictions of the Purchase Agreement and the Expanded Transaction Letter Agreement.

Parnassos Other Unsecured Claim means any General Unsecured Claim against any of the Parnassos Debtors.

Parnassos Other Unsecured Distribution Reserve means a reserve of Cash (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof) established to pay Allowed Claims in Class P-Uns and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Parnassos Trade Claim means any Trade Claim arising against any of the Parnassos Debtors.

Parnassos Trade Distribution Reserve means a reserve of Cash (in an amount to be initially established by the Estimation Order and adjusted pursuant to Article IX hereof) established to pay Allowed Claims in Class P-Trade and to reserve for Disputed Claims in such Class estimated to provide Payment in Full for all such Claims.

Periodic Distribution Date means (a) initially, the first Business Day that is six (6) full months after the Initial Distribution Date and (b) subsequently, a Business Day designated by the Plan Administrator which occurs in the month that is six (6) full months after the immediately preceding Periodic Distribution Date, or in the case of either (a) or (b), such earlier or later date established by the Bankruptcy Court or designated as such by the Plan Administrator in its reasonable discretion in a filing with the Bankruptcy Court.

Permitted Encumbrance means “Permitted Encumbrance,” as defined in the Comcast Purchase Agreement, or, in the event the TW Expanded Transaction is consummated, “Permitted Encumbrance,” as defined in the TW Purchase Agreement.

Permitted Investments means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from both Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest ratings obtainable from both S&P and Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above, entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

Person means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a Governmental Authority, a labor union or other entity or organization.

Personal Injury Claim means a Claim against a Debtor, whether or not the subject of an existing lawsuit, arising from a personal injury or wrongful death allegation. A Personal Injury Claim may also be an Insured Claim.

Plan means this chapter 11 joint plan of reorganization, including the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto, either in its present form or as the same may be amended, supplemented or modified from time to time in accordance with Section 15.08 hereof.

Plan Administrator means ACC and its successors and assigns, acting in the capacity as plan administrator pursuant to this Plan.

Plan Administrator Agreement means an agreement between the Reorganized Debtors and the Plan Administrator specifying the duties and responsibilities to be performed by the Plan Administrator under the Plan, in substantially the form to be included in the Plan Supplement (following consultation with the Statutory Committees).

Plan Documents means, collectively, the documents to be included in the Plan Supplement.

Plan Supplement means the document containing the forms of documents specified in Section 15.07 of this Plan.

Postpetition Tax Reserve means a Cash reserve established by the Reorganized Debtors to pay taxes of the Debtors and/or arising in connection with the Transaction Escrows with respect to periods from and after the Commencement Date.

Prepetition Credit Agreement means each of the Century-TCI Credit Agreement and the Parnassos Credit Agreement, in each case together with all related agreements, documents and instruments.

Prepetition Tax Reserve means a Cash reserve established by the Reorganized Debtors to pay taxes of the Debtors with respect to periods prior to the Commencement Date.

Presiding Court has the meaning set forth in Section 7.03 of this Plan.

Primary Defendant has the meaning set forth in Section 7.03 of this Plan.

Prime Rate means the rate of interest per annum published from time to time in the Wall Street Journal as the “prime rate” in effect as of the date thereof; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

Priority Tax Claim means any Claim against a Debtor of a governmental unit of the kind specified in sections
502(i) and 507(a)(8) of the Bankruptcy Code.

Prior Plan has the meaning set forth in the Recitals of this Plan.

Privilege has the meaning set forth in Section 7.03 of this Plan.

Proponents has the meaning set forth in the Recitals of this Plan.

Purchase Agreement means the Comcast Purchase Agreement or, in the event the TW Expanded Transaction is consummated, the TW Purchase Agreement.

Purchased Assets means the Comcast Purchased Assets, or, in the event the TW Expanded Transaction is consummated, the TW Purchased Assets.

Reduction Amount has the meaning set forth in Section 7.09(a) of this Plan.

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Equity Interest is entitled, so as to leave such Claim or Equity Interest, as applicable, unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Commencement Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such claim for any damages incurred as a result of any reasonable reliance by such holder of such claim on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which the holder of such Claim is entitled; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or Reinstated in order to accomplish Reinstatement.

Rejecting Bank Class means a Class of Bank Claims that is not an Accepting Bank Class.

Released Bank Lender Defendants means those defendants, if any, named in the Bank Actions that are identified in a notice to be filed by the Debtors with the Bankruptcy Court (following consultation with the Statutory Committees, but subject to the consent of the Creditors’ Committee which may be withheld in its sole and absolute discretion) not later than 15 Business Days after a ruling by the Bankruptcy Court on the motion to dismiss the Bank Lender Avoidance Complaint filed by the Bank Lenders, as Persons who, on the occurrence of the Effective Date, shall be released by the Debtors from liability with respect to the Bank Actions pursuant to Section 6.04(b)(i) hereof.

Released Parties has the meaning set forth in Section 12.08 of this Plan.

Reorganized Debtors means on and after the Effective Date the Distribution Companies and if the Buyer elects to exclude Adelphia Western New York from the Sale Transaction pursuant to Section 5.22 of the Comcast Purchase Agreement or, in the event the TW Expanded Transaction is consummated, any comparable provision of the TW Purchase Agreement, Adelphia Western New York. For avoidance of doubt, Reorganized Debtors do not include the Transferred Joint Venture Entities.

Reserved Cash means the amount of Cash (as initially determined by the Plan Administrator) to be held by the Plan Administrator in reserve and used in connection with the payment of costs of administering the Reorganized Debtors and each Debtor’s estate and this Plan, including the filing and refiling of tax returns from and after the Effective Date.

Retained Claims shall mean the “Retained Claims,” as defined in the Comcast Purchase Agreement.

Rigas Agreement means any executory contract or unexpired lease entered into prior to the Commencement Date between a Debtor and any Rigas Person.

Rigas Claims or Equity Interests means collectively:  (1) any Claim against or Equity Interest in any of the Debtors held by a Rigas Person, including any Claims arising from the rejection of a Rigas Agreement, and (2) any Claim against or Equity Interest in any of the Debtors, which Claim or Equity Interest was owned beneficially or of record at any time by a Rigas Person, except to the extent that the Claim or Equity Interest is held (a) subject to applicable bankruptcy law, by a Person who can demonstrate that it is a “protected purchaser” within the meaning of Article 8 of the New York Uniform Commercial Code and not a Person from whom property or value may be recovered, or obligation avoided, under section 550 of the Bankruptcy Code, or (b) by a Debtor, Reorganized Debtor or an Affiliated Debtor, and the Bankruptcy Court determines in connection with the Confirmation Hearing that such Rigas Claim or Equity Interest shall be deemed to be outstanding for the purposes of reallocating recoveries among holders of other Claims against or Equity Interests in the Debtors and the Affiliated Debtors, except in each case for any Claims arising in connection with the Adelphia-Rigas Settlement Agreement. To the extent a Claim or Equity Interest may be characterized as a Rigas Claim or Equity Interest and another type of Claim or Equity Interest, such Claim or Equity Interest shall be deemed to be a Rigas Claim or Equity Interest in its entirety.

Rigas Persons means, collectively, the Persons set forth on Schedule U hereto, any Person Controlled by a Rigas Person, and any of their collective successors, assigns, transferees or heirs, provided, however, that Rigas Persons shall not include any Debtor, Affiliated Debtor, Reorganized Debtor, or Transferred Joint Venture Entity.

Sale Notice has the meaning set forth in Section 6.05 of this Plan.

Sale Notice Date has the meaning set forth in Section 6.05 of this Plan.

Sale Orders means one or more Orders of the Bankruptcy Court approving the Sale Transactions, including the Confirmation Order and the 363 Order.

Sale Transaction Closing means the “Closing” as defined under the Purchase Agreement.

Sale Transaction Documents means the Purchase Agreement and the other documents entered into in connection with the Sale Transactions.

Sale Transactions means, collectively, the transactions to be consummated pursuant to the Purchase Agreement in accordance with the terms thereof.

Schedules means the schedules of assets and liabilities, the lists of holders of Equity Interests, and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto filed with the Bankruptcy Court through and including the closing of the Chapter 11 Cases.

SEC means the U.S. Securities and Exchange Commission.

Secured Claim means any Claim against a Debtor (i) to the extent reflected in the Schedules or upon a proof of claim as a Secured Claim, that is secured by a Lien on Collateral of such Debtor to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (ii) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code, provided, however, that no Bank Claim shall be treated as a Secured Claim, but shall instead receive such other treatment as specifically provided in Article IV with respect to the Class of Claims relating to such Bank Claim.

Secured Tax Claim means any Secured Claim against a Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

Securities Class Action means the claims and Causes of Action collectively proceeding under the caption of In re Adelphia Communications Corp., 03 MD 1529 (S.D.N.Y.) (McKenna, J.).

Shortfall Debtor Group has the meaning set forth in Section 9.03 of this Plan.

Statutory Committees means the Equity Committee and the Creditors’ Committee.

Subsidiary with respect to any Person means (i) any corporation, association, or other business entity of which more than fifty (50%) percent of the total voting power of shares or other voting securities outstanding thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) and (ii) any partnership or limited liability company (A) the sole general partner, the managing general partner, or the managing member of which is such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) or (B) the only general partners or members of which are such Person or one or more of the other Subsidiaries of such Person (or any combination thereof).

Target LIF Balance has the meaning set forth in Section 6.08 of this Plan.

Tax Code means the Internal Revenue Code of 1986, as amended.

TCI-Bank P&I has the meaning set forth in Section 4.22 of this Plan.

Third-Party has the meaning set forth in Section 7.03 of this Plan.

Third-Party Claim has the meaning set forth in Section 7.03 of this Plan.

Third-Party Reduction has the meaning set forth in Section 7.03 of this Plan.

Third Party Releasees has the meaning set forth in Section 12.08 of this Plan.

Threshold Amount has the meaning set forth in Section 8.12 of this Plan.

Time Warner means Time Warner Inc., a Delaware Corporation.

Trade Claim means any Claim against a Debtor relating to the receipt of goods or services by the Debtors from trade vendors or service providers in the ordinary course of the Debtors’ business.

Trade Distribution Reserve means the Century-TCI Trade Distribution Reserve and the Parnassos Trade Distribution Reserve.

Transaction Escrow Agreements shall mean one or more Escrow Agreements, substantially in the form included in the Plan Supplement, to be entered into pursuant to and in accordance with the Purchase Agreement for purposes of establishing and administering the Transaction Escrows, as amended, supplemented or modified from time to time.

Transaction Escrows means the Comcast Escrow Accounts or, in the event the TW Expanded Transaction is consummated, the TW Escrow Accounts.

Transferred Joint Venture Entities means the “Transferred Joint Venture Entities” as defined in the Comcast Purchase Agreement, provided that, if the Buyer elects to exclude Adelphia Western New York from the Sale Transaction pursuant to Section 5.22 of the Comcast Purchase Agreement or, in the event the TW Expanded Transaction is consummated, any comparable provision of the TW Purchase Agreement, Transferred Joint Venture Entities shall not include Adelphia Western New York.

Transferred Subscriber Transactions means, collectively, the series of transactions described on Schedule V attached hereto.

Transferred Subsidiaries has the meaning set forth on Schedule V of this Plan.

TW Assumed Sale Liabilities means the Liabilities of the Debtors that are “Assumed Liabilities” as defined in the TW Purchase Agreement.

TWC means Time Warner Cable Inc., a Delaware corporation, and its successors, assigns and/or designees, as applicable.

TWC Class A Common Stock means the shares of Class A common stock of TWC, par value of $0.01 per share, to be issued pursuant to the TW Purchase Agreement.

TW Contracts means the executory contracts and unexpired leases assumed by the applicable Transferred Joint Venture Entity or retained by the applicable Transferred Joint Venture Entity, in each case pursuant to the TW Purchase Agreement.

TW Escrow Accounts means the “Escrow Account” and the “Transfer Tax Escrow Account,” as defined in the TW Purchase Agreement.

TW Expanded Transaction means the transaction to be consummated pursuant to the TW Purchase Agreement including Section 5.15 thereof and the Expanded Transaction Letter Agreement in the event that the Comcast Adelphia Acquisition is not consummated for the reasons set forth in such Section 5.15 of the TW Purchase Agreement.

TW NY means Time Warner NY Cable LLC, a Delaware limited liability company, and its successors, assigns and/or designees, as applicable.

TW Purchase Agreement means (a) the Asset Purchase Agreement, dated as of April 20, 2005, between ACC and TW NY, as amended, supplemented or modified from time to time, including as modified pursuant to Section 5.15 thereof, and (b) the Expanded Transaction Letter Agreement.

TW Purchased Assets means the “Transferred Assets,” as defined in the TW Purchase Agreement that are held by the Debtors.

Unclaimed Property has the meaning set forth in Section 8.17 of this Plan.

Voting Deadline means the date specified in the Disclosure Statement, the ballots, or related solicitation documents approved by the Bankruptcy Court as the last date, as such date has been, and may be further, extended for Holders of impaired Claims or Equity Interests to submit their ballots with respect to this Plan.

1.02.        Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule, or exhibit references in this Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, this Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. Unless the context otherwise requires, in this Plan:  (a) “including” means “including but not limited to”; and (b) “or” is disjunctive but not exclusive. Except for the rules contained in section 102(5) and 102(8) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of this Plan. Notwithstanding anything to the contrary herein, no provision of the Plan or the Plan Documents shall (i) constitute a consent or waiver by Buyer, TW NY, Comcast or any Debtor or any of their respective Affiliates under any of the Sale Transaction Documents, the TW Purchase Agreement, the Comcast Purchase Agreement or the Expanded Transaction Letter Agreement, (ii) amend, expand, limit, abrogate or otherwise modify the rights, benefits or obligations of Buyer, TW NY, Comcast or any Debtor or any of their respective Affiliates under any of the Sale Transaction Documents, the TW Purchase Agreement, the Comcast Purchase Agreement or the Expanded Transaction Letter Agreement or (iii) entitle any Person (other than the parties thereto) to any rights under the Sale Transaction Documents.

ARTICLE II.

TREATMENT OF ADMINISTRATIVE
EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

2.01.        Administrative Expense Claims.

(a)           Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that (i) Administrative Expense Claims that are Assumed Sale Liabilities shall be Assumed and satisfied in accordance with the Purchase Agreement and (ii) Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession, or non-ordinary course liabilities approved by the Bankruptcy Court, shall be paid in full and performed by the applicable Distribution Company in the ordinary course of business (or as otherwise approved by the Bankruptcy Court) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

(b)           PROOFS OF ADMINISTRATIVE EXPENSE CLAIMS AND REQUESTS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS MUST BE FILED AND SERVED PURSUANT TO THE PROCEDURES SET FORTH IN THE CONFIRMATION ORDER OR NOTICE OF ENTRY OF CONFIRMATION ORDER, NO LATER THAN FORTY-FIVE DAYS AFTER THE EFFECTIVE DATE. Notwithstanding anything to the contrary herein, no proof of Administrative Expense Claim or application for payment of an Administrative Expense Claim need be filed for the allowance of any:  (i) expense or liability incurred in the ordinary course of the Reorganized Debtors’ business on or after the Effective Date; (ii) Claims of the Buyer under the Purchase Agreement and TW NY under the TW Purchase Agreement; (iii) expenses, liabilities or obligations of the type described in Section 10.04 hereof, and claims for indemnification, contribution, or advancement of expenses pursuant to (1) any Debtor’s certificate of incorporation, by-laws, partnership agreement, limited liability company agreement or similar organizational document or (2) any indemnification or contribution agreement approved by the Bankruptcy Court; (iv) Fee Claims; (v) DIP Lender Claims; (vi) fees of the United States Trustee arising under 28 U.S.C. § 1930; (vii) Administrative Expense Claims arising, in the ordinary course of business, out of the employment of individuals from and after the Commencement Date; or (viii) any Administrative Expense Claim arising outside of the ordinary course of business out of the employment of individuals from and after the Commencement Date of a type (or pursuant to an employee benefit plan) approved by the Bankruptcy Court; provided, however, that Retained Claims shall not be included in the Claims described in the foregoing clause (ii), and nothing in this Section 2.01(b) shall excuse any holder of a Retained Claim from any requirement to file a proof of Claim or proof of Administrative Expense Claim with respect thereto, as the case may be. All Claims described in clauses (i), (ii), (iii), (vii) and (viii) of the immediately preceding sentence shall be paid by the applicable Distribution Company in the ordinary course of business or pursuant to the Purchase Agreement, the TW Purchase Agreement or other agreement or governing document, as the case may be. DIP Lender Claims shall be paid in accordance with Section 2.04 hereof. Fee Claims shall be paid in accordance with Section 2.02 hereof. Fees of the United States Trustee arising under 28 U.S.C. § 1930 shall be paid in accordance with Section 15.04 hereof. Any Person that fails to timely file a proof of Administrative Expense Claim or request for payment as required by this Section 2.01(b) shall be forever barred from asserting such Administrative Expense Claim against any of the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities or their property and the holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

2.02.        Fee Claims. All requests for allowance of Fee Claims shall be addressed in connection with the chapter 11 cases of the Affiliated Debtors or as otherwise ordered by the Bankruptcy Court.

2.03.        Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive Cash in an amount equal to such Allowed Priority Tax Claim (including interest, if any, accrued pursuant to Section 8.14 hereof) on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable.

2.04.        DIP Lender Claims. All DIP Lender Claims shall be Allowed as provided in the DIP Order. On the Effective Date, each DIP Lender Claim shall be paid in full and complete satisfaction of such Claim in Cash in the amount of such Allowed DIP Lender Claim; provided that (x) outstanding letters of credit issued under the DIP Facility shall be cash-collateralized or supported by back-to-back letters of credit in an amount equal to 110% of the undrawn stated amount of the outstanding letters of credit in accordance with the terms of the DIP Facility (collectively, “Cash-Collateralized”) and (y) any DIP Lender Claims that do not arise until after the Effective Date shall be paid in full by the applicable Distribution Company pursuant to the terms of the DIP Facility. Without limiting the foregoing, once the DIP Lender Claims (other than those arising after the Effective Date) have been paid in full in Cash (or Cash-Collateralized in the case of outstanding letters of credit) on the Effective Date pursuant to Section 8.10, all Liens on property of the Debtors or the Reorganized Debtors or the Transferred Joint Venture Entities with respect to the DIP Lender Claims shall be deemed released pursuant to Section 12.12(a) hereof, and the DIP Lenders shall take all reasonable actions at the Reorganized Debtors’ and/or the Affiliated Debtors’, as applicable, sole expense to confirm the removal of any Liens on the properties and assets of the Transferred Joint Venture Entities, the Reorganized Debtors and the Affiliated Debtors and their Affiliates and successors securing the DIP Lender Claims. Distributions to holders of Allowed DIP Lender Claims shall be made in accordance with Section 8.10 hereof.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

Claims (other than Administrative Expense Claims, Fee Claims, Priority Tax Claims, and DIP Lender Claims) and Equity Interests are classified for all purposes, including for purposes of voting, confirmation, and distribution pursuant to the Plan, as set forth in the below table.

As illustrated by the below table and as more fully set forth in Sections 5.01 and 5.02 below, this Plan is predicated on the deemed consolidation of the Debtors into two Debtor Groups for purposes of voting, confirmation and distribution pursuant to this Plan.

Class	Designation of Claims or Equity Interests Comprising the Class	Impairment	Entitled to Vote
All Debtor Groups
1	Other Priority Claims	Unimpaired	No (Conclusively Presumed to Accept)
2	Secured Tax Claims	Unimpaired	No (Conclusively Presumed to Accept)
3	Other Secured Claims	Unimpaired	No (Conclusively Presumed to Accept)
Parnassos Debtor Group
P-Bank	Parnassos Bank Claims	Impaired*	Yes*
P-Trade	Parnassos Trade Claims	Impaired*	Yes*
P-Uns	Parnassos Other Unsecured Claims	Impaired*	Yes*
P-JV	Equity Interests in Parnassos Joint Venture	Unimpaired	No (Conclusively Presumed to Accept)
P-Equity	Equity Interests in Parnassos Distribution Companies	Unimpaired	No (Conclusively Presumed to Accept)
Century-TCI Debtor Group
TCI-Bank	Century-TCI Bank Claims	Impaired*	Yes*
TCI-Trade	Century-TCI Trade Claims	Impaired*	Yes*
TCI-Uns	Century-TCI Other Unsecured Claims	Impaired*	Yes*
TCI-JV	Equity Interests in Century-TCI Joint Venture	Unimpaired	No (Conclusively Presumed to Accept)
TCI-Equity	Equity Interests in Century-TCI Distribution Company	Unimpaired	No (Conclusively Presumed to Accept)

GSETL	Government Claims	Unimpaired	No (Conclusively Presumed to Accept)

Intercompany Claims
InterCo	Intercompany Claims	N/A	No

* The Debtors reserve the right to classify and treat these claims as unimpaired and not entitled to vote, and any impairment designation contained herein shall have no probative value with respect to any request for such a classification order.

ARTICLE IV.

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.01.        Class 1—Other Priority Claims.

(a)           Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions. Each holder of an Allowed Other Priority Claim shall receive on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable, in full and complete satisfaction of such Allowed Claim, Cash in an amount equal to such Allowed Other Priority Claim (including interest accrued pursuant to Section 8.14 hereof).

4.02.        Class 2—Secured Tax Claims.

(a)           Impairment and Voting. Class 2 is unimpaired by the Plan. Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Treatment of Encumbrances and Liens. All Encumbrances and Liens on property of the Debtors or the Reorganized Debtors or the Transferred Joint Venture Entities with respect to the Secured Tax Claims shall be deemed released pursuant to Section 12.12(a) hereof.

(c)           Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a different treatment, at the sole option of the Plan Administrator (but consistent with the obligations of ACC under the Purchase Agreement), each holder of an Allowed Secured Tax Claim shall receive, on or as soon as reasonably practicable after the later of the Effective Date and the date that is 30 calendar days after a Secured Tax Claim becomes Allowed, one of the following in full and complete satisfaction of such Allowed Secured Tax Claim:  (x) Cash in an amount equal to 100% of the unpaid amount of such Claim, plus interest to the Effective Date at the applicable statutory rate to the extent allowable under the Bankruptcy Code; (y) the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Claim; or (z) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code.

(d)           Separate Subclasses. Unless otherwise ordered by the Bankruptcy Court, each Allowed Secured Tax Claim in Class 2 shall be considered to be a separate subclass within Class 2, included in the Debtor Group in which the Collateral securing such Claim is held, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

(e)           Defenses/Treatment of Encumbrances and Liens. The Debtors’ failure to object to any Secured Tax Claim during the pendency of the Chapter 11 Cases shall not prejudice, diminish, affect or impair the Reorganized Debtors’ right to contest or defend against such Secured Tax Claim in any lawful manner or forum when and if such Claim is sought to be enforced by the Holder thereof. Each Secured Tax Claim and all Encumbrances and Liens lawfully granted or existing on any property of the Debtors on the Commencement Date as security for a Secured Tax Claim shall (i) to the extent the Collateral securing such Allowed Secured Tax Claim is a Purchased Asset, be released on the Effective Date in accordance with Section 12.12(a) hereof and (ii) to the extent the Collateral securing such Secured Tax Claim is an Excluded Asset, until the Allowed amount of such Claim is satisfied pursuant to Section 4.02(b), subject to Section 12.12(a) hereof, survive the confirmation and consummation of this Plan and the Debtors’ discharge under section 1141(d) of the Bankruptcy Code and Section 12.04 of this Plan, and remain subject to avoidance by the Reorganized Debtors under the Bankruptcy Code.

4.03.        Class 3—Other Secured Claims.

(a)           Impairment and Voting. Class 3 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Plan Administrator (but consistent with the obligations of ACC under the Purchase Agreement), each holder of an Allowed Other Secured Claim shall receive, on or as soon as reasonably practicable after the later of the Effective Date and the date that is 30 calendar days after an Other Secured Claim becomes Allowed, one of the following in full and complete satisfaction of such Allowed Other Secured Claim:

(i)            to the extent such Allowed Other Secured Claim is not an Assumed Sale Liability:  (x) Cash in an amount equal to 100% of the unpaid amount of such Claim, plus interest to the Effective Date at a rate determined pursuant to Section 8.14 hereof; (y) the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Claim; or (z) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code; or

(ii)           to the extent such Allowed Other Secured Claim is an Assumed Sale Liability, the Assumption and satisfaction of such Claim in accordance with the Purchase Agreement.

(c)           Defenses/Treatment of Encumbrances and Liens. The Debtors’ failure to object to any Other Secured Claim during the pendency of the Chapter 11 Cases shall not prejudice, diminish, affect or impair the Reorganized Debtors’ right to contest or defend against such Other Secured Claim in any lawful manner or forum when and if such Claim is sought to be enforced by the Holder thereof. Each Other Secured Claim and all Encumbrances and Liens lawfully granted or existing on any property of the Debtors on the Commencement Date as security for an Other Secured Claim shall (i) to the extent the Collateral securing such Allowed Other Secured Claim is a Purchased Asset, be released on the Effective Date in accordance with Section 12.12(a) hereof and (ii) to the extent the Collateral securing such Allowed Other Secured Claim is an Excluded Asset, until the Allowed amount of such Claim is satisfied pursuant to Section 4.03(b), subject to Section 12.12(a) hereof, survive the confirmation and consummation of this Plan and the Debtors’ discharge under section 1141(d) of the Bankruptcy Code and Section 12.04 of this Plan, and remain subject to avoidance by the Reorganized Debtors under the Bankruptcy Code.

(d)           Separate Subclasses. Unless otherwise ordered by the Bankruptcy Court, each Allowed Other Secured Claim in Class 3 shall be considered to be a separate subclass within Class 3, included in the Debtor Group in which the Collateral securing such Claim is held, and each such subclass shall be deemed to be a separate Class for purposes of this Plan.

4.04.        [Reserved]

4.05.        [Reserved]

4.06.        [Reserved]

4.07.        [Reserved]

4.08.        [Reserved]

4.09.        [Reserved]

4.10.        [Reserved]

4.11.        [Reserved]

4.12.        [Reserved]

4.13.        [Reserved]

4.14.        [Reserved]

4.15.        [Reserved]

4.16.        [Reserved]

Parnassos Debtor Group

4.17.        Class P-Bank—Parnassos Bank Claims.

(a)           Impairment and Voting. Class P-Bank is impaired by the Plan, and each holder of an Allowed Parnassos Bank Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The Parnassos Bank Claims shall, subject to Section 6.04(c) hereof, be Allowed in the principal amount of $623,000,000, plus interest accrued to (but not including) the Effective Date (the “P-Bank P&I”), which interest except as otherwise provided in a Final Order relating to Grid Interest shall be deemed Paid in Full to the extent the Debtors continue to make payments at the interest rates paid by the Debtors during the Chapter 11 Cases under paragraph 11(c) of the DIP Order.

(c)           Distributions. Subject to Section 6.16(a) hereof:

(i)            Payment of the P-Bank P&I. Each holder of an Allowed Parnassos Bank Claim as of the Distribution Record Date shall receive, in full and complete satisfaction of the P-Bank P&I portion of such Allowed Claim, an amount in Cash equal to the Allowed amount of its P-Bank P&I Claim. Such amount in Cash shall be payable on the later of:

(A)          the Effective Date (or, in the case of any Parnassos Bank Claim for Grid Interest, the date such Claim is Allowed by Final Order); and
(B)           the earliest of (x) the date such holder becomes a Released Bank Lender Defendant, (y) if the provisions of a Holdback Order do not then pertain to such holder, acknowledgement by the Plan Administrator that the holder of a Bank Claim has delivered evidence reasonably satisfactory to the Plan Administrator of the holder’s ability to disgorge any distributions received with respect to the Bank Claims in accordance with Section 6.16(b) of this Plan, and (z) if the provisions of a Holdback Order do not then pertain to such holder, entry of an order of the Bankruptcy Court described in Section 6.16(b)(iii) of this Plan directing such distribution.

(ii)           Reserve for Grid Interest. If Class P-Bank is an Accepting Bank Class, then if and to the extent the Bankruptcy Court’s decision (Docket Number 10853) denying the Parnassos Bank Claim for Grid Interest (or any subsequent court order pursuant to the succeeding sentence) is vacated or reversed, a segregated, interest bearing account shall be established by the Parnassos Distribution Company and funded with Cash from the Court Supervised Fund in an amount equal to the Parnassos Bank Claim for Grid Interest as of the Effective Date, which is estimated by the Debtors to be $52,400,000 as of July 31, 2006, or such other amount as is set forth in any applicable court order. Any account established pursuant to the preceding sentence shall be returned to the Court Supervised Fund if a court of competent jurisdiction determines that such Claims are not allowed or that no such reserve is required. Nothing contained in this Plan shall prejudice the right of holders of Parnassos Bank Claims to object to any distribution from the Court Supervised Fund to the extent such distribution would impair the ability to fund a reserve pursuant to the first sentence of this paragraph. To the extent any Parnassos Bank Claim for Grid Interest is Allowed by a Final Order, such Allowed amount (together with the net after tax interest earned on such amount) shall be released from such account (or if no such account has yet been established as of the time such Claim is Allowed by Final Order, transferred from the Court Supervised Fund) and distributed in accordance with clause (c)(i) above, or to the extent such distributions are required to be withheld pursuant to Section 6.16, transferred to the account established pursuant to clause (c)(iii) below and distributed in accordance therewith. To the extent the Parnassos Bank Claims for Grid Interest are Disallowed by a Final Order, the corresponding amounts on deposit in the account established pursuant to this paragraph (together with the net after tax interest earned on such amount) shall be returned to the Court Supervised Fund.

(iii)          Section 6.16 Escrows. On the Effective Date, a segregated, interest bearing account held by the Parnassos Distribution Companies shall be funded with Cash equal to the excess of (1) the Allowed amount of Parnassos Bank Claims with respect to P-Bank P&I, over (2) all distributions to be made on the Effective Date to the holders of Parnassos Bank Claims with respect to P-Bank P&I. Upon such date as a holder of Parnassos Bank Claims is entitled to a distribution pursuant to clause (c)(i)(B) above, such holder shall receive from such account, in full and complete satisfaction of the P-Bank P&I portion of its Allowed Claim, an amount in Cash equal to the Allowed amount of its Parnassos Bank Claims, plus the net after tax interest earned on such released amount, if any.

(d)           Additional Treatment.

(i)            All Bank Lender Fee Claims and all Bank Lender Post-Effective Date Fee Claims arising out of or with respect to the Parnassos Credit Agreement shall be paid as provided in Section 6.08 hereof.

(ii)           All Parnassos Bank Claims not paid or provided for pursuant to clause (b), (c) or (d)(i) above or, to the extent applicable, (e) below, including all Claims under Section 502(h) of the Bankruptcy Code and all unpaid interest, fees, costs, expenses and other charges, reimbursements, indemnities or contributions against any Debtor provided for under the Parnassos Credit Agreement or applicable law and Allowed Claims for Bank Lender Post-Effective Date Fee Claims in excess of amounts in the Litigation Indemnification Fund available to pay such Allowed Claims, shall only be permitted to be asserted as Bank Defensive Claims or Bank Defenses to defeat or reduce liability and shall not give rise to any additional distributions under this Plan. For the avoidance of doubt, if, when, and to the extent a Parnassos Bank Claim for Grid Interest is Allowed by Final Order, such Claim shall be paid in Cash or, at the option of the holder of such Claim, may (in whole or in part) be used by such holder as a Bank Defensive Claim in accordance with this Section 4.17(d)(ii) (in which event, a corresponding amount on deposit in the account established pursuant to paragraph (c)(ii) above (together with the net after tax interest earned on such amount) shall be returned to the Court Supervised Fund).

(e)           Non-Impairment Option. At the election of the Proponents, and in lieu of clauses (a) through (d) above, the Parnassos Bank Claims shall receive such treatment as is required to unimpair the Parnassos Bank Claims pursuant to section 1124 of the Bankruptcy Code, which treatment if Class P-Bank is an Accepting Bank Class shall not be less favorable to holders of the Parnassos Bank Claims than the treatment set forth in (a) through (d) hereof. The Debtors shall provide notice of any such election no later than the conclusion of the Confirmation Hearing by filing a notice with the Bankruptcy Court. In the event Class P-Bank is not an Accepting Bank Class, an acceptance by a holder of Bank Claims in such Class shall not constitute a waiver by such holder of any right to object to the election set forth in the preceding sentence or the treatment to be received in the event of such an election.

4.18.        Class P-Trade—Parnassos Trade Claims.

(a)           Impairment and Voting. Class P-Trade is impaired by the Plan. Each holder of an Allowed Parnassos Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter each holder of an Allowed Parnassos Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim from the Parnassos Trade Distribution Reserve to the extent not previously paid:  the Allowed amount of such Parnassos Trade Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum); provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the Purchase Agreement.

(c)           Non-Impairment Option. At the election of the Proponents, and in lieu of clauses (a) and (b) above, the Parnassos Trade Claims shall receive such treatment as is required to unimpair the Parnassos Trade Claims pursuant to section 1124 of the Bankruptcy Code. The Debtors shall provide notice of any such election no later than the conclusion of the Confirmation Hearing by filing a notice with the Bankruptcy Court.

4.19.        Class P-Uns—Parnassos Other Unsecured Claims.

(a)           Impairment and Voting. Class P-Uns is impaired by the Plan. Each holder of an Allowed Parnassos Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Parnassos Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, each holder of an Allowed Parnassos Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim from the Parnassos Other Unsecured Distribution Reserve to the extent not previously paid:  the Allowed amount of such Parnassos Other Unsecured Claim (including interest, if any, accrued pursuant to Section 8.14); provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the

Purchase Agreement. A holder of an Allowed Parnassos Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Parnassos Other Unsecured Claim to the extent (x) the Claim is insured but the proceeds of such insurance are a Purchased Asset or (y) the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

(c)           Non-Impairment Option. At the election of the Proponents, and in lieu of clauses (a) and (b) above, the Parnassos Other Unsecured Claims shall receive such treatment as is required to unimpair the Parnassos Other Unsecured Claims pursuant to section 1124 of the Bankruptcy Code. The Debtors shall provide notice of any such election no later than the conclusion of the Confirmation Hearing by filing a notice with the Bankruptcy Court.

4.20.        Class P-JV—Equity Interests in the Parnassos Joint Venture.

(a)           Impairment and Voting. Class P-JV is unimpaired by the Plan. Each holder of an Allowed Equity Interest in a Parnassos Joint Venture or a Subsidiary of a Parnassos Joint Venture is conclusively presumed to have accepted the Plan.

(b)           Distributions. The legal, equitable and contractual rights to which holders of Equity Interests in a Parnassos Joint Venture or a Subsidiary of a Parnassos Joint Venture are entitled shall not be altered by the Plan. On the Effective Date, (i) all of the equity securities of Empire Sports Network held by the Parnassos Joint Venture or its Subsidiaries shall be transferred to the Parnassos Distribution Companies in accordance with the Comcast Purchase Agreement or, if applicable, the Expanded Transaction Letter Agreement and (ii) either (A) in the event the Debtors consummate the Closing (as defined in the Comcast Purchase Agreement), the Parnassos JV Equity Interests held by the Affiliated Debtors (other than the Equity Interests in Adelphia Western New York in the event Comcast elects to exclude such entity pursuant to Section 5.22 of the Comcast Purchase Agreement) shall be transferred to Comcast pursuant to the Comcast Purchase Agreement and the Sale Orders, and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity shall be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents) as provided in the Comcast Purchase Agreement, or (B) in the event the Debtors consummate the Closing (as defined in the TW Purchase Agreement) of the TW Expanded Transaction, the Parnassos JV Equity Interests held by the Affiliated Debtors (other than the Equity Interests in Adelphia Western New York in the event TW NY elects to exclude such entity pursuant to the TW Purchase Agreement) shall be transferred to TW NY pursuant to the TW Purchase Agreement and the Sale Orders, and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity shall be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents) in accordance with the TW Purchase Agreement and the Expanded Transaction Letter Agreement. The Parnassos JV Equity Interests held by TCI Adelphia Holdings, LLC shall be retained by TCI Adelphia Holdings, LLC. Equity Interests in the Parnassos Joint Venture shall be treated in accordance with this Section 4.20(b) and shall not be entitled to receive any other distribution under this Plan except as provided in Sections 6.02(g) and (h) hereof; provided, however, that nothing herein shall limit or impair any rights in respect of Retained Claims, as and to the extent Allowed. Notwithstanding anything to the contrary herein, nothing contained herein shall abrogate any liabilities or obligations expressly assumed by the Buyer in connection with the Government Settlement Agreements.

4.21.        Class P-Equity—Equity Interests in Parnassos Distribution Companies.

(a)           Impairment. Class P-Equity is unimpaired by the Plan. Each holder of an Equity Interest in a Parnassos Distribution Company is conclusively presumed to have accepted the Plan.

(b)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Equity Interest in a Parnassos Distribution Company shall receive, in full and complete satisfaction of such Equity Interest such amount as is determined in the Inter-Creditor Dispute Resolution.

Century-TCI Debtor Group

4.22.        Class TCI-Bank—Century-TCI Bank Claims.

(a)           Impairment and Voting. Class TCI-Bank is impaired by the Plan, and each holder of an Allowed Century-TCI Bank Claim is entitled to vote to accept or reject the Plan.

(b)           Allowance. The Century-TCI Bank Claims shall, subject to Section 6.04(c) hereof, be Allowed in the principal amount of $1,000,000,000, plus interest accrued to (but not including) the Effective Date (the “TCI-Bank P&I”), which interest except as otherwise provided in a Final Order relating to Grid Interest shall be deemed Paid in Full to the extent the Debtors continue to make payments at the interest rates paid by the Debtors during the Chapter 11 Cases under paragraph 11(c) of the DIP Order.

(c)           Distributions. Subject to Section 6.16(a) hereof:

(i)            Payment of the TCI-Bank P&I. Each holder of an Allowed Century-TCI Bank Claim as of the Distribution Record Date shall receive, in full and complete satisfaction of the TCI-Bank P&I portion of such Allowed Claim, an amount in Cash equal to the Allowed amount of its TCI-Bank P&I Claim. Such amount in Cash shall be payable on the later of:

(A)          the Effective Date (or, in the case of any Century-TCI Bank Claim for Grid Interest, the date such Claim is Allowed by Final Order); and
(B)           the earliest of (x) the date such holder becomes a Released Bank Lender Defendant, (y) if the provisions of a Holdback Order do not then pertain to such holder, acknowledgement by the Plan Administrator that the holder of a Bank Claim has delivered evidence reasonably satisfactory to the Plan Administrator of the holder’s ability to disgorge any distributions received with respect to the Bank Claims in accordance with Section 6.16(b) of this Plan, and (z) if the provisions of a Holdback Order do not then pertain to such holder, entry of an order of the Bankruptcy Court described in Section 6.16(b)(iii) of this Plan directing such distribution.

(ii)           Reserve for Grid Interest. If Class TCI-Bank is an Accepting Bank Class, then if and to the extent the Bankruptcy Court’s decision (Docket Number 10853) denying the Century-TCI Bank Claim for Grid Interest (or any subsequent court order pursuant to the succeeding sentence) is vacated or reversed, a segregated, interest bearing account shall be established by the Century-TCI Distribution Company and funded with Cash from the Court Supervised Fund in an amount equal to the Century-TCI Bank Claim for Grid Interest as of the Effective Date, which is estimated by the Debtors to be $64,700,000 as of July 31, 2006, or such other amount as is set forth in any applicable court order. Any account established pursuant to the preceding sentence shall be returned to the Court Supervised Fund if a court of competent jurisdiction determines that such Claims are not allowed or that no such reserve is required. Nothing contained in this Plan shall prejudice the right of holders of Century-TCI Bank Claims to object to any distribution from the Court Supervised Fund to the extent such distribution would impair the ability to fund a reserve pursuant to the first sentence of this paragraph. To the extent any Century-TCI Bank Claim for Grid Interest is Allowed by a Final Order, such Allowed amount (together with the net after tax interest earned on such amount) shall be released from such account (or if no such account has yet been established as of the time such Claim is Allowed by Final Order, transferred from the Court Supervised Fund) and distributed in accordance with clause (c)(i) above, or to the extent such distributions are required to be withheld pursuant to Section 6.16, transferred to the account established pursuant to clause (c)(iii) below and distributed in accordance therewith. To the extent the Century-TCI Bank Claims for Grid Interest are Disallowed by a Final Order, the corresponding amounts on deposit in the account established pursuant to this paragraph (together with the net after tax interest earned on such amount) shall be returned to the Court Supervised Fund.

(iii)          Section 6.16 Escrows. On the Effective Date, a segregated, interest bearing account held by the Century-TCI Distribution Company shall be funded with Cash equal to the excess of (1) the Allowed amount of Century-TCI Bank Claims with respect to TCI-Bank P&I, over (2) all distributions to be made on the Effective Date to the holders of Century-TCI Bank Claims with respect to TCI-Bank P&I. Upon such date as a holder of Century-TCI Bank Claims is entitled to a distribution pursuant to clause (c)(i)(B) above, such holder shall receive from such account, in full and complete satisfaction of the TCI-Bank P&I portion of its Allowed Claim, an amount in Cash equal to the Allowed amount of its Century-TCI Bank Claims, plus the net after-tax interest earned on such released amount, if any.

(d)           Additional Treatment.

(i)            All Bank Lender Fee Claims and all Bank Lender Post-Effective Date Fee Claims arising out of or with respect to the Century-TCI Credit Agreement shall be paid as provided in Section 6.08 hereof.

(ii)           All Century-TCI Bank Claims not paid or provided for pursuant to clause (b), (c) or (d)(i) above or, to the extent applicable, (e) below, including all Claims under Section 502(h) of the Bankruptcy Code and all unpaid interest, fees, costs, expenses and other charges, reimbursements, indemnities or contributions against any Debtor provided for under the Century-TCI Credit Agreement or applicable law and Allowed Claims for Bank Lender Post-Effective Date Fee Claims in excess of amounts in the Litigation Indemnification Fund available to pay such Allowed Claims, shall only be permitted to be asserted as Bank Defensive Claims or Bank Defenses to defeat or reduce liability and shall not give rise to any additional distributions under this Plan. For the avoidance of doubt, if, when, and to the extent a Century-TCI Bank Claim for Grid Interest is Allowed by Final Order, such Claim shall be paid in Cash or, at the option of the holder of such Claim, may (in whole or in part) be used by such holder as a Bank Defensive Claim in accordance with this Section 4.22(d)(ii) (in which event, a corresponding amount on deposit in the account established pursuant to paragraph (c)(ii) above (together with the net after tax interest earned on such amount) shall be returned to the Court Supervised Fund).

(e)           Non-Impairment Option. At the election of the Proponents, and in lieu of clauses (a) through (d) above, the Century-TCI Bank Claims shall receive such treatment as is required to unimpair the Century-TCI Bank Claims pursuant to section 1124 of the Bankruptcy Code, which treatment if Class TCI-Bank is an Accepting Bank Class shall not be less favorable to holders of the Century-TCI Bank Claims than the treatment set forth in (a) through (d) hereof. The Debtors shall provide notice of any such election no later than the conclusion of the Confirmation Hearing by filing a notice with the Bankruptcy Court. In the event Class TCI-Bank is not an Accepting Bank Class, an acceptance by a holder of Bank Claims in such Class shall not constitute a waiver by such holder of any right to object to the election set forth in the preceding sentence or the treatment to be received in the event of such an election.

4.23.        Class TCI-Trade—Century-TCI Trade Claims.

(a)           Impairment and Voting. Class TCI-Trade is impaired by the Plan. Each holder of an Allowed Century-TCI Trade Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter each holder of an Allowed Century-TCI Trade Claim shall receive, in full and complete satisfaction of such Allowed Claim from the Century-TCI Trade Distribution Reserve to the extent not previously paid:  the Allowed amount of such Century-TCI Trade Claim (including simple interest from the Commencement Date to the Effective Date at the rate of eight percent (8%) per annum); provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the Purchase Agreement.

(c)           Non-Impairment Option. At the election of the Proponents, and in lieu of clauses (a) and (b) above, the Century-TCI Trade Claims shall receive such treatment as is required to unimpair the Century-TCI Trade Claims pursuant to section 1124 of the Bankruptcy Code. The Debtors shall provide notice of any such election no later than the conclusion of the Confirmation Hearing by filing a notice with the Bankruptcy Court.

4.24.        Class TCI-Uns—Century-TCI Other Unsecured Claims.

(a)           Impairment and Voting. Class TCI-Uns is impaired by the Plan. Each holder of an Allowed Century-TCI Other Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions. Except to the extent that an Allowed Century-TCI Other Unsecured Claim is an Insured Claim, on the Initial Distribution Date and on each Periodic Distribution Date thereafter, each holder of an Allowed Century-TCI Other Unsecured Claim shall receive, in full and complete satisfaction of such Allowed Claim from the Century-TCI Other Unsecured Distribution Reserve to the extent not previously paid:  the Allowed amount of such Century-TCI Other Unsecured Claim (including interest, if any, accrued pursuant to Section 8.14); provided, that, to the extent such Claim is an Assumed Sale Liability, it shall instead be Assumed and satisfied in accordance with the Purchase Agreement. A holder of an Allowed Century-TCI Other Unsecured Claim that is an Insured Claim shall (i) be paid from the proceeds of insurance to the extent that Claim is insured and such proceeds are not Purchased Assets and (ii) have an Allowed Century-TCI Other Unsecured Claim to the extent (x) the Claim is insured but the proceeds of such insurance are a Purchased Asset or (y) the applicable insurance policy does not provide coverage with respect to any portion of the Insured Claim.

(c)           Non-Impairment Option. At the election of the Proponents, and in lieu of clauses (a) and (b) above, the Century-TCI Other Unsecured Claims shall receive such treatment as is required to unimpair the Century-TCI Other Unsecured Claims pursuant to section 1124 of the Bankruptcy Code. The Debtors shall provide notice of any such election no later than the conclusion of the Confirmation Hearing by filing a notice with the Bankruptcy Court.

4.25.        Class TCI-JV—Equity Interests in the Century-TCI Joint Venture.

(a)           Impairment and Voting. Class TCI-JV is unimpaired by the Plan. Each holder of an Allowed Equity Interest in the Century-TCI Joint Venture or a Subsidiary of the Century-TCI Joint Venture is conclusively presumed to have accepted the Plan.

(b)           Distributions. The legal, equitable and contractual rights to which holders of the Equity Interests in the Century-TCI Joint Venture or a Subsidiary of the Century-TCI Joint Venture are entitled shall not be altered by the Plan. On the Effective Date, either (i) in the event the Debtors consummate the Closing (as defined in the Comcast Purchase Agreement), the Century-TCI JV Equity Interests held by the Affiliated Debtors shall be transferred to Comcast pursuant to the Comcast Purchase Agreement and the Sale Orders and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity shall be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents) as provided in the Comcast Purchase Agreement, or (ii) in the event the Debtors consummate the Closing (as defined in the TW Purchase Agreement) of the TW Expanded Transaction, the Century-TCI JV Equity Interests held by the Affiliated Debtors shall be transferred to TW NY pursuant to the TW Purchase Agreement and the Sale Orders and the Equity Interests in any Transferred Joint Venture Entity held by any Transferred Joint Venture Entity shall be retained by such latter Transferred Joint Venture Entity, in each case free and clear of all Encumbrances (other than Encumbrances under the JV Documents), in accordance with the TW Purchase Agreement and the Expanded Transaction Letter Agreement. The Century-TCI JV Equity Interests held by TCI California Holdings LLC shall be retained by TCI California Holdings, LLC. Equity Interests in the Century-TCI Joint Venture shall be treated in accordance with this Section 4.25(b) and shall not be entitled to receive any other distribution under this Plan except as provided in Sections 6.02(g) and (h) hereof; provided, however, that nothing herein shall limit or impair any rights in respect of Retained Claims, as and to the extent Allowed. Notwithstanding anything to the contrary herein, nothing contained herein shall abrogate any liabilities or obligations expressly assumed by the Buyer in connection with the Government Settlement Agreements.

4.26.        Class TCI-Equity—Equity Interests in Century-TCI Distribution Company.

(a)           Impairment and Voting. Class TCI-Equity is unimpaired by the Plan. Each holder of an Equity Interest in the Century-TCI Distribution Company is conclusively presumed to have accepted the Plan.

(b)           Distributions. On the Initial Distribution Date and on each Periodic Distribution Date thereafter, or as soon thereafter as is practicable, each holder of an Equity Interest in the Century-TCI Distribution Company shall receive, in full and complete satisfaction of such Equity Interest such amount as is determined in the Inter-Creditor Dispute Resolution.

4.27.        [Reserved]

4.28.        [Reserved]

4.29.        [Reserved]

4.30.        [Reserved]

4.31.        [Reserved]

4.32.        [Reserved]

4.33.        [Reserved]

4.34.        [Reserved]

4.35.        [Reserved]

4.36.        [Reserved]

4.37.        [Reserved]

4.38.        [Reserved]

4.39.        [Reserved]

4.40.        [Reserved]

4.41.        [Reserved]

4.42.        [Reserved]

4.43.        [Reserved]

4.44.        [Reserved]

4.45.        [Reserved]

4.46.        [Reserved]

4.47.        [Reserved]

4.48.        [Reserved]

4.49.        [Reserved]

4.50.        [Reserved]

4.51.        [Reserved]

4.52.        [Reserved]

4.53.        [Reserved]

4.54.        [Reserved]

4.55.        [Reserved]

4.56.        [Reserved]

4.57.        [Reserved]

4.58.        [Reserved]

4.59.        [Reserved]

4.60.        [Reserved]

4.61.        [Reserved]

4.62.        [Reserved]

4.63.        [Reserved]

4.64.        [Reserved]

4.65.        [Reserved]

4.66.        [Reserved]

4.67.        [Reserved]

4.68.        [Reserved]

4.69.        [Reserved]

4.70.        [Reserved]

4.71.        [Reserved]

4.72.        Class GSETL - Government Claims.

(a)           Impairment and Voting. Class GSETL is unimpaired by the Plan. Each holder of a Government Claim against the Debtors is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Treatment. The Government Claims shall be treated in accordance with the Government Settlement Agreements.

4.73.        [Reserved]

4.74.        [Reserved]

4.75.        [Reserved]

4.76.        [Reserved]

4.77.        [Reserved]

4.78.        [Reserved]

4.79.        [Reserved]

4.80.        [Reserved]

4.81.        [Reserved]

4.82.        [Reserved]

4.83.        [Reserved]

4.84.        [Reserved]

4.85.        [Reserved]

4.86.        [Reserved]

4.87.        [Reserved]

4.88.        [Reserved]

4.89.        [Reserved]

4.90.        [Reserved]

4.91.        [Reserved]

4.92.        Class Interco-Intercompany Claims. On the Effective Date, the Intercompany Claims against the Transferred Joint Venture Entities shall be assumed by the applicable Distribution Company and the Transferred Joint Venture Entities shall be discharged in accordance with Section 12.04. The Intercompany Claims shall be treated as provided for in the Inter-Creditor Dispute Resolution.

4.93.        Rigas Claims or Equity Interests. All Rigas Claims and Equity Interests shall be Disallowed and expunged. Each holder of a Rigas Claim or Equity Interest shall receive no distribution under this Plan with respect to such Rigas Claim or Equity Interest. The Plan shall not create any right of any holder of a Rigas Claim or Equity Interest to assert such Claim or Equity Interest against any of the Debtors’ or the Affiliated Debtors’ insurance policies.

4.94.        [Reserved]

ARTICLE V.

DEEMED CONSOLIDATION

5.01.        Deemed Consolidation. In consideration of the benefits provided under the Plan, including the Global Compromise, this Plan provides for the deemed consolidation of the Debtors in accordance with the terms set forth in this Article V, but only for purposes of voting with respect to the confirmation of the Plan and effectuating the settlements contemplated by, and making distributions under, this Plan. Except as set forth in this Article, such deemed consolidation and the Bankruptcy Court’s approval thereof will not:  (a) affect the legal and corporate structures of the Debtors, the Reorganized Debtors or the Transferred Joint Venture Entities, (b) cause any Debtor, Reorganized Debtor or Transferred Joint Venture Entity to be liable for any Claim or Equity Interest under this Plan for which it otherwise is not liable, and the liability of any Debtor, Reorganized Debtor or Transferred Joint Venture Entity for any such Claim or Equity Interest will not be affected by such deemed consolidation, (c) except as otherwise stated in this Plan, affect Intercompany Claims, (d) affect any pre and post-Commencement Date guarantees, Liens, and security interests that are required to be maintained (i) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed and/or assigned and/or retained, or (ii) pursuant to the Plan, (e) affect any defenses to any Cause of Action or requirements for any third party to establish mutuality in order to assert a right of setoff, (f) affect distributions out of any insurance policies or proceeds of such policies, (g) affect Equity Interests in the Debtors, (h) constitute a change of control (or a change in working control) of any Debtor for any purpose, including under any franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Commencement Date) or (i) have any probative effect or evidentiary value for any purpose in the cases of the Affiliated Debtors. Deemed consolidation shall not alter the distributions set forth herein or adversely affect any Bank Defensive Claims or Bank Defenses.

5.02.        Deemed Consolidation of the Debtors into Separate Debtor Groups. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the deemed consolidation of the Debtors into two separate and distinct groups (each such group, a “Debtor Group”), which groups shall consist of the following Debtors for all purposes related to the Plan, including for purposes of voting, confirmation, and distribution:

(a)           a “Century-TCI Debtor Group” consisting solely and exclusively of the Century-TCI Debtors; and

(b)           a “Parnassos Debtor Group” consisting solely and exclusively of the Parnassos Debtors.

5.03.        Treatment of Debtor Group Claims and Equity Interests. For purposes of Section 5.01 of the Plan, (i) all assets and liabilities of the applicable Debtors within each Debtor Group shall be treated as though they were merged with the assets and liabilities of the other Debtors within such Debtor Group, (ii) no distributions shall be made under the Plan on account of any Claim held by a Debtor against any other Debtor within its Debtor Group, (iii) except as provided in Section 6.02(g) of this Plan, no distributions shall be made under the Plan on account of any Equity Interest held by a Debtor in any other Debtor within its Debtor Group, (iv) all guarantees of the Debtors of the obligations of any other Debtor within its Debtor Group shall be eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors within a Debtor Group shall be one obligation of the Debtors within such Debtor Group, and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors within a Debtor Group shall be deemed filed against the Debtors within such Debtor Group, and shall be one Claim against and obligation of the Debtors within such Debtor Group. Notwithstanding anything otherwise to the contrary herein, except as provided in Section 6.04, the deemed consolidation hereunder shall not affect any Claims or Equity Interests held by a Debtor in or against a Debtor in a separate Debtor Group.

5.04.        Order Granting Consolidation; Deemed Consolidation. The Disclosure Statement and this Plan shall be deemed to be a motion requesting that the Bankruptcy Court approve the deemed consolidation provided for in this Plan, as well as any additional consolidation that may be proposed by the Debtors in connection with confirmation and consummation of the Plan. Unless an objection to consolidation is made in writing by any creditor affected by the Plan as herein provided on or before 4:00 p.m. Eastern Time, on the date fixed by the Bankruptcy Court for objections to confirmation of the Plan, the deemed consolidation proposed by this Plan may be approved by the Bankruptcy Court at the Confirmation Hearing. In the event any such objections are timely filed, a hearing with respect thereto shall (subject to Section 15.08) be scheduled by the Bankruptcy Court, which hearing may, but need not, coincide with the Confirmation Hearing.

5.05.        The Plan Consists of Two Consolidated Debtor Groups. Notwithstanding the fact that this Plan consists of two separate Debtor Groups (subject to Section 8.02(b) of this Plan), the Plan governs the treatment of each of the Debtors.

ARTICLE VI.

IMPLEMENTATION OF THE PLAN

6.01.        Continued Corporate Existence. Subject to the effects of the Sale Transactions, each of the Debtors will continue to exist after the Effective Date as a separate legal entity as a Reorganized Debtor or Transferred Joint Venture Entity, with all the powers available to such entity under applicable law in the jurisdiction in which each applicable Debtor or Transferred Joint Venture Entity is organized or otherwise formed and pursuant to its certificate of incorporation and by-laws or other organizational documents of a Reorganized Debtor or a Transferred Joint Venture Entity without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

6.02.        Sale Transactions.

(a)           Consummation of Sale Transactions. On the Effective Date, the Debtors, the Affiliated Debtors, the Reorganized Debtors and the Transferred Joint Venture Entities (as applicable) shall, pursuant to this Plan and the Sale Orders consummate the

Sale Transactions to occur at the Sale Transaction Closing. To the extent that, pursuant to the Purchase Agreement, the Debtors, the Affiliated Debtors, the Reorganized Debtors or the Transferred Joint Venture Entities (as applicable) are not required to consummate on the date of the Sale Transaction Closing one or more transactions to occur under the Purchase Agreement, the Affiliated Debtors, the Reorganized Debtors and the Transferred Joint Venture Entities shall consummate such transaction to the extent required by and in accordance with the Purchase Agreement. On the Effective Date, in accordance with the Sale Orders the Reorganized Debtors shall enter into the Transaction Escrow Agreements and shall apply the proceeds of the Sale Transactions (less any amounts deposited in the Transaction Escrows and any other reserves or escrows established under the Purchase Agreement which shall be treated as provided in the Purchase Agreement) in accordance with this Plan, the Confirmation Order and the Sale Orders. On the Effective Date, the Parnassos Joint Venture and the Century-TCI Joint Venture shall make the distributions described in Section 2.2(b) of the Comcast Purchase Agreement, or, if the TW Expanded Transaction is consummated, the distributions described in Section 4 of the Expanded Transaction Letter Agreement. In connection with the consummation of the Sale Transactions and except as set forth in the Sale Transaction Documents, on the Effective Date (or such later date as may be provided in the Sale Transaction Documents), the Purchased Assets shall be retained by the applicable Transferred Joint Venture Entity that is the holder of such Purchased Assets in accordance with the Purchase Agreement pursuant to, among others (to the extent they apply), sections 105, 363(b) and (f), 365, 1123(a)(5)(B) and (D) and (b)(4) and (6) and 1141 of the Bankruptcy Code, and the provisions of the Sale Orders, free and clear of all Encumbrances, other than Permitted Encumbrances (except Permitted Encumbrances securing financial obligations that are not Assumed Sale Liabilities). Following the Sale Transaction Closing, (a) the Debtor Group Reserves and other reserves shall be funded as provided in Section 9.03(a) hereof, (b) the Designated Litigation shall be transferred to the Distribution Companies in accordance with Section 7.03 hereof, (c) all other assets of the Reorganized Debtors (other than the Purchased Assets) shall be revested in the Reorganized Debtors as provided in Section 12.03 hereof and (d) all Equity Interests in the Reorganized Debtors shall be Reinstated with the holders thereof as provided in Section 6.06 hereof. Pursuant to Section 9.5 of the Comcast Purchase Agreement and Section 9.5 of the TW Purchase Agreement, as and to the extent provided in the Sale Transaction Documents, the Debtors (other than the Transferred Joint Venture Entities, except to the extent provided in such Section 9.5) or, as applicable, the Reorganized Debtors shall be jointly and severally liable for any breach or violation of ACC’s representations, warranties or covenants under the Comcast Purchase Agreement and the TW Purchase Agreement, including for any purchase price adjustment pursuant to Section 2.8(f) of the Comcast Purchase Agreement or Section 2.6(f) of the TW Purchase Agreement.

(b)           Assumed Sale Liabilities. On the Effective Date, the Assumed Sale Liabilities shall be Assumed. To the extent that pursuant to the Purchase Agreement the Debtors, the Affiliated Debtors, the Reoganized Debtors or the Transferred Joint Venture Entities (as applicable) are not required to consummate on the Effective Date one or more transactions to occur under the Purchase Agreement pursuant to which liabilities will be Assumed, the Affiliated Debtors, the Reorganized Debtors and the Transferred Joint

Venture Entities shall consummate such transaction to the extent required by and in accordance with the Purchase Agreement. To the extent Assumed Sale Liabilities are Assumed by a Transferred Joint Venture Entity pursuant to the Purchase Agreement, which Assumed Sale Liabilities shall be obligations of such Transferred Joint Venture Entity, from and after the Effective Date (or, with respect to an Assumed Sale Liability Assumed after the Sale Transaction Closing, from and after such later date as such liability may be Assumed in accordance with the Purchase Agreement), none of the Assumed Sale Liabilities shall any longer be obligations of the Debtors, the Affiliated Debtors, their estates or the Reorganized Debtors, and the holder of any Claim with respect thereto shall have no recourse on account of such Claim, against the Debtors, the Affiliated Debtors, the Plan Administrator, or the Reorganized Debtors. Except as provided in the Sale Orders, from and after the Effective Date, none of the Buyer, the Transferred Joint Venture Entities or TW NY or any of their respective Affiliates shall have any Liability for any Claims against or Liabilities of the Debtors and the Affiliated Debtors (other than to the extent of any applicable Assumed Sale Liabilities) and the holder of any Claim and the Person to whom such Liability is owed shall have no recourse with respect thereto on account of such Claim or such Liability against any of the Buyer, the Transferred Joint Venture Entities or TW NY or any of their respective Affiliates.

(c)           Management of Reorganized Debtors’ Assets. After the Effective Date, all property of the Reorganized Debtors (including the Excluded Assets) shall be managed and administered by the Plan Administrator in a manner reasonably designed to maximize values; provided, however, that nothing herein shall in any way limit or abrogate the Debtors’ and Reorganized Debtors’ obligations to perform any obligation or transaction to be performed under the Purchase Agreement, including in relation to any Delayed Transfer Asset (as defined in the Purchase Agreement). If the Plan Administrator, in his/her discretion decides not to sell any non-Cash property or if such property cannot, in the Plan Administrator’s judgment be sold in a commercially reasonable manner prior to the date of the final distribution under this Plan, the Plan Administrator shall have the right to abandon or otherwise dispose of such property with the prior approval of the Bankruptcy Court. Absent willful misconduct or fraud in connection therewith, no party in interest shall have a cause of action against either the Debtors, the Reorganized Debtors, Distribution Companies or the Plan Administrator, or their respective directors, officers, employees, consultants, trustees or professionals arising from or related to the disposition of non-Cash property in accordance with this Section. No party in interest shall have a Cause of Action against the Transferred Joint Venture Entities or their respective directors, officers, employees, consultants, trustees or professionals arising from or related to the disposition of non-Cash property in accordance with this Section.

(d)           Except as may be restricted by or be inconsistent with the Sale Transaction Documents, on or as of the Effective Date, within the sole and exclusive discretion of the Plan Administrator, the Debtors or the Reorganized Debtors may, notwithstanding any other transactions described in this Section 6.02, except with respect to any Transferred Joint Venture Entity:  (i) cause any or all of the Debtors or the Reorganized Debtors to be merged into one or more of the Debtors or the Reorganized Debtors or dissolved,

(ii) cause the transfer of assets between or among the Debtors or the Reorganized Debtors or (iii) engage in any other transaction in furtherance of the Plan; provided, however, that no such action shall affect the treatment of any Claim or Equity Interest under this Plan. Any such transaction shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, or the Reorganized Debtors.

(e)           On or prior to the Effective Date, the Debtors shall take such actions as required by the Sale Transaction Documents. Such actions may include:  (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of this Plan and the Sale Transaction Documents and that satisfy the requirements of applicable law; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of this Plan, including the instruments described in Section 2.12 of the Comcast Purchase Agreement, or, if the TW Expanded Transaction is consummated, Section 2.10 of the TW Purchase Agreement; (iii) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities under applicable law; and (iv) all other actions that the Debtors and the Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the Sale Transactions. In the event a Reorganized Debtor is liquidated and dissolved, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Reorganized Debtor prior to such liquidation and dissolution) shall assume and perform the obligations of such Reorganized Debtor under this Plan. The rights and obligations of the parties to the Sale Transactions shall be as set forth in the Sale Transaction Documents.

(f)            In the Sale Orders, the Bankruptcy Court shall approve the terms of the Sale Transaction Documents (with respect to such documents which are filed with the Bankruptcy Court, in substantially the form filed with the Bankruptcy Court (and with such changes as to which the applicable Debtors and the Buyer may agree)), and shall authorize the applicable Debtors, Reorganized Debtors and Transferred Joint Venture Entities to execute such documents as the applicable Debtors and the applicable agents and lenders or Buyer may reasonably require in order to effectuate the treatment afforded to such parties under the Sale Transaction Documents and to consummate the Sale Transactions.

(g)           Confirmation of the Plan shall constitute approval of the assignment as of the Effective Date (x) by Century Exchange LLC to Century-TCI Distribution Company of all rights to receive distributions from the Century-TCI Joint Venture and all proceeds from the sale of the Century-TCI Joint Venture, in exchange for the agreement of the Century-TCI Distribution Company to assume the obligation to make all distributions under this Plan with respect to the liabilities of the Century-TCI Joint Venture, (y) by Adelphia Western New York Holdings, L.L.C. to Parnassos Distribution Company I, LLC of all rights to receive distributions from the Parnassos Joint Venture held by Adelphia Western New York Holdings, L.L.C. and all proceeds received by Adelphia Western New York Holdings, L.L.C. from the sale of the Parnassos Joint Venture, in exchange for the agreement of Parnassos Distribution Company I, LLC to assume the obligation of Adelphia Western New York Holdings, L.L.C. to make all distributions under this Plan with respect to the liabilities of the Parnassos Joint Venture and (z) by Montgomery Cablevision, Inc. to Parnassos Distribution Company II, LLC of all rights to receive distributions from the Parnassos Joint Venture held by Montgomery Cablevision, Inc. and all proceeds received by Montgomery Cablevision, Inc. from the sale of the Parnassos Joint Venture, in exchange for the agreement of Parnassos Distribution Company II, LLC to assume the obligation of Montgomery Cablevision, Inc. to make all distributions under this Plan with respect to the liabilities of the Parnassos Joint Venture.

(h)           On the Effective Date, Century Exchange LLC shall consummate the Sale Transactions with respect to the Century-TCI Joint Venture and Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision, Inc. shall consummate the Sale Transactions with respect to the Parnassos Joint Venture, in each case as Seller JV Partner (as defined in the Comcast Purchase Agreement) in accordance with the applicable Sale Transaction Documents. From and after the Effective Date, the Century-TCI Distribution Company and the Parnassos Distribution Companies shall make distributions under and in accordance with this Plan from the Century-TCI Debtor Group Reserve and the Parnassos Debtor Group Reserve, respectively.

(i)            All net proceeds from the Sale Transaction initially shall be deposited in the Court Supervised Fund. The proceeds shall be used to fund required distributions and reserves under this Plan and otherwise shall be used in accordance with one or more further orders of the Bankruptcy Court.

6.03.        Certificates of Incorporation and By-laws. The Certificates of Incorporation and By-laws (or other organizational documents, as applicable, including any documents required in connection with a Sale Transaction) of each of the Reorganized Debtors shall be adopted and amended as may be required in order that they are consistent with the provisions of the Purchase Agreement, this Plan and the Bankruptcy Code. The forms of New Certificate of Incorporation and New By-laws will be included in the Plan Supplement. Any modification to the New Certificate of Incorporation as originally filed may be filed after the Confirmation Date and may become effective on or prior to the Effective Date.

6.04.        Compromise and Settlements.

(a)           Global Compromise.

(i)            Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement (such compromise and settlement, the “Global Compromise”) of all Claims and controversies between the Debtors and the holders of Claims against, and Equity Interests in, the respective Debtor Groups on all matters other than the Inter-Creditor Dispute.

(ii)           Any distributions to be made pursuant to this Plan shall be made on account and in consideration of the Global Compromise, which, upon the

Effective Date, shall be binding on all Persons, including the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities, all holders of Claims and Equity Interests (whether or not Allowed), and all Persons entitled to receive any payments or other distributions under the Plan. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise and settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise and settlement is in the best interests of the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities, their respective estates, and the holders of such Claims and Equity Interests, and is fair, equitable and reasonable.

(b)           Bank Actions. The Confirmation Order shall:

(i)            provide for the release of those Released Bank Lender Defendants (to the extent identified and disclosed by the Debtors prior to the conclusion of the Confirmation Hearing) by the Debtor Parties from any liability to the Debtor Parties with respect to the Bank Actions (but only if such Released Bank Lender Defendants deliver to the Debtors prior to the Effective Date releases, in form and substance reasonably satisfactory to the Debtors, from any and all Claims relating to or arising in connection with the Prepetition Credit Agreements and any transactions in connection therewith (except for the right of any Released Bank Lender Defendants to receive all payments and distributions pursuant to the Plan, including, without limitation, in respect of Bank Claims, Bank Lender Fee Claims and Bank Lender Post-Effective Date Fee Claims in accordance with this Plan));

(ii)           provide that, except for the Continuing Bank Actions, with respect to which all of the rights of the Debtor Parties shall be preserved, on the Effective Date all Dismissed Bank Actions shall, with respect to the Debtor Parties only, be dismissed (or shall be deemed to be dismissed as of the Effective Date, to the extent a Continuing Bank Action subsequently qualifies as a Dismissed Bank Action under this Plan) with prejudice and the Debtor Parties shall be deemed to release the Bank Lenders with respect to the Dismissed Bank Actions, effective as of the Effective Date;

(iii)          provide that, to the extent that a Released Bank Lender Defendant indemnifies or is required to indemnify any Person that is ultimately either (a) required to disgorge a distribution received under this Plan to the Debtors, (b) found liable in connection with a Continuing Bank Action or (c) is party to a settlement of the Continuing Bank Action pursuant to which such Person agrees to pay damages, or to limit any recovery on its Claim, including by agreeing not to receive or demand the full satisfaction of any Claim against a Debtor, the Debtors shall have no liability to such Released Bank Lender Defendant with respect to any amounts provided in connection therewith; and

(iv)          provide that, in consideration of (and as a condition to) the treatment provided for under this Plan, each Bank Lender shall be deemed to release, without any further action on its part, the Debtors, Reorganized Debtors and the Transferred Joint Venture Entities from any liability and obligation in connection with the Prepetition Credit Agreements (including any liability or obligation the Debtors, Reorganized Debtors or Transferred Joint Venture Entities may owe arising from or relating to any indemnification obligation owing to a Bank Lender arising from such Bank Lender’s indemnification of another Bank Lender under any Prepetition Credit Agreement), except for any right provided under Section 7.03(e) of this Plan and the right to assert Bank Defensive Claims or Bank Defenses or receive distributions in respect of Bank Claims, Bank Lender Fee Claims and Bank Lender Post-Effective Date Fee Claims under and in accordance with this Plan, as applicable.

(c)           Notwithstanding anything otherwise to the contrary, the Allowance of a Bank Claim for purposes of this Plan shall not constitute, be deemed to constitute, or be cited as, a defense to (or other grounds for avoiding liability under) the Continuing Bank Actions. The Bank Lender Avoidance Complaint may be amended by:  (i) adding successors and assigns to the rights of holders of Bank Claims, to the extent it is alleged that such Claims are subject to the defenses and grounds for disallowance applicable to the Bank Claims and to the initial holders thereof, (ii) repleading the Continuing Bank Actions with further particularity or (iii) as otherwise permitted pursuant to applicable law, in each case subject to the limitations and conditions of this Plan and the provisions of the DIP Order, to the extent applicable; provided further, however that nothing in this Section 6.04(c) shall limit, prejudice or impair any Person’s right to assert any Bank Defensive Claims, Bank Defenses or Bank Third Party Claims.

6.05.        Sale Transaction Closing. Prior to the Effective Date, the Debtors shall file a notice with the Bankruptcy Court (the date of filing of the notice, the “Sale Notice Date”):  (a) setting forth the anticipated date of the Sale Transaction Closing and (b) stating whether the Comcast Adelphia Acquisition or the TW Expanded Transaction is anticipated to be consummated (the “Sale Notice”). The Reorganized Debtors and Transferred Joint Venture Entities shall be authorized to enter into all documents necessary or appropriate in connection with the Sale Transactions.

6.06.        Reinstatement of Certain Equity Interests. The Equity Interests in the Transferred Joint Venture Entities shall be Reinstated and transferred to the Buyer in accordance with the Purchase Agreement. Subject to the Sale Transactions, Equity Interests in any other Debtor shall also be Reinstated.

6.07.        Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise contemplated by the Sale Transactions or otherwise specifically provided for herein, (i) the Existing Securities (if any), and any document, agreement or instrument evidencing or creating any Claim or Equity Interest in or against the Debtors, except notes, agreements, documents or other instruments evidencing indebtedness or obligation of the Debtors that are Reinstated under this Plan, will be automatically cancelled and of no further force and effect, without any further act or action, and (ii) the obligations of, Claims against, and/or Equity Interests in the Debtors under, relating or pertaining to any agreements, any other indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Existing Securities (if any) and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except notes or other instruments as evidencing indebtedness or obligation of the Debtors that are Reinstated under this Plan, as the case may be, will be released and discharged; provided, however, that any Prepetition Credit Agreement or other agreement that governs the rights of the holder of a Claim and is administered by an Agent will continue in effect as and among the parties thereto other than the Debtors, the Transferred Joint Venture Entities and the Reorganized Debtors, including, for purposes of (w) allowing such Agent to make the distributions (and, subject to the provisions of this Plan, governing the manner in which such distributions are) to be made on account of such Claims under this Plan as provided in Article VIII of this Plan and to perform such other necessary functions with respect thereto and to have the benefit of all protections and other provisions of such indenture or agreement in doing so, (x) permitting such Agent to maintain or assert any rights or Liens it may have on distributions received pursuant to the terms of this Plan for fees, costs and expenses under such indenture or other agreement, (y) permitting Persons who are not Debtors, Transferred Joint Venture Entities or Reorganized Debtors, and who are party to such agreement, document or other instrument to maintain and assert any rights and obligations thereunder against or among Persons who are not Debtors, Transferred Joint Venture Entities or Reorganized Debtors, and (z) permitting such Agent or any Bank Lender to maintain and enforce any right to indemnification, contribution or other Claim, defense or remedy that it may have under such indenture or other agreement against any party thereto other than the Debtors, the Transferred Joint Venture Entities and the Reorganized Debtors; provided further that the preceding proviso will not affect the discharge of Claims against or Equity Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any Claim against, or expense or liability to or of, the Reorganized Debtors or the Transferred Joint Venture Entities.

6.08.        Bank Lender Indemnification Claims and Post-Effective Date Fee Claims.

(a)           Limitation on Further Liability on Bank Claims. The Debtors, the Reorganized Debtors and the Transferred Joint Venture Entities will not have any obligations to any Agent (or to any agent appointed to replace such Agent) for any fees, costs, or expenses except as expressly provided in Section 2.02 or this Section 6.08; provided, however, that, subject to Section 8.05(c) hereof, nothing herein will preclude any Agent from being paid or reimbursed from the distributions being made by such Agent for prepetition or postpetition (including post-Effective Date) fees, costs, or expenses pursuant to the indenture, Prepetition Credit Agreement or other agreement giving rise to such Claim in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court. Except as expressly provided for in this Section 6.08 and Sections 4.17, 4.22, 7.03, 7.09 and 12.15 of this Plan, all Claims asserted by a Bank Lender (in its capacity as such) shall be Disallowed.

(b)           Bank Lender Fee Claims.

(i)            Subject to Section 6.16 of this Plan, the Distribution Companies shall pay Bank Lender Fee Claims against a Debtor in Cash in accordance with the procedures, and subject to the conditions, set forth in this Section 6.08(b). As a condition to receiving payment of a Bank Lender Fee Claim entitled to reimbursement by the Distribution Companies, each Bank Lender seeking such payment shall deliver to the Plan Administrator (or, prior to the Effective Date, the Proponents), counsel for the Statutory Committees and the United States Trustee (a) written copies of invoices in respect of such claims, with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Plan Administrator (or, prior to the Effective Date, the Proponents), for the period to which such Bank Lender Fee Claim relates (which invoices, with respect to Bank Lenders or professionals who have received reimbursement from the Debtors or Affiliated Debtors in connection with the Prepetition Credit Agreements prior to the Effective Date in connection with the Chapter 11 Cases shall be in the same form and shall include no less information than that provided by such Person in connection with the Chapter 11 Cases) (collectively, “Bank Lender Fee Claim Invoices”), and (b) no later than June 30, 2006, (i) copies of Bank Lender Fee Claims Invoices for all calendar months through May 31, 2006 (to the extent not already provided), and (ii) a good faith estimate of all Bank Lender Fee Claims reasonably anticipated to be accrued from such deadline through an assumed Effective Date of July 31, 2006. Within thirty days after the end of each calendar month commencing with June 2006, each Bank Lender shall submit additional Bank Lender Fee Claim Invoices and provide an updated estimate.

(ii)           The Plan Administrator or the Creditors’ Committee shall, no later than 60 days from the Effective Date (or no later than 90 days from receipt with respect to invoices delivered after the Effective Date), notify the applicable Bank Lender of any dispute with respect to whether a Bank Lender Fee Claim Invoice represents a Bank Lender Fee Claim and serve an objection to the same setting forth with reasonable specificity the basis for any dispute. The only grounds for such dispute shall be (1) that the Claims set forth in the Bank Lender Fee Claim Invoice do not fall within the definition of Bank Lender Fee Claims, or (2) that such Bank Lender Fee Claims are not payable pursuant to Section 6.16 of this Plan. Resolution of any such dispute is subject to the consent of the Creditors’ Committee. In the event such dispute cannot be resolved, the Plan Administrator, the Creditors’ Committee and/or the holder of such Claim may submit any such dispute to the Bankruptcy Court for resolution. The undisputed portion of the Bank Lender Fee Claim Invoice shall be paid promptly after the expiration of the applicable objection period.

(iii)          The Distribution Companies shall not be required to make any payments with respect to a disputed Bank Lender Fee Claim Invoice pending resolution of such dispute by the parties or the Bankruptcy Court; provided, however, that if a Bank Lender Fee Claim Invoice is disputed in part, the Plan Administrator shall pay that portion of a Bank Lender Fee Claim Invoice that is not disputed as soon as reasonably practicable. An amount equal to the disputed portion of a Bank Lender Fee Claim Invoice, or such lesser amount as the Bankruptcy Court shall determine following notice and a hearing, shall be held in an interest-bearing reserve account pending resolution of such dispute by the parties or by Final Order. The disputed portion of the Bank Lender Fee Claim

Invoice, to the extent Allowed, shall be paid as soon as reasonably practicable after resolution of such dispute by the parties or Final Order. The release of the net after-tax interest from such reserve shall follow the principal.

(c)           Bank Lender Post-Effective Date Fee Claims.

(i)            Sole Recourse to Litigation Indemnification Fund. From and after the Effective Date, Bank Lender Post-Effective Date Fee Claims shall be paid or reserved in full solely from the Litigation Indemnification Fund and in accordance with this Section 6.08(c) and no Person shall have any Claim against, or right to payment from, the Debtors, the Affiliated Debtors, the Reorganized Debtors or the Transferred Joint Venture Entities in connection therewith. Nothing under this Section shall impair any obligation that an Affiliated Debtor may have under any loan, credit agreement, guarantee or other agreement to which it is a party.

(ii)           Limitation on Bank Lender Post-Effective Date Fee Claims. Payment of Bank Lender Post-Effective Date Fee Claims shall be subject to the limitations of Section 6.16 of this Plan and the determination regarding timing of payments set forth in clause (v) below.

(iii)          Submission of Invoices/Disputed Claims. As a condition to receiving payment of a Bank Lender Post-Effective Date Fee Claim from the Litigation Indemnification Fund, each holder of a Bank Claim shall deliver to the Plan Administrator, the Bank Defendant Steering Committee and counsel for the Statutory Committees written copies of invoices in respect of such claims, with narrative descriptions of the services rendered (including appropriate redactions to preserve privileged matters) and itemization of expenses incurred in such detail and with such supporting documentation as is reasonably requested by the Plan Administrator, the Creditors’ Committee or the Bank Defendant Steering Committee, for the period to which such Bank Lender Post-Effective Date Fee Claim relates (which invoices, with respect to Bank Lenders or professionals who have received reimbursement from the Debtors or Affiliated Debtors in connection with the Prepetition Credit Agreements prior to the Effective Date in connection with the Chapter 11 Cases, shall be in the same form and shall include no less information than that provided by such Person in connection with the Chapter 11 Cases) (a “Bank Lender Post-Effective Date Fee Claim Invoice”). The Plan Administrator, the Creditors’ Committee or the Bank Defendant Steering Committee shall, within 90 days of receipt of said invoices, notify the Person seeking reimbursement of any dispute with respect to whether a Bank Lender Post-Effective Date Fee Claim Invoice represents a Bank Lender Post-Effective Date Fee Claim. In the event the Person seeking reimbursement, the Plan Administrator, the Creditors’ Committee and/or the Bank Defendant Steering Committee (as applicable) are unable to resolve such dispute, the Plan Administrator, the Creditors’ Committee, the Bank Defendant Steering Committee and/or the holder of such Claim may submit any such dispute to the Bankruptcy Court for resolution. The Plan Administrator shall not be required to make any payments with respect to a disputed Bank Lender Post-Effective Date

Fee Claim Invoice pending resolution of such dispute by the parties or the Bankruptcy Court; provided, however, that if a Bank Lender Post-Effective Date Fee Claim Invoice is disputed in part, the Plan Administrator shall pay that portion of a Bank Lender Post-Effective Date Fee Claim Invoice that is not disputed as soon as reasonably practicable. The disputed portion of a Bank Lender Post-Effective Date Fee Claim Invoice shall be paid as soon as reasonably practical after resolution of such dispute by the parties or the Bankruptcy Court, with any net after-tax interest earned on such disputed portion following the distribution of the disputed amount. On a quarterly basis following the Effective Date, the Plan Administrator shall file a report with the Bankruptcy Court showing the balance of the Litigation Indemnification Fund minus unpaid invoices (including the disputed portions thereof) payable from such fund.

(iv)          The Litigation Indemnification Fund; Adjustment.

(A)          On the Effective Date, the Plan Administrator shall establish a single fund to be funded with cash and held in an interest bearing account, which shall be used solely to pay Bank Lender Post-Effective Date Fee Claims and any taxes arising from interest earned on such funds (the “Litigation Indemnification Fund”). Upon an order of the Bankruptcy Court, the Litigation Indemnification Fund may be combined with any subsequently created fund of a similar purpose formed in the chapter 11 cases of the Affiliated Debtors.
(B)           Initially the Litigation Indemnification Fund shall be funded with $10 million (if either of Class P-Bank or Class TCI-Bank is not an Accepting Bank Class, $30 million) in Cash. The “Target LIF Balance” shall be the amount set forth in the preceding sentence or such other amount as may be determined by the Bankruptcy Court after notice and a hearing based on the facts then present as an estimate of an amount sufficient to provide for payment in full of all Bank Lender Post-Effective Date Fee Claims; provided that if both of Class P-Bank and Class TCI-Bank are Accepting Bank Classes any decrease in the Target LIF Balance below $10 million may only be made based on facts arising or discovered after the Effective Date that support a determination that less than $10 million is sufficient to provide for payment in full of all Bank Lender Post-Effective Date Fee Claims.
(C)           The Litigation Indemnification Fund shall be subject to adjustment as follows:
(1)           [Reserved];
(2)           upon the receipt by the applicable Debtor Party of net proceeds of any Designated Litigation, the Plan Administrator shall first deduct any required distribution pursuant to the Government Settlement Agreements; the Plan Administrator shall then add to the Litigation Indemnification Fund the remaining net proceeds up to an amount sufficient to cause the balance in the Litigation Indemnification Fund (net of any accrued Post-Effective Date Lender Fee Claims against the Litigation Indemnification Fund and any Disputed portions of the Post-Effective Date Fee Claim Invoices) to equal the Target LIF Balance;
(3)           prior to any distribution by the Plan Administrator of the net proceeds of a Designated Litigation (other than a distribution pursuant to the terms of the Government Settlement Agreements), the Plan Administrator shall deposit in the Litigation Indemnification Fund an amount sufficient to cause the balance in the Litigation Indemnification Fund (net of any accrued Post-Effective Date Lender Fee Claims against the Litigation Indemnification Fund and any Disputed portions of the Post-Effective Date Fee Claim Invoices) to equal the Target LIF Balance; and
(4)           any party seeking payment of a Post-Effective Date Fee Claim may petition the Bankruptcy Court to transfer funds to the Litigation Indemnification Fund from the Court Supervised Fund based on the legal entitlements under the Prepetition Credit Agreement to the extent not inconsistent with applicable law and the facts and circumstances then present.
(D)          Funds shall be released from the Litigation Indemnification Fund:  (1) to pay Post-Effective Date Bank Lender Fees pursuant to the terms of this Plan, or (2) to the extent that the balance in the Litigation Indemnification Fund (net of any accrued Post-Effective Date Lender Fee Claims against the Litigation Indemnification Fund and any disputed portions of the Post-Effective Date Fee Claim Invoices) exceeds the Target LIF Balance; provided that except in the case of such an excess resulting from the resolution of the disputed portion of a Post-Effective Date Fee Claim Invoice, if both Class P-Bank and Class TCI-Bank are Accepting Bank Classes, such withdrawal shall require an order of the Bankruptcy Court following notice and a hearing.
(E)           Each administrative agent under a Prepetition Credit Agreement shall be granted, for the benefit of all holders of Bank Lender Post-Effective Date Fee Claims under such Prepetition Credit Agreement, a pari passu first priority Lien (subject to the other provisions of this Plan) on the Litigation Indemnification Fund. Such Lien shall secure such Bank Lenders’ rights under this Plan to payments from the Litigation Indemnification Fund.

(v)           Timing of Payments. Bank Lender Post-Effective Date Fee Claims shall be paid as and when the Bankruptcy Court determines, after notice and a hearing, at any time after entry of the Confirmation Order, that such Claims are required to be paid under the applicable Prepetition Credit Agreement and not inconsistent with applicable law; provided that the Reorganized Debtors reserve the right to pay Bank Lender Post-Effective Date Fee Claims on a current basis if, as, and to the extent necessary to satisfy the requirements of section 1124 and/or 1129(b) of the Bankruptcy Code if confirmation of the Plan with respect to Allowed Bank Claims is sought by the Proponents on either of those bases (subject to the rights of the Bank Lenders and the Creditors’ Committee to be heard on such issue).

(d)           Fee Related Determinations. Nothing in this Plan, including (without limitation) this Section 6.08, shall be deemed to waive or prejudice the rights, if any, of a Debtor Party or the Affiliated Debtors to seek (i) disgorgement of any previously paid Bank Lender Post-Effective Date Fee Claims, or (ii) as additional damages in the Continuing Bank Actions, disgorgement to a Debtor Party or the Affiliated Debtors, as applicable, of all applicable fees, costs and expenses received from a Debtor Party or the Affiliated Debtors at any time from and after the Commencement Date (including interest accruing on such amount through the date of payment at the Prime Rate).

6.09.        [Reserved]

6.10.        Authorization, Issuance and Distribution of New Securities, Plan Consideration and Other Property.

(a)           The issuance and/or distribution of any securities, Cash and/or other property to be issued or distributed by a Debtor or Reorganized Debtor in connection with the Sale Transactions and/or this Plan is hereby authorized without further act or action under applicable law, regulation, order, or rule.

6.11.        Hart-Scott-Rodino Compliance. Until the notification and waiting periods applicable to such transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have expired or been terminated, no Sale Transaction in connection with which a Premerger Notification and Report Form is required to be filed under the HSR Act shall be consummated.

6.12.        [Reserved]

6.13.        No Consent to Change of Control Required. Except as otherwise expressly provided by order of the Bankruptcy Court, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, the Chapter 11 Cases, (b) implementation of any Sale Transaction, or (c) consummation of any other transaction pursuant to the Plan shall constitute a “change in ownership” or “change of control” (or a change in working control) of, or in connection with, any Debtor requiring the consent of any Person other than the Debtors or the Bankruptcy Court including under any Franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Commencement Date) between any Debtor and any third party, or any law including the common law, statute, ordinance, rule or any other regulation otherwise applicable to any Debtor.

6.14.        [Reserved]

6.15.        [Reserved]

6.16.        Certain Limitations on Distributions to Holders of Bank Claims.

(a)           Creditors’ Committee Motion. Timing of all payments and distributions under the Plan to holders of Bank Claims in Rejecting Bank Classes in their capacity as such (including those distributions described in Articles IV and VI) is subject to resolution of the Creditors’ Committee’s pending motion pursuant to Sections 502(a), (b) and/or (d) of the Bankruptcy Code (Docket Number 10601) (the “Holdback Motion”). If both Class P-Bank and Class TCI-Bank are Accepting Bank Classes, then the Holdback Motion shall be withdrawn (and to the extent not withdrawn shall be marked settled and resolved in accordance with this Plan and thus denied (and the Confirmation Order shall so provide)) with prejudice as of the Effective Date with respect to distributions in respect of the Bank Claims, Bank Lender Fee Claims and Bank Lender Post-Effective Date Fee Claims in such Classes (which shall not expand or limit any party’s rights under Section 6.08(b) or (c) of this Plan) and the Holdback Motion shall otherwise remain pending and unaffected. If both (x) either such Class is not an Accepting Bank Class, and (y) the Holdback Motion is granted pursuant to an order of the Bankruptcy Court entered no later than two Business Days prior to the entry of the Confirmation Order (the “Holdback Order”), all distributions to Rejecting Bank Classes that are the subject of the Holdback Order shall be paid into the account established pursuant to Section 4.17(c)(iii) or 4.22(c)(iii) as applicable. If the Creditors’ Committee obtains the Holdback Order prior to the Confirmation Date, then the holders of Bank Claims shall have a period of two Business Days from the date of public disclosure of such determination to withdraw their acceptance of the Plan by filing a notice with the Bankruptcy Court withdrawing such acceptance.

(b)           Adequate Assurance of Ability to Satisfy Disgorgement Obligations.

(i)            As a condition to receiving payment of a distribution with respect to a Bank Claim, Bank Lender Fee Claim or Bank Lender Post-Effective Date Fee Claim, each holder of a Bank Claim, Bank Lender Fee Claim or Bank Lender Post-Effective Date Fee Claim shall deliver to the Plan Administrator (for purposes of this Section 6.16(b), references to the Plan Administrator with respect to any time on or prior to the Effective Date shall mean the Debtors) evidence reasonably satisfactory to the Plan Administrator in consultation with the professionals of the Creditors’ Committee of the holder’s ability to disgorge any distributions received with respect to the Bank Claim, the Bank Lender Fee Claim or the Bank Lender Post-Effective Date Fee Claim if it is ultimately determined that such holder is required to disgorge such distributions. Without limiting any other form of reasonably satisfactory evidence of a holder’s ability to disgorge (including that a lower multiple of net worth than described below is reasonably satisfactory), the following shall be deemed to be reasonably satisfactory evidence:

(A)          that such holder is a bank chartered under the laws of the United States of America, any state thereof, or any other jurisdiction (foreign or domestic), and is not subject to any receivership or similar proceeding;
(B)           only with respect to Bank Claims in an Accepting Bank Class, in the case of any entity that is not described in clause (A), all of the following:
(1)           such entity’s most recent audited financial statements as of a date not more than 15 months prior to the date as of which such distribution is sought (or if no such audited financial statements are available financial statements reviewed by a registered public accounting firm, with evidence of such review reasonably acceptable to the Plan Administrator), demonstrating that such holder has a net worth not less than an amount equal to five times all of such holder’s Allowed Bank Claims, Bank Lender Fee Claims and Bank Lender Post-Effective Date Fee Claims (in the event such holder has a net worth less than five times such holder’s Allowed Bank Claims, Bank Lender Fee Claims and Bank Lender Post-Effective Date Fee Claims, such holder may receive aggregate distributions with respect to its Allowed Bank Claims, Bank Lender Fee Claims and Bank Lender Post-Effective Date Fee Claims up to one-fifth of its net worth);
(2)           a certificate of an officer of such entity (in form and substance reasonably satisfactory to the Plan Administrator) certifying that to the knowledge of such officer after due inquiry that as of the date of such certificate, such entity’s net worth has not been reduced below such five times threshold; and
(3)           a written undertaking (in form and substance reasonably satisfactory to the Plan Administrator) that such entity (I) will not make a liquidating distribution or other payment outside the ordinary course of business to its equityholders (in their capacity as such), unless such entity either (x) provides evidence reasonably satisfactory to the Plan Administrator that following such liquidating distribution or other payment that it will have a net worth not less than an amount equal to two times the total distributions received with respect to its Allowed Bank Claims, Bank Lender Fee Claims and Bank Lender Post-Effective Date Fee Claims, or (y) establishes a reserve meeting the requirements of clause (iii) below, and (II) consents to the jurisdiction of the Bankruptcy Court to enforce the written undertaking.

(ii)           The applicable Agent shall identify to the Debtors the holders of Bank Claims with respect to the corresponding Prepetition Credit Agreement as of the Distribution Record Date. The Debtors shall identify to the applicable Agent in writing, by the later of (A) three Business Days after the receipt of notice from the applicable Agent pursuant to the preceding sentence and (B) two Business Days prior to the Effective Date, any holder of a Bank Claim that has not delivered to the Debtors reasonably satisfactory evidence pursuant to the first sentence of Section 6.16(b)(i) of this Plan (each, a “Designated Holder”). Any distribution with respect to a Designated Holder’s Bank Claim shall be deposited in the account established pursuant to Section 4.17(c)(iii) or 4.22(c)(iii) as applicable. The Plan Administrator shall promptly notify the applicable Agent in writing when a holder of a Bank Claim previously designated as a Designated Holder ceases to be a Designated Holder and shall release the distribution payable to such holder pursuant to the terms of Section 4.17(c)(iii) or 4.22(c)(iii) as applicable.

(iii)          Any dispute as to whether the holder of a Bank Claim has delivered to the Plan Administrator evidence reasonably satisfactory to the Plan Administrator of the holder’s ability to disgorge any distributions received with respect to a Bank Claim, a Bank Lender Fee Claim or a Bank Lender Post-Effective Date Fee Claim (an “Assurance Dispute”) may be brought by a holder of Bank Claims before the Bankruptcy Court on an expedited basis and shall be resolved by order of the Bankruptcy Court as to the holder’s status. During the pendency of an Assurance Dispute or if a holder of Bank Claims does not prevail in an Assurance Dispute, a holder of Bank Claims designated as a Designated Holder may receive a distribution with respect to its Bank Claims so long as such holder shall have agreed, in form and substance reasonably satisfactory to the Plan Administrator, to keep the distributions received in a segregated account (which the holder shall treat as owned by such holder for purposes of federal income taxation) meeting the following requirements:  (x) no withdrawals may be made from such account (except to pay income taxes on the earnings in such account) until the earlier of (A) such time as the holder is no longer a Designated Holder, (B) such holder is a Released Bank Lender Defendant, or (C) resolution of the Continuing Bank Action with respect to such holder, and then only in accordance with such resolution, (y) the Plan Administrator shall have a perfected, first priority security interest in such account, and (z) such account shall be invested solely in Permitted Investments.

(iv)          Distributions made to, or for the benefit of, the holders of Bank Claims in accordance with the provisions of this Plan shall not be subject to any Claims or Causes of Action by any Designated Holder, including Claims or Causes of Action arising under provisions of the Prepetition Credit Agreements that may require ratable distribution or sharing of payments made to the respective Bank Lenders, which Claims or Causes of Action shall have been deemed to have been waived by such Designated Holders with respect to periods prior to the resolution of the Bank Lender Avoidance Complaint by Final Order.

(v)           The Debtors and the Plan Administrator shall use commercially reasonable efforts to keep all non-public information provided by a holder of

Bank Claims pursuant to this Section 6.16 confidential, and shall not disclose such information except:  (v) to the Debtors’ or the Plan Administrator’s employees, agents, consultants or advisors to the extent necessary for them to perform their functions under this Section 6.16; (w) to counsel and the financial advisors to the Creditors’ Committee, so that such counsel and financial advisors may advise the Creditors’ Committee without disclosing such nonpublic information, and subject to the confidentiality obligations of such professionals; (x) to the extent required by applicable law, rules, regulations, orders or judicial process; (y) in response to any request for discovery or production of documents, provided that the Debtors and the Plan Administrator shall use commercially reasonable efforts to inform the holder who has provided such information of such request for discovery or production of documents so that such holder may seek a protective order; or (z) to defend any Assurance Dispute.

6.17.        The Inter-Creditor Dispute. This Plan shall not prejudice or impair any party’s rights with respect to the Inter-Creditor Dispute; provided, however, that an Inter-Creditor Dispute Resolution shall not affect the treatment of Claims (other than Intercompany Claims) in accordance with this Plan.

ARTICLE VII.

CERTAIN MATTERS RELATING TO DESIGNATED LITIGATION

7.01.        [Reserved]

7.02.        [Reserved]

7.03.        Transfer of Designated Litigation.

(a)           Transfer of Designated Litigation; Litigation Indemnification Fund; Retained Right of Setoff.

(i)            On the Effective Date, subject to paragraph (ii) below and notwithstanding any limitation or prohibition on transfer contained in any contract, agreement or applicable non-bankruptcy law, title to the Designated Litigation of each member of a Debtor Group (subject to the Bank Defenses, Bank Defensive Claims and the Estate Bank Defenses that have been or may be asserted or, but for such transfer, could have been asserted by any party to the Designated Litigation against or by, as applicable, any Debtor transferor) shall automatically be transferred to the applicable Distribution Company with respect to such Debtor Group without any further action on the part of any Person (which Distribution Company shall have the right to further assign such Designated Litigation), subject to the continued prosecution of the Bank Lender Avoidance Complaint pursuant to the Stipulation and Order Authorizing the Creditors’ Committee to Prosecute Claims and Causes of Action Against the Pre-Petition Agents and Pre-Petition Secured Lenders. For the avoidance of doubt, the transfer of any Designated Litigation to the Distribution Companies shall not affect negatively any Bank Estate Defenses or any Bank Defensive Claim or Bank Defense for any right of indemnity, contribution or reimbursement from a Debtor Party with respect thereto.

(ii)           The Debtor Parties shall retain the right (but shall not have the obligation) to assert a claim or Cause of Action underlying the Designated Litigation for purposes of setoff to payments otherwise due pursuant to this Plan. Such retained right shall not be exercised with respect to a Bank Lender prior to a Final Order approving a judgment in, or settlement of, the Continuing Bank Actions, and then only to the extent set forth in such Final Order.

(b)           Defenses to Designated Litigation; Bank Defensive Claims. Notwithstanding Sections 12.04, 12.08(d), the last sentence of 6.08(a) or the last sentence of 7.03(e) of this Plan, Bank Defensive Claims and Bank Defenses not payable or provided for pursuant to clause (b), (c), (d)(i) or, to the extent applicable, (e) of Sections 4.17 and 4.22 of this Plan, or pursuant to Section 6.08 of this Plan, shall be fully preserved and may be asserted in response to Designated Litigation; provided, however, such Bank Defensive Claims and Bank Defenses may be asserted (i) solely for purposes of limiting, reducing, offsetting or defeating the liability of such defendant to any Debtor Party, (ii) shall not be entitled to any affirmative recovery, and (iii) shall remain subject to any Estate Bank Defenses. No Bank Defensive Claim may be asserted against a Transferred Joint Venture Entity to defeat or reduce any claim of that Transferred Joint Venture Entity retained by that Transferred Joint Venture Entity after the Effective Date unless such Bank Defensive Claim directly relates to the claim retained by that Transferred Joint Venture Entity after the Effective Date.

(c)           Privileges and the Designated Litigation. In connection with the transfer of the Designated Litigation to the applicable Distribution Company any attorney-client privilege, work-product privilege, or other privilege or immunity held by the Debtors before the Effective Date attaching to any documents or communications (whether written or oral) relating to the Designated Litigation (any such privilege or immunity, a “Privilege”) shall be transferred to the applicable Distribution Company, and the Debtors, the Reorganized Debtors and the Plan Administrator are authorized to take all necessary actions to effectuate the transfer of such privileges.

(d)           [Reserved]

(e)           Limitation on Contribution and Indemnity Claims. If any defendant in a Designated Litigation (a “Primary Defendant”) obtains a judgment or award against or settlement from any Person other than a Debtor Party (a “Third-Party”) in the Designated Litigation (including, but not limited to, through a cross claim against another defendant in the Designated Litigation or a claim against an impleaded party other than a Debtor Party), or in a separate action, for contribution (and in the case of a Bank Lender only, indemnity under the applicable Prepetition Credit Agreement), or other similar relief arising out of a claim asserted against such Primary Defendant in the applicable Designated Litigation (a “Third-Party Claim”), such judgment, award or settlement shall be reduced by the amount of such indemnity, contribution or other similar payment for which such Third-Party would have been entitled to recover or obtain judgment from any Debtor Party, but for the provisions of this Plan, if and to the extent the Presiding Court (as defined below) determines that had the Third-Party asserted such a claim for indemnity, contribution or other similar payment, such party would have been entitled to a judgment against a Debtor Party but for the provisions of this Plan (a “Third-Party Reduction”). In the case of a Third-Party Reduction, any judgment or award (but not a settlement) obtained by the Debtor Party against the Primary Defendant (a “Judgment”) shall be likewise reduced dollar for dollar by the amount of the Third-Party Reduction; provided, however, that in the case of a Third-Party Reduction based solely on contribution, as distinguished from indemnity, a Judgment obtained by the Debtor Party against a Primary Defendant shall not be reduced by the amount of the Third-Party Reduction if the Judgment obtained by the Debtor Party against the Primary Defendant was calculated to exclude the amount of damages or other sum attributable to the conduct of, or otherwise allocable to, a Debtor Party as to which a Third-Party Reduction is obtained. If any Third-Party seeks a Third-Party Reduction, such party shall obtain an order approving the Third-Party Reduction from the court presiding over the action in which the judgment or award against or settlement with the Third-Party was obtained (the “Presiding Court”), on notice to the applicable Debtor Party and after the applicable Debtor Party shall have had an opportunity to be heard by the Presiding Court on such issues. The Confirmation Order shall provide that a Third-Party shall be entitled to assert this Section 7.03(e) of the Plan and the corresponding provisions of the Confirmation Order as a defense to any Third-Party Claim and shall be entitled to have the Presiding Court issue such orders as are necessary to effectuate the Third-Party Reduction. No Person shall be permitted to implead or otherwise make any Debtor Party, the Reorganized Debtors or the Transferred Joint Venture Entities as a party to the Designated Litigation; provided, however, that the Reorganized Debtors shall remain subject to discovery to the same extent as the plaintiffs in the Designated Litigation.

7.04.        [Reserved]

7.05.        [Reserved]

7.06.        [Reserved]

7.07.        [Reserved]

7.08.        [Reserved]

7.09.        Net Judgment; Recovery/Disgorgement of Claims.

(a)           Net Judgment. Notwithstanding anything contained herein to the contrary, if a defendant in a litigation brought by a Debtor Party (i) is required by a Final Order to make payment to the Debtor Party (the “Judgment Amount”), and (ii) is permitted by a Final Order to reduce the Judgment Amount on account of, or is otherwise granted judgment on, a Bank Defense and/or a Bank Defensive Claim (the amount of such reduction so permitted or judgment granted being the “Reduction Amount”) such defendant shall be obligated to pay only the excess, if any, of the amount of the Judgment

Amount over the Reduction Amount. Except as set forth in the preceding sentence, no Person shall be entitled to assert a Claim against any Debtor Party, the Reorganized Debtors or any Transferred Joint Venture Entity with respect to the Reduction Amount. For the avoidance of doubt, to the extent any portion of a Reduction Amount includes amounts that would otherwise be payable under this Plan on account of a Bank Claim and the Bank Lender elects to reduce the Judgment Amount thereby, the distributions to be made to the respective Bank Lender pursuant to Sections 4.17, 4.22 or 6.08 of this Plan shall be reduced by such amount as applicable.

(b)           Disgorgement. Notwithstanding anything contained herein to the contrary, in the event that either a compromise and settlement or an order or judgment with respect to a Designated Litigation provides for a full or partial waiver, subordination or disallowance of a defendant’s Claim or Claims (including Bank Lender Fee Claims under Section 6.08 of this Plan) against one or more of the Debtors or the Reorganized Debtors and if, as a result of such waiver, subordination or disallowance such defendant shall have received under the Plan a distribution in an amount (the “Excess Amount”) greater than that to which such defendant would have been entitled had such waiver, subordination or disallowance occurred and been enforced prior to the Effective Date, then, subject to the terms of such compromise and settlement or order or judgment (i) such defendant shall promptly pay such Excess Amount, including interest thereon at the Prime Rate to the date of payment, in immediately available funds to the applicable Distribution Company, (ii) if such defendant shall fail to make such payment, then, in addition to the applicable Distribution Company’s rights to enforce such settlement or order or judgment, the Reorganized Debtors shall withhold future Plan distributions payable to such defendant (including any payments in respect of debt, equity or other securities issued to such defendant under the Plan) up to the amount of the unpaid Excess Amount and shall pay such withheld distributions over to the applicable Distribution Company. Notwithstanding the foregoing, unless otherwise provided in such compromise and settlement or order or judgment, such defendant shall retain its pro rata right to a distribution of any transfer avoided under Section 547 of the Bankruptcy Code.

ARTICLE VIII.

PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN

8.01.        Voting of Claims; Classes Subsequently Deemed Unimpaired; Vacant Classes.

(a)           Each holder of an Allowed Claim or Allowed Equity Interest in an impaired Class that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

(b)           The Proponents may file a notice with the Bankruptcy Court deeming any Class listed in this Plan as impaired as unimpaired or that any Class listed as unimpaired in this Plan is impaired. Notwithstanding anything to the contrary contained in this Plan, in the event that the Proponents file a notice deeming an impaired Class as unimpaired (whether before or after soliciting of acceptances for the Plan), unless otherwise ordered by the Bankruptcy Court such Class shall be unimpaired, and shall receive such treatment as provided in Sections 4.17(e), 4.18(c), 4.19(c), 4.22(e), 4.23(c) and/or 4.24(c), as applicable (including such treatment as the Bankruptcy Court determines at or after the Confirmation Hearing as is necessary to render an impaired Class unimpaired within the meaning of section 1124 of the Bankruptcy Code). Each holder of an Allowed Claim in such Class shall be conclusively presumed to have accepted the Plan and any votes to accept or reject the Plan submitted by holders of Claims in such Class shall be null, void and have no effect.

(c)           Any Class of Claims or Equity Interests that does not have a holder of an Allowed Claim or Equity Interest or a Claim or Equity Interest temporarily allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

8.02.        Nonconsensual Confirmation; Claim Subclasses.

(a)           If any impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Proponents reserve the right (subject to any restrictions of the Purchase Agreement):  (i) to elect to unimpair such Class pursuant to Section 8.01(b) of this Plan or (ii) to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.

(b)           If either (i) the Bankruptcy Court shall not approve the deemed consolidation of the Debtors contemplated by Article V of this Plan, or (ii) the Debtors so elect, this Plan shall automatically, and without any further action on the part of the Proponents, be deemed to be amended to provide for separate subclasses of the Claims and Equity Interests set forth in Article IV of this Plan by Debtor with respect to each of the Parnassos Debtors and Century-TCI Debtors with the same treatment for each of such subclasses as is currently provided for in this Plan for the Class of the deemed consolidated Debtors. The Proponents shall have the right (subject to any restrictions of the Purchase Agreement) to further amend the Plan in accordance with Section 15.08 of this Plan to more fully implement, if necessary, the creation of such subclasses.

(c)           [Reserved]

(d)           [Reserved]

8.03.        Distribution Companies. All distributions under the Plan shall be made by the Distribution Companies or an agent thereof appointed by the Plan Administrator. The Distribution Companies shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court; and, in the event that the Distribution Companies are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Distribution Companies.

8.04.        Rights and Powers of Distribution Companies.

(a)           Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Companies, or with respect to assets held by the Distribution Companies (including the Debtor Group Reserves and the Transaction Escrows) to the extent such assets include insufficient Cash for payment of such expenses pursuant to Section 9.03(c), on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney and other professional fees and expenses) made by the Distribution Companies shall be paid from the Reserved Cash.

(b)           Investment Powers. The reserves established pursuant to Sections 4.17 through 4.21 and Sections 4.22 through 4.26 shall be held by the Parnassos Distribution Companies and the Century-TCI Distribution Company, respectively. The Distribution Companies may only invest the assets held in such reserves in Permitted Investments; provided, however, that, absent approval of the Bankruptcy Court, from and after the effective date of the Prior Plan (or any amendment or restatement thereof or other plan of reorganization) with respect to the Affiliated Debtors, the Distribution Companies shall invest the assets held in any accounts established pursuant to Sections 4.17(c), 4.22(c) and 8.16 of this Plan only in United States dollar denominated demand deposits with banks organized under the laws of the United States of America or any state thereof or the District of Columbia.

8.05.        Manner of Distributions.

(a)           Any payment of Cash made by the Distribution Companies pursuant to the Plan may, at such Distribution Company’s option, be made by check drawn on a domestic bank or wire transfer.

(b)           [Reserved]

(c)           A distribution pursuant to this Plan to the DIP Agent or the administrative agent under a Prepetition Credit Agreement (each, an “Agent”) shall be deemed equivalent to a distribution under this Plan directly to the holders of the Allowed Claims that such Agent represents under the applicable credit agreement giving rise to such Claims, and, upon distribution of Plan Consideration to such Agent sufficient to result in Payment in Full of such Claims, the Debtors shall not be required to make any further distribution under this Plan on account of such Claims, irrespective of any deduction, setoff, withholding, assertion of charging lien rights or other action taken by such Agent. The Agents shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court; and, in the event that such parties are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid by the Reorganized Debtors.

8.06.        Timing of Distributions. In the event that any payment, distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or distribution or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

8.07.        Distributions of Plan Consideration to Priority and Secured Creditors and Creditors Whose Distribution is Based on a Debtor Group Reserve.

(a)           Payment of Distributions. Subject to Bankruptcy Rule 9010, all distributions under this Plan to holders of Allowed Claims in Classes 1, 2, 3, P-Trade, P-Uns, TCI-Trade and TCI-Uns, shall be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Distribution Record Date, unless the Debtors, the Reorganized Debtors or the Plan Administrator have been notified in writing of a change of address, including by the timely filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules. In the event that any distribution to any such holder is returned as undeliverable, the applicable Distribution Company shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until such Distribution Company has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that, at the expiration of one year from the distribution thereof, such distributions shall be deemed unclaimed property and shall be treated in accordance with Section 8.17 and Article IX of this Plan.

(b)           Distributions to Holders of Allowed Claims. The Periodic Distribution Date on which the holder of an Allowed Claim first receives a distribution with respect to the Claim is referred to as the “First Payment Date.”  On each Distribution Date, the applicable Distribution Company shall first distribute to each holder of an Allowed Claim for whom such Distribution Date is its First Payment Date, the distribution provided for in Article IV hereof.

(c)           [Reserved]

8.08.        [Reserved]

8.09.        Distributions on Account of Bank Claims. Any distributions to be made for the benefit of the holders of the Bank Claims shall be made to the appropriate Agent under the applicable Prepetition Credit Agreement relating to such Bank Claim as of the Effective Date; provided, however, that any distributions made with respect to Bank Lender Fee Claims and Bank Lender Post-Effective Date Fee Claims shall be made directly to the holders of such Claims. Each Agent shall, in turn, promptly administer distributions made for the benefit of the holders of the Bank Claims with respect to which it acts as Agent to the extent not inconsistent with this Plan subject to and in accordance with the provisions of the applicable Prepetition Credit Agreement; provided, however, that no Agent shall be obligated to make, and no Agent or holder of a Bank Claim shall have any liability with respect to any non-payment of, a distribution to any Designated Holder while such holder remains a Designated Holder (it being understood that the ratable distribution and sharing provisions of the Prepetition Credit Agreements (and the rights of lenders thereunder) shall not otherwise be deemed amended hereby). No Agent shall have any liability (under Section 550 of the Bankruptcy Code or otherwise) with respect to any distributions actually made to holders of Bank Claims, or any distributions withheld from any Designated Holder, in accordance with this Section 8.09.

8.10.        Distributions with Respect to DIP Lender Claims. Distributions for the benefit of the holders of the DIP Lender Claims shall be made to the DIP Agent on the Effective Date. The DIP Agent shall, in turn, promptly administer the distribution to the holders of the DIP Lender Claims.

8.11.        Maximum Distribution. Notwithstanding anything otherwise to the contrary, in no event shall a holder of an Allowed Claim be entitled to receive, or receive, a distribution of any consideration, which based on the Deemed Value of all such consideration received results in a distribution of greater than Payment in Full with respect to such Allowed Claim.

8.12.        De Minimis Distributions.

(a)           [Reserved]

(b)           Notwithstanding anything herein to the contrary, the Plan Administrator shall have no obligation to make a distribution to a holder of an Allowed Claim if such distribution would be less than $20 or the Deemed Value of such distribution would be less than $20 (or such other amount ordered by the Bankruptcy Court) (the “Threshold Amount”). If, on any Distribution Date, the amount of Cash or the Deemed Value of such other consideration that otherwise would have been distributed to a holder of an Allowed Claim is less than the Threshold Amount, the Plan Administrator shall reserve such amount of Cash or such other consideration representing such Deemed Value until the first Distribution Date on which the amount to be distributed to such holder is equal to or greater than the Threshold Amount. If, at the time of the final Distribution Date hereunder, the amount of Cash or such other consideration then allocable to an Allowed Claim but not paid as a result of the foregoing sentence is less than the Threshold Amount (taking into account prior amounts reserved under this Section for such Claim but not paid), the Plan Administrator shall not be required to make a final distribution on account of such Allowed Claim and such amount of Cash and such other consideration representing such Deemed Value shall be made available for distribution to other Allowed Claims or Equity Interests in accordance with the Plan.

8.13.        Surrender of Instruments. Except to the extent evidenced by electronic book entry or as may be otherwise agreed to in writing by the Debtors or the Reorganized Debtors (or the Plan Administrator, as applicable), as a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Plan Administrator or its designee, unless such certificated instrument or note is being Reinstated or being left unimpaired under the Plan. Any holder of such instrument or note that is not otherwise excluded from the requirements of the immediately preceding sentence and that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Plan Administrator or its designee before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan. Any distribution so forfeited shall be treated as Unclaimed Property under Section 8.17.

8.14.        Interest on Claims.

(a)           Simple interest shall accrue with respect to Allowed Claims from the Commencement Date as provided in this Section 8.14, provided that interest shall not accrue on claims for damages arising from the rejection of any contract or lease until the rejection date of such contract or lease.

(b)           The rate at which interest shall accrue will be as follows:

(i)            With respect to General Unsecured Claims in the following Classes:  TCI-Uns and P-Uns, simple interest shall accrue with respect to the General Unsecured Claims in such Class at the rate of 8% per annum.

(ii)           With respect to Claims other than (x) Claims provided for in (i) above, (y) Secured Claims otherwise provided for in this Section 8.14, and (z) Bank Claims or Trade Claims for which interest is expressly provided for in Article IV hereof, simple interest shall accrue at a rate equal to:

(A)          the non-default rate payable under the agreement or instrument giving rise to such Allowed Claim, as and to the extent enforceable; and
(B)           to the extent no such agreement or instrument exists, or the provision in such agreement on interest is not enforceable, then such rate as is determined by the Bankruptcy Court.

(c)           [Reserved]

(d)           Simple interest shall accrue with respect to Secured Claims from the Commencement Date to the date of payment at the applicable non-default contract rate (or if no contract rate exists, at 8% per annum).

(e)           Unless otherwise specifically provided for in this Plan, the Confirmation Order, the DIP Facility or a post-Commencement Date agreement in writing between the Debtors and a holder of a Claim, interest shall not accrue or be paid on Claims or Equity Interests from and after the Commencement Date, and no holder of a Claim or Equity Interest shall be entitled to interest accruing on or after the Commencement Date on any Claim, right or Equity Interest.

(f)            Except as provided for in Sections 4.17, 4.22 and 9.01(f)(ii), interest shall not accrue or be paid on any Disputed Claim or Disputed Equity Interest in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

(g)           Nothing in this or any other section of the Plan shall prejudice (i) any party in interest in seeking post-Effective Date interest, upon its allowed claim on or prior to the date set for filing objections to the Plan or (ii) any other party in interest in timely opposing such request.

8.15.        Withholding Taxes on Distributions. Any federal, state or local withholding taxes or other amounts required to be withheld under applicable law shall be deducted from distributions hereunder and no Person shall be entitled to any additional distribution as a result of any such withholding. All Persons holding Claims or Equity Interests shall be required to provide any information necessary to effect the withholding of such taxes.

8.16.        Disputed Payment of Allowed Claims or Equity Interests. If any dispute arises as to the identity of a holder of an Allowed Claim or Equity Interest who is to receive any distribution, the Distribution Companies may, in lieu of making such distribution to such Person, make such distribution into an escrow account until the disposition thereof shall be determined by Bankruptcy Court order or by written agreement among the interested parties to such dispute.

8.17.        Unclaimed Distributions. All distributions under the Plan that are unclaimed for a period of one year after distribution thereof (or an attempt to effect such distribution) in accordance with the Plan shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code (the “Unclaimed Property”). Unclaimed Property shall be forfeited by any holder of a Claim originally entitled thereto hereunder, whereupon all right, title and interest in and to the Unclaimed Property shall immediately and irrevocably be available for future distributions to holders of Allowed Claims or Allowed Equity Interests hereunder in accordance with Article IX of the Plan and the holder of the Allowed Claim or Allowed Equity Interest previously entitled to such Unclaimed Property shall cease to be entitled thereto and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred.

8.18.        Distributions to Holders as of the Distribution Record Date. As at the close of business on the Distribution Record Date, the claims register and stock transfer books shall be closed, and there shall be no further changes in the record holder of any Claim or Equity Interest. The Reorganized Debtors and any party responsible for making distributions pursuant to this Plan (including the Distribution Companies) shall have no obligation to recognize any transfer of any Claim or Equity Interest occurring after the Distribution Record Date. The Reorganized Debtors and any party responsible for making distributions pursuant to this Plan (including the Distribution Companies) shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the Claims register as of the close of business on the Distribution Record Date; provided, however, that the Reorganized Debtors and any party responsible for making distributions pursuant to this Plan shall be authorized, in their sole discretion, to effect any distribution under the Plan through the book-entry transfer facilities of The Depositary Trust Company pursuant to the procedures used for effecting distributions thereunder on the date of such distribution.

8.19.        Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

8.20.        [Reserved]

ARTICLE IX.

PROCEDURES FOR ESTIMATION OF ALLOWABLE CLAIMS,
TREATMENT OF DISPUTED CLAIMS AND ESTABLISHING OF RESERVES

9.01.        Disputed Claims; Objections to Administrative Expense Claims and Claims.

(a)           No Distributions Pending Allowance. Except as otherwise expressly set forth herein, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim becomes an Allowed Claim or such Disputed Equity Interest becomes an Allowed Equity Interest.

(b)           [Reserved]

(c)           Post-Effective Date Objections. From and after the Effective Date, unless otherwise agreed to by the Plan Administrator or ordered by the Bankruptcy Court, only the Plan Administrator shall be entitled to object to Administrative Expense Claims, Claims and Equity Interests other than Fee Claims provided in Section 2.02 hereof. Any objections to Claims or Equity Interests shall be filed and served on or before the later of (i) sixty (60) days after the Effective Date, and (ii) such date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above (such later date, the “Claims Objection Deadline”). Except as set forth in (d) below, all objections shall be litigated to Final Order; provided, however, that the Reorganized Debtors and Plan Administrator (within such parameters as may be established by the Reorganized Debtors) shall have the authority to file, settle, compromise or withdraw any objections without Bankruptcy Court approval.

(d)           Settlement of Disputed Claims. On and after the Effective Date, the Plan Administrator shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Administrative Expense Claims and compromise, settle, or otherwise resolve Disputed Administrative Expense Claims without approval of the Bankruptcy Court, provided, however, that the Plan Administrator shall not settle any Disputed Administrative Expense Claim in excess of $5,000,000 without prior approval of such settlement by the Bankruptcy Court.

(e)           Distributions on Subsequently Allowed Claims. Any holder of a Disputed Claim whose Claim is subsequently Allowed shall receive a distribution on the next Periodic Distribution Date to the extent that there is sufficient Cash remaining for distribution in respect of such claim; provided, that if a Disputed Claim is Allowed after the twentieth (20th) day prior to the next Periodic Distribution Date shall receive its distribution on the next succeeding Periodic Distribution Date following such Periodic Distribution Date.

(f)                                    Disputed Claims and Debtor Group Reserves.

(i)            From and after the Effective Date, except to the extent Cash is held in the Reserved Cash or the Transaction Escrow Accounts, for the benefit of the holders of Disputed Claims in each Debtor Group, the applicable Distribution Company shall reserve and hold in escrow in a Trade Distribution Reserve or Other Unsecured Distribution Reserve, as applicable, Cash, and any income attributable thereto.

(ii)           Any income paid in Cash on account of Cash reserved for the benefit of holders of Disputed Claims shall be invested in Permitted Investments for the benefit of such holders, pending determination of their entitlement thereto under the terms of the Plan.

9.02.        Estimation of Claims. An Estimation Order shall be used to calculate and fix distributions to holders of Allowed Claims and to establish the amounts of the respective Debtor Group Reserves. The Debtors also shall be entitled to seek an Estimation Order with respect to a Claim regardless of whether the Debtors or the Reorganized Debtors previously objected to any Claim to be estimated thereunder, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Claim, (b) a maximum limitation on such Claim, or (c) in the event such Claim is estimated in connection with the estimation of other Claims within the same Class, a maximum limitation on the aggregate amount of Allowed Claims within such Class; provided, however, that if the estimate constitutes the maximum limitation on a Claim, or a Class of Claims, as applicable, the Debtors or the Reorganized Debtors, as the case may be, may elect to pursue supplemental proceedings to object to any ultimate allowance of any such Claim. All of the aforementioned Claim objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

9.03.        Funding of Reserves.

(a)           General. On the Effective Date:

(i)            the Reserved Cash, the Prepetition Tax Reserve, the Postpetition Tax Reserve and the Debtor Group Reserves shall be funded with Cash, as provided herein, and transferred as follows:

(A)          the Century-TCI Debtor Group Reserves shall be transferred to the Century-TCI Distribution Company;
(B)           the Parnassos Debtor Group Reserves shall be transferred to the Parnassos Distribution Companies;
(C)           all other reserves funds and holdbacks provided for in this paragraph (i) shall be transferred to the Plan Administrator;

(ii)           Pursuant to the Purchase Agreement:

(A)          the Transaction Escrows shall be funded and shall be held and maintained by the escrow agent thereunder; and
(B)           any other reserves or escrows established under the Purchase Agreement shall be established and maintained as mutually determined by the Buyer, the Affiliated Debtors and the Reorganized Debtors; and

(iii)          [Reserved]

(b)           Release of Reserves other than Debtor Group Reserves and Receipt of Net Proceeds of Sale. Upon either (x) both (I) the determination of the Plan Administrator that some or all of the Reserved Cash, the Prepetition Tax Reserve, or the Postpetition Tax Reserve, is no longer necessary to be held as a reserve and (II) the approval of the Bankruptcy Court, (y) the release of some or all of the Transaction Escrows, or any other escrow or reserve established under the Purchase Agreement, to the applicable Distribution Company or (z) receipt of net proceeds from the sale of Excluded Assets or other assets of Reorganized Debtors, other than Purchased Assets (together with (x) and (y), the “Delayed Consideration”), then such Delayed Consideration shall be applied as follows:

(i)            [Reserved]

(ii)           any Delayed Consideration consisting of Cash (but not any TWC Class A Common Stock, dividends paid with respect to such stock, and any earnings on such dividends and such earnings) shall be added to the Reserved Cash if the Plan Administrator reasonably determines that the Reserved Cash is not reasonably likely to be sufficient for the purposes for which it is held, with any excess applied such that;

(iii)          any Delayed Consideration consisting of Cash (but not any TWC Class A Common Stock, dividends paid with respect to such stock, and any earnings on such dividends and such earnings) shall be added to the Postpetition Tax Reserve, if the Plan Administrator reasonably determines that the Postpetition Tax Reserve is not reasonably likely to be sufficient for the purposes for which it is held, with any excess applied such that;

(iv)          any Delayed Consideration consisting of Cash (but not any TWC Class A Common Stock, dividends paid with respect to such stock, and any earnings on such dividends and such earnings) shall be added to the Prepetition Tax Reserve if the Plan Administrator reasonably determines that the Prepetition Tax Reserve is not reasonably likely to be sufficient for the purposes for which it is held, with any excess applied such that;

(v)           [Reserved];

(vi)          any remaining Delayed Consideration that is attributable to a particular Debtor Group (the “DC Debtor Group”) shall be deposited in the Debtor Group Reserve of the DC Debtor Group in accordance with the relative priority of the Claims against the DC Debtor Group corresponding to the Debtor Group Reserves, and in the case of Debtor Group Reserves corresponding to pari passu Claims, in proportion to the Deficiency in such Debtor Group Reserves (and if there is no Shortfall, such released reserves or net proceeds shall be deemed to be an Excess and reallocated as provided in Section 9.03(e) hereof);

(vii)         [Reserved]

(viii)        with any excess deposited to the Court Supervised Fund.

(c)           Make-Up from Debtor Group Reserve Cash; Payment of Taxes on Reserves, Holdbacks and Funds.

(i)            To the extent the Cash included in the Reserved Cash, Prepetition Tax Reserve or Postpetition Tax Reserve is insufficient for its purpose (including, without limitation, the purposes set forth in Section 8.04(a)), the Plan Administrator may withdraw such amount of Cash (other than Cash attributable to dividends paid on TWC Class A Common Stock, and any earnings on such dividends or earnings) from the Debtor Group Reserves or the Court Supervised Fund to cover such deficiency as may be provided by one or more Final Orders of the Bankruptcy Court.

(ii)           To the extent the Debtor Group Reserves or any other reserve, fund or escrow established pursuant to the Plan (other than the Transaction Escrows or any other reserves or escrows established under the Purchase Agreement, which shall be treated as provided in the Purchase Agreement) incur tax liabilities, the Plan Administrator may withdraw Cash (or if there is no Cash, other assets) from such respective reserve, holdback or fund to cover the payment of such tax liabilities.

(d)           Clawback of Deficiency in Debtor Group Reserves. Not less than three Business Days nor more than ten Business Days prior to each Distribution Date, the Plan Administrator shall calculate the Deemed Value of each Debtor Group Reserve. If the Deemed Value of a Debtor Group Reserve is less than (a “Deficiency”) the excess of (x) the Maximum Exposure with respect to such Debtor Group Reserve (a “Shortfall Debtor Group”), over (y) the Deemed Value of all prior distributions under the Plan to the Classes of Claims entitled to distributions from such Debtor Group Reserve:

(i)            [Reserved];

(ii)           [Reserved];

(iii)          then there shall be transferred to the applicable Debtor Group Reserve of the Shortfall Debtor Group, on a pro rata basis from the Court Supervised Fund, an amount of Cash with a Deemed Value equal to such

Deficiency (to the extent available) or, to the extent less than such Deficiency, the maximum amount available to be transferred to such Shortfall Debtor Group hereunder;

(iv)          [Reserved];

(v)           [Reserved]; and

(vi)          Any transfer of a Deficiency pursuant to clause (iii) shall first be made in the form of Cash before any transfer in the form of other consideration is made, and no such transfer may be in the form of TWC Class A Common Stock.

(e)           Distribution of Excess in Debtor Group Reserves. Prior to each Distribution Date, if the Deemed Value of a Debtor Group Reserve of any Debtor Group exceeds the excess of (x) the Maximum Exposure with respect to such Debtor Group Reserves (an “Excess Reserve Debtor Group”) over (y) the Deemed Value of all prior distributions under the Plan to the Classes of Claims entitled to distributions from such Debtor Group Reserve (an “Excess”), then:

(i)            such Excess shall first be distributed to the holders of Allowed Claims in such Excess Reserve Debtor Group to the extent that they have received distributions with a Deemed Value of less than the Allowed amount of their Claims, such distribution based on the relative priority of Classes of Claims in the Excess Reserve Debtor Group;

(ii)           if after giving effect to the distribution in clause (i) any Excess remains, then

(A)          if the Debtor Group Reserve holding such remaining Excess is an Other Unsecured Distribution Reserve, such remaining Excess shall be transferred to the Trade Distribution Reserve corresponding to such Debtor Group; or
(B)           if the Debtor Group Reserve holding such remaining Excess is a Trade Distribution Reserve, such remaining Excess shall be transferred to the Other Unsecured Distribution Reserve corresponding to such Debtor Group; and

(iii)          [Reserved]; and

(iv)          if after giving effect to the distribution in clause (ii) any Excess remains, the remaining Excess shall be transferred to the Court Supervised Fund.

(f)            [Reserved]

(g)           No Segregation of Plan Currency. The Plan Administrator and the Distribution Companies shall not be obligated to physically segregate and maintain separate accounts for reserves, except that (i) the Plan Administrator shall physically separate and maintain separate accounts for the Cash Funded Reserves and (ii) the Transaction Escrows shall be maintained in accordance with the Sale Transaction Documents. Reserves may be maintained in the form of bookkeeping entries or accounting methodologies, which may be revised from time to time, sufficient to enable the Distribution Companies to determine the amount of Plan Consideration required on account of reserves hereunder and amounts to be distributed to parties in interest.

9.04.        [Reserved]

9.05.        Tax Distributions and Treatment of Reserves, Escrows and Holdbacks.

(a)           Tax Distributions. The Plan Administrator and the Distribution Companies shall from time to time distribute funds to the Postpetition Tax Reserve from any other reserve, fund or escrow established in connection with the Plan (other than the Transaction Escrows) to pay taxes imposed on the Reorganized Debtors and Persons taxed on the income of the Reorganized Debtors, if any, with respect to income or gains realized by such other reserve, fund or escrow. The Plan Administrator and the Distribution Companies shall pay taxes with respect to income or gains realized by any reserve, fund, holdback or escrow established in connection with the Plan by reserving either (i) Cash held in such reserve, fund, holdback or escrow or (ii) proceeds from sale of a sufficient amount of any other assets held in such reserve, fund, holdback or escrow (other than the Transaction Escrows or any other reserves or escrows established under the Purchase Agreement).

(b)           Cash Funded Reserves. For federal income tax purposes, the Debtors intend to treat (i) the Reserved Cash, the Prepetition Tax Reserve and the Postpetition Tax Reserves (the “Cash Funded Reserves”) as one or more grantor trusts, (ii) the Debtors as the grantors and the Reorganized Debtors as deemed owners of the Cash Funded Reserves, (iii) the cash transferred to the Cash Funded Reserves in connection with the Sale Transaction as received by the Debtors and then contributed by the Debtors to the Cash Funded Reserves.

(c)           Debtor Group Reserves and Transaction Escrows. For federal income tax purposes, the Debtors intend to treat the Debtor Group Reserves, the Litigation Indemnification Fund and the accounts established pursuant to Sections 4.17(c), 4.22(c) and 8.16 of this Plan, the Transaction Escrows and any other reserves, holdbacks and escrows established in connection with the Plan for the benefit of holders of Claims and Equity Interests (other than the Cash Funded Reserves and the Court Supervised Fund) as one or more disputed ownership funds described in the Treasury Regulations Section 1.468B-9, and, to the extent permitted by applicable law, to report consistently for state and local income tax purposes. If such treatment is not available with respect to any such reserve, holdback or escrow under applicable law in effect for a taxable period, then for federal income tax purposes the Debtors, the Distribution Companies and the Plan Administrator intend to treat such reserve, holdback or escrow in such period as one or more trusts subject to a separate entity tax. For federal income tax purposes, the Debtors intend to treat the consideration transferred to such reserves, holdbacks and escrows in connection with the Sale Transactions as received by the Debtors from the Buyer, pursuant to the Sale Transactions and then contributed by the Debtors to such reserves, holdbacks and escrows.

(d)           Consistent Reporting. The Reorganized Debtors, the Plan Administrator and holders of Allowed Claims and Equity Interests (in their capacities as such) shall report, for federal income tax purposes, consistently with the Debtors’ and Reorganized Debtors’ treatment of reserves, escrows and holdbacks pursuant to this Section 9.05.

9.06.        Personal Injury Claims. All Personal Injury Claims are Disputed Claims. No distributions shall be made on account of any Personal Injury Claim unless and until such Claim is liquidated and becomes an Allowed Claim. Any Personal Injury Claim which has not been liquidated prior to the Effective Date and as to which a proof of claim was timely filed in the Chapter 11 Cases, shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any Personal Injury Claim determined and liquidated (i) pursuant to a Final Order obtained in accordance with this Section and applicable nonbankruptcy law, (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction or (iii) pursuant to agreement of the parties, shall be deemed, to the extent applicable, an Allowed Other Unsecured Claim of the Debtor Group against which the Personal Injury Claim was brought, in such liquidated amount and treated in accordance with the Plan; provided, however, that the Allowed amount of any Personal Injury Claim that also is an Insured Claim shall not exceed the liquidated amount of the Claim less the amount paid by the insurer. Nothing contained in this Section 9.06 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or Reorganized Debtors may have against any Person in connection with or arising out of any Personal Injury Claim, including any rights under section 157 of title 28 of the United States Code.

9.07.        No Recourse. Nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code. Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by this Plan, or after giving effect to an Estimation Order, there is insufficient consideration to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class or category, no Claim holder shall have recourse to the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities (other than with respect to Assumed Sale Liabilities), the Buyer (other than with respect to Assumed Sale Liabilities), TW NY or any of their respective Affiliates (except, if applicable, other than as provided (x) in the Sale Orders or (y) in the event the TW Expanded Transaction is consummated, in the TW Purchase Agreement) the Creditors’ Committee, the Equity Committee, the Plan Administrator or any of their respective professionals, consultants, trustees, officers, directors or members or their successors or assigns, or any of their respective assets or property. THUS, THE BANKRUPTCY COURT’S ENTRY OF AN ESTIMATION ORDER MAY LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

9.08.        Amendments to Claims. A Claim may be amended prior to the Confirmation Date only as agreed upon by the Debtors and the holder of such Claim, or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules or applicable law. After the Confirmation Date except as provided in Section 10.03, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court. Any such new or amended Claim filed after the Confirmation Date shall be deemed disallowed in full and expunged without any action by the Debtors, the Plan Administrator or the Reorganized Debtors, unless the Claim holder has obtained prior Bankruptcy Court authorization for the filing.

9.09.        Setoffs. Except as otherwise provided in the Plan, the Sale Orders, the Purchase Agreement, or in agreements previously approved by Final Order, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, offset against any Claim or Equity Interest and any distribution to be made on account of such Claim or Equity Interest, any and all of the claims, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of such Claim or Equity Interest; provided, however, that neither the failure to effect such a setoff, the allowance of any Claim or Equity Interest hereunder, any other action or omission of the Debtors or the Reorganized Debtors, nor any provision of this Plan shall constitute a waiver, abandonment or release by the Debtors or the Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against such holder. To the extent the Debtors or the Reorganized Debtors fail to set off against a holder and seek to collect a claim from such holder after a distribution to such holder pursuant to the Plan, the Debtors or the Reorganized Debtors shall be entitled to full recovery on their claim against such creditor.

9.10.        [Reserved]

ARTICLE X.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.01.      Assumption, Retention, Assumption and/or Assignment or Rejection.

(a)           Assumption or Rejection of Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, subject to the restrictions and requirements under Sections 5.11(b), (c), (d) and (e) of the Comcast Purchase Agreement, or, in the event the TW Expanded Transaction is consummated, Sections 5.13(b), (c), (d) and (e) of the TW Purchase Agreement:

(i)            the Comcast Contracts shall be Assumed, or, in the event the TW Expanded Transaction is consummated, the TW Contracts shall be Assumed, in each case as of the Effective Date;

(ii)           all executory contracts and unexpired leases of the Debtors other than the Comcast Contracts or, in the event the TW Expanded Transaction is consummated, the TW Contracts shall (consistent with the requirements of the Purchase Agreement) be deemed to be rejected by the applicable Debtor, except for any executory contract or unexpired lease (a) that has been previously assumed and/or assigned pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (b) as to which a motion for approval of the assumption and/or assignment of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (c) that is specifically designated as a contract or lease to be assumed and/or assigned or retained on Schedule 10.01(a), which Schedule shall be contained in the Plan Supplement;

(iii)          notwithstanding anything otherwise herein to the contrary, to the extent consistent with their obligations under the Comcast Purchase Agreement and the TW Purchase Agreement, the Debtors reserve the right, on or prior to the Effective Date, to amend Schedule 10.01(a) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, as applicable, rejected, assumed and/or assigned or retained. The Debtors shall provide notice of any amendments to Schedule 10.01(a) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedule 10.01(a) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

(b)           Rigas Agreements. Each Rigas Agreement as to which any Debtor is a party shall be deemed automatically rejected by the applicable Debtors in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Rigas Agreement (i) shall have been previously assumed by a Debtor by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on Schedule 10.01(b) as an assumed Rigas Agreement to be filed with the Plan Supplement, (iv) is Assumed, or (v) is otherwise assumed, retained, assumed and/or assigned pursuant to the terms of this Plan. Notwithstanding anything otherwise to the contrary, this Section 10.01(b) shall not apply to the Adelphia-Rigas Settlement Agreement.

(c)           Approval of Assumptions, Retentions and Rejections by Confirmation Order. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections, retentions, assumptions and/or assignments contemplated by this Plan pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract, unexpired lease and Rigas Agreement assumed pursuant to Sections 10.01(a) and 10.01(b) (except for the Comcast Contracts, or, in the event the TW Expanded Transaction is consummated, the TW Contracts) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Comcast Contracts, or, in the event the TW Expanded Transaction is consummated, the TW Contracts shall be Assumed by, and vest in and be fully enforceable by, the applicable Transferred Joint Venture Entity in accordance with their terms. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject, subject to Sections 5.11(b), (c), (d) and (e) of the Comcast Purchase Agreement or, in the event the TW Expanded Transaction is consummated, Sections 5.13(b), (c), (d) and (e) of the TW Purchase Agreement, any executory contract, unexpired lease or Rigas Agreement.

(d)           Scope of Assumed/Retained Agreements. Except to the extent inconsistent with any applicable Sale Transaction Document, each executory contract and unexpired lease that is Assumed, retained, assumed and/or assigned shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) in respect of agreements relating to premises, all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order or is otherwise rejected as a part of this Plan.

10.02.      Payments Related to Retention and Assumption of Executory Contracts and Unexpired Leases.

(a)           The provisions (if any) of each executory contract or unexpired lease to be retained, assumed and/or assigned under this Plan which is or may be in default shall be satisfied by payment of a Cure and/or performance of a non-monetary obligation. If there is a dispute regarding (x) the nature or the amount of any Cure or non-monetary obligation, (y) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be retained, assumed and/or assigned, or (z) any other matter pertaining to retention, assumption and/or assignment, Cure and/or resolution shall occur as soon as practicable following agreement of the parties or the entry of a Final Order resolving the dispute.

(b)           Notwithstanding anything otherwise to the contrary, (i) nothing in this Plan constitutes or will be deemed to constitute a waiver or relinquishment of any right of the Debtors, Reorganized Debtors, Transferred Joint Venture Entities or Buyer to object to any Cure and/or proposed cure of non-monetary defaults and the Debtors, Reorganized Debtors, Transferred Joint Venture Entities and Buyer shall retain, reserve and be entitled to assert any objection or legal or equitable defense to any Cure or alleged default regarding non-monetary performance, and (ii) if a dispute relating to a Cure or alleged default regarding non-monetary performance remains unresolved or is resolved in a manner that the Debtors or Reorganized Debtors determine, in their sole discretion, does not promote the interests of the Debtors or the Reorganized Debtors (subject to any requirements and restrictions of the Purchase Agreement), then the Debtors, Reorganized Debtors or the Transferred Joint Venture Entities shall be entitled to reject the executory contract, unexpired lease or Rigas Agreement to which such dispute relates. Notwithstanding anything to the contrary, nothing in this Plan expands, limits or otherwise alters any obligations or liabilities of the Buyer or any Debtor with respect to Cure costs under the Purchase Agreement.

(c)           The Buyer shall be entitled to assume and maintain control, on behalf of the Debtors, Reorganized Debtors or Transferred Joint Venture Entities, as the case may be, the litigation and settlement of any dispute to the extent provided in Section 5.11(d) of the Comcast Purchase Agreement or, in the event the TW Expanded Transaction is consummated, Section 5.13(d) of the TW Purchase Agreement.

(d)           Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any executory contract or unexpired lease to be Assumed, retained, assumed and/or assigned pursuant to this Plan, prior to the conclusion of the Confirmation Hearing, the Debtors shall serve a notice (“Cure Notice”) on each non-Debtor party to an executory contract or unexpired lease that the Debtors may, at any time, seek to retain, assume and/or assign. Pursuant to the Bankruptcy Court’s order dated October 14, 2005 approving cure procedures (the “Cure Procedure Order”), the Cure Notice(s) will inform the counter-party to an executory contract or unexpired lease to be Assumed, retained, assumed and/or assigned of the Cure, and/or, to the extent required under the Bankruptcy Code, non-monetary performance, required to cure defaults under the applicable agreement. The non-Debtor parties to such executory contracts or unexpired leases shall have thirty (30) calendar days following service of the applicable Cure Notice to object (“Cure Objection”) in writing to (i) the Cure or cure of non-monetary defaults proposed by the Debtors and to propose an alternative Cure or cure of non-monetary defaults and/or (ii) the proposed retention, assumption and/or assignment. In the event that no Cure Objection is timely filed, the applicable party shall be deemed to have consented to the proposed retention, assumption and/or assignment and the Cure and/or non-monetary cure proposed by the Debtors and shall be forever enjoined and barred from seeking any additional amount on account of the Debtors’ cure obligations under section 365 of the Bankruptcy Code or otherwise from the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities, the Buyer and any assignee of the Debtors or the Buyer. If a Cure Objection is timely filed, the Bankruptcy Court shall hold a hearing to determine any Cure Objection not settled by the parties. In the event that a Cure Objection relating solely to the amount of a Cure remains unresolved on the Effective Date, notwithstanding the pendency of such Cure Objection the Debtors shall be entitled to consummate the retention, assumption and/or assignment of the executory contract or unexpired lease to which such Cure Objection relates if the Debtors deposit in escrow an amount with respect to such executory contract or unexpired lease equal to (x) the amount asserted as a Cure amount by the party or parties to the executory contracts or unexpired leases to be assumed and/or assigned or retained, or (y) such lesser amount (i) agreed to by the Debtors and the party or parties to such executory contracts or unexpired leases or (ii) determined by the Bankruptcy Court. If no timely Cure Objection is filed, upon the Effective Date, the Reorganized Debtors, the Transferred Joint Venture Entities and any assignee of the Debtors shall enjoy all of the rights and benefits under each executory contract or unexpired lease to be Assumed, retained, assumed and/or assigned, without the necessity of obtaining any party’s written consent to the retention, assumption and/or assignment of such rights and benefits, and each such party shall be deemed to have waived any right to object, consent, condition or otherwise restrict any such retention, assumption and/or assignment. Notwithstanding anything otherwise to the contrary, at all times through the date that is the later of (x) the Effective Date and (y) five Business Days after the Bankruptcy Court enters an order resolving and fixing the amount of a disputed Cure amount, or resolving any other dispute relating to a proposed retention, assumption and/or assignment of a contract or lease, the Debtors, the Reorganized Debtors and the Plan Administrator shall be authorized to reject such executory contract or unexpired lease by notice to the non-debtor party to such executory contract or unexpired lease.

(e)           Except as otherwise expressly provided by order of the Bankruptcy Court, the Assumption of the Comcast Contracts or, in the event the TW Expanded Transaction is consummated, the TW Contracts pursuant to this Plan shall not be limited or prevented by any restriction on assignment or requirement to obtain the consent of any Person other than the Debtors or the Bankruptcy Court including, without limitation, under any Franchise agreement, executory contract, pole attachment agreement or other agreement (whether entered into before or after the Commencement Date) between any Debtor and any third party, or any law (including the common law), statute, rule or any other regulation otherwise applicable to any Debtor.

10.03.      Rejection Damages Bar Date. If the rejection by the Debtors under this Plan of an unexpired lease or executory contract results in a Claim, then such Claim shall be forever barred and shall not be enforceable against the Debtors, the Affiliated Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities or such entities’ properties unless a proof of claim is filed with the Bankruptcy Court and served upon counsel to the Debtors within 30 days after service of the earlier of (a) notice of the entry of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

10.04.      Corporate Reimbursement Obligations.

(a)           Any prepetition indemnification obligations of the Debtors pursuant to their corporate charters and by-laws shall be limited to the reimbursement of legal fees and expenses for Indemnified Persons, and shall continue as obligations of the Reorganized Debtors and not of the Transferred Joint Venture Entities. Other than as set forth in the preceding sentence, nothing herein shall be deemed to be an assumption of any other prepetition indemnification obligation and any such obligations shall be rejected pursuant to the Plan; provided, however that nothing herein shall prejudice or otherwise affect any right available to current or former officers and directors of the Debtors (except for Excluded Individuals) under applicable insurance policies.

(b)           From and after the Effective Date, the Reorganized Debtors shall, to the maximum extent permitted by applicable law, indemnify and hold harmless the Indemnified Persons for any action or inaction, taken or omitted to be taken, in good faith by the Indemnified Persons in connection with the conduct of the Chapter 11 Cases, including the formulation, negotiation, balloting, and implementation of this Plan. To the maximum extent permitted by applicable law, the Reorganized Debtors shall be obligated to advance the costs of defense to any Indemnified Person who was a director or officer of a Debtor in connection with any Cause of Action relating to the Chapter 11 Cases, and shall have the right, but not the obligation to advance the costs of defense to other Indemnified Persons. Any costs or expenses incurred by an Indemnified Person in successfully enforcing the provisions of this Section 10.04(b) shall also be indemnified by the Debtors to such Indemnified Person.

10.05.      Retiree Benefits. On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors had obligated themselves to provide such benefits (except with respect to any Excluded Individuals).

ARTICLE XI.

PROVISIONS REGARDING PLAN ADMINISTRATOR

11.01.      The Plan Administrator. Except with respect to the Transferred Joint Venture Entities:

(a)           Corporate Governance. On the Effective Date, the existing officers and members of the Boards of Directors of the Debtors will resign or be terminated and the Plan Administrator (or individuals designated by the Plan Administrator) will be appointed, without any further action being required, as the sole officer and director of the Reorganized Debtors (or, with respect to non-corporate Reorganized Debtors, be appointed to equivalent positions of authority).

(b)           Plan Administrator. From and after the Effective Date, the Plan and the Reorganized Debtors will be administered and actions will be taken in the name of the Reorganized Debtors through the Plan Administrator and the Distribution Companies. Subject to the terms and limitations contained in the Plan Administrator Agreement and this Plan, the Plan Administrator shall act for the Reorganized Debtors in a fiduciary capacity as applicable to a board of directors, and shall be entitled to exercise the rights and powers available to the Debtors or Reorganized Debtors hereunder.

(i)            Powers and Duties. From and after the Effective Date, the duties and powers of the Plan Administrator shall include the following:

(A)          to exercise all power and authority that may be exercised, commence all proceedings that may be commenced and take all actions that may be taken, by any officer, director or shareholder of the Reorganized Debtors with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including the amendment of the certificate of incorporation and by-laws (or equivalent organizational documents) of the Reorganized Debtors and the dissolution of the Reorganized Debtors;
(B)           to continue to maintain accounts, make distributions and subject to Section 9.03, take other actions consistent with the Plan, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves or escrows required or advisable in connection with the Plan;

(C)           to monitor and advise the Reorganized Debtors with regard to the collection and, if necessary, liquidation, of all assets of the Reorganized Debtors;
(D)          to compromise or settle any Claims (disputed or otherwise);
(E)           to make decisions regarding the retention or engagement of professionals, employees and consultants;
(F)           to pursue or defend Causes of Action;
(G)           to take such steps to safeguard the Reorganized Debtors’ funds or investments as the Plan Administrator, in his/her discretion, deems prudent;
(H)          to provide written reports on a quarterly basis or such other information as may be reasonably requested by the Statutory Committees, cash receipts and disbursements, asset sales or other dispositions, Claims reconciliation and Plan distributions;
(I)            to take all other actions not inconsistent with the provisions of this Plan which the Plan Administrator deems reasonably necessary or desirable in connection with satisfying any obligations under the Purchase Agreement or the Transaction Escrows;
(J)            to operate and manage the Excluded Assets;
(K)          to manage and administer indemnification claims under the Purchase Agreement and the TW Purchase Agreement with respect to the joint and several liability of the Reorganized Debtors thereunder;
(L)           [Reserved]
(M)         to take all other actions not inconsistent with the provisions of this Plan which the Plan Administrator deems reasonably necessary or desirable with respect to administering the Plan;
(N)          to pay fees incurred pursuant to 28 U.S.C. § 1930(a)(6) and to file with the Bankruptcy Court and serve on the United States Trustee monthly financial reports until such time as a final decree is entered closing the Chapter 11 Cases or the Chapter 11 Cases are converted or dismissed, or the Bankruptcy Court orders otherwise;
(O)          to take all actions required under the Purchase Agreement, and to take all actions necessary or appropriate to enforce the Reorganized Debtors’ rights under the Sale Transaction Documents; and

(P)           to make all determinations on behalf of the Reorganized Debtors under the Purchase Agreement including with respect to any purchase price adjustments pursuant to Section 2.8(f) of the Comcast Purchase Agreement, Section 2.6(f) of the TW Purchase Agreement, indemnification pursuant to Article VII of the Purchase Agreement or the TW Purchase Agreement with respect to the joint and several liability of the Reorganized Debtors thereunder, and granting any waivers or consents.

(ii)           Assignment. The Plan Administrator may assign its rights and obligations to a successor Plan Administrator, subject to the approval of the Bankruptcy Court.

(iii)          Resignation, Death or Removal. The Plan Administrator may resign at any time (without appointing a successor) upon written notice to the Reorganized Debtors and the Bankruptcy Court, and any party in interest may apply to the Bankruptcy Court at any time to remove the Plan Administrator upon a showing of good cause. In the event of any such resignation or removal, or the death or incapacity of the Plan Administrator, the Creditors’ Committee shall (subject to the consent of ACC, such consent not to be unreasonably withheld) appoint a new Plan Administrator and shall obtain Bankruptcy Court approval of such appointment, which approval may be obtained prior to or as soon as reasonably practicable after such appointment.

(iv)          Successor Plan Administrator. No successor Plan Administrator hereunder shall in any event have any liability or responsibility for the acts or omissions of any of his/her predecessors. Every successor Plan Administrator appointed pursuant hereto shall execute, acknowledge and deliver to his/her predecessor an instrument in writing accepting such appointment hereunder, and thereupon such successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of his/her predecessor.

(c)           From and after the Effective Date, the Plan Administrator shall cause the Reorganized Debtors to (i) comply with and perform any obligations to be complied with or performed by the Reorganized Debtors under the Purchase Agreement, the Sale Transaction Documents, the TW Purchase Agreement and any Ancillary Agreement (as defined in the TW Purchase Agreement), and (ii) obtain directors’ and officers’, and employee errors and omissions, insurance coverage, appropriate in term and amount, for the Reorganized Debtors and their respective directors and officers.

(d)           Investment Powers. Absent approval of the Bankruptcy Court, the Plan Administrator shall invest the assets held in the Litigation Indemnification Fund only in United States dollar denominated demand deposits with banks organized under the laws of the United States of America or any state thereof or the District of Columbia.

ARTICLE XII.

EFFECT OF CONFIRMATION

12.01.      Binding Effect. From and after the Confirmation Date, but subject to the occurrence of the Effective Date, this Plan shall be binding and inure to the benefit of the Debtors, all present and former holders of Claims and Equity Interests, and their respective assigns, including the Reorganized Debtors.

12.02.      Obligations Under the Purchase Agreement. To the extent any obligations of any of the Debtors under the Purchase Agreement or the TW Purchase Agreement are transferred or assigned to, or assumed by, any successor to (or assignee of) the Debtors, including the Reorganized Debtors, (i) such obligations shall be fully enforceable against such successor or assignee and (ii) to the extent provided in the Purchase Agreement or the TW Purchase Agreement, such obligations shall remain fully enforceable against the Debtors, or the Reorganized Debtors, as the case may be, on a joint and several basis; provided that, no such obligation shall be transferred or assigned to, or assumed by, the Transferred Joint Venture Entities.

12.03.      Vesting of Assets. All Purchased Assets that are property of one or more of the Debtors shall vest in accordance with the terms of the applicable Sale Transaction Documents free and clear of all Encumbrances other than Permitted Encumbrances (except Permitted Encumbrances securing financial obligations that are not Assumed Sale Liabilities) and, in the case of the Delayed Transferred Assets, subject to Section 2.13 of the Comcast Purchase Agreement or, in the event the TW Expanded Transaction is consummated, Section 2.11 of the TW Purchase Agreement. Except as required by Section 2.7 of the Comcast Purchase Agreement or, if the TW Expanded Transaction is consummated, Section 2.5 of the TW Purchase Agreement, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all proceeds of the Sale Transactions allocable to the assets sold by the Debtors (other than any such proceeds deposited in the Transaction Escrow Accounts or that are otherwise reserved or held in escrow pursuant to the Purchase Agreement) shall vest in the applicable Distribution Company, and all Excluded Assets shall revest in the applicable Reorganized Debtor, in each case free and clear of all Claims, Liens, encumbrances, charges, and other interests, except (i) as otherwise provided herein (including under Section 6.02(a)) or in the Confirmation Order and (ii) the Debtors may provide in the Confirmation Order that such vesting and revesting shall, without any action by any party, be deemed to vest in trust for the benefit of those entitled to distributions pursuant to the Plan. From and after the Effective Date, the Reorganized Debtors and the Transferred Joint Venture Entities shall continue to operate their businesses (including the continued operation of the Excluded Assets, the implementation of this Plan, the administration and distribution of the Debtor Group Reserves and Transaction Escrows to be maintained hereunder, and the management and resolution of any disputes and liabilities expressly provided to continue pursuant to this Plan) and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein. Without limiting the foregoing, pursuant to section 1123(b)(3) of the Bankruptcy Code, except for (x) any Causes of Action expressly waived by the Debtors pursuant to the terms of this Plan and (y) any Retained Claims (which shall be retained or transferred, as applicable, in accordance with the Comcast Purchase Agreement) and (z) any Causes of Action included in the Purchased Assets (which shall be retained or transferred, as applicable, in accordance with the applicable Sale Transaction Documents), the Reorganized Debtors shall retain and shall have the exclusive right, in their discretion, subject to Section 5.11(d) of the Comcast Purchase Agreement or, in the event the TW Expanded Transaction is consummated, Section 5.13(d) of the TW Purchase Agreement, to enforce against any Person any and all Causes of Action of the Debtors.

12.04.      Discharge of the Debtors and of Claims and Termination of Equity Interests. Upon the Effective Date and in consideration of the rights afforded in this Plan and the payments and distributions to be made hereunder, except as otherwise provided herein or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim against or Equity Interest in a Debtor and any Affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors of and from any and all Liens, Claims, Equity Interests, Liabilities, Encumbrances and rights that arose prior to the Effective Date of any kind, nature, or description whatsoever, including any accrued interest, against or in any of the Debtors (collectively, the “Discharged Obligations”). Except as otherwise provided herein, upon the Effective Date, all such holders of Liens, Claims, Liabilities, Encumbrances and Equity Interests and their Affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any Discharged Obligation against any of the Debtors, Reorganized Debtors, Comcast, TW NY or the Transferred Joint Venture Entities, or any of their respective Affiliates, or against any of their assets or properties, whether or not such holder has filed a proof of Claim or proof of Equity Interest. Nothing in this Section 12.04 shall limit or qualify the release of Encumbrances set forth in Section 12.12 hereof.

12.05.      Term of Pre-Confirmation Injunctions or Stays. Unless otherwise provided in this Plan, the Confirmation Order, or a separate order from the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, (i) shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable order, and (ii) with respect to all proceeds of the Sale Transactions and Excluded Assets, shall remain in effect until, and for purposes of enjoining any action interfering with, the distribution of such proceeds pursuant to the terms of the Plan.

12.06.      Injunction Against Interference with Plan. Without limiting the Buyer’s rights and obligations under the Sale Transaction Documents, Comcast’s rights under the Comcast Purchase Agreement and the Expanded Transaction Letter Agreement and TW NY’s rights and obligations under the TW Purchase Agreement, upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former Affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan (including the Sale Transactions).

12.07.      Injunction. Without limiting the Buyer’s rights and obligations under the Sale Transaction Documents, Comcast’s rights under the Comcast Purchase Agreement and the Expanded Transaction Letter Agreement and TW NY’s rights and obligations under the TW

Purchase Agreement, except as otherwise expressly provided in this Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Liens, Claims, Liabilities or Encumbrances against  or Equity Interests in, any or all of the Debtors, along with their respective present or former employees, agents, officers, directors, or principals, are permanently enjoined, with respect to any such Liens, Claims, Liabilities or Encumbrances or Equity Interests, as of the Confirmation Date but subject to the occurrence of the Effective Date, from (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Plan Administrator, Comcast or TW NY and their respective Affiliates, or the Transferred Joint Venture Entities, or the Purchased Assets or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (b) enforcing, levying, attaching (including any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, the Plan Administrator, Comcast, TW NY, the Transferred Joint Venture Entities, or any of their respective Affiliates, or the Purchased Assets or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, the Plan Administrator, Comcast, TW NY, the Transferred Joint Venture Entities, or any of their respective Affiliates, or the Purchased Assets or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (d) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; (e) taking any actions to interfere with the implementation or consummation of this Plan or the Sale Transactions; and (f) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan, such as commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims and Causes of Action which are extinguished or released pursuant to this Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights arising under and consistent with the terms of this Plan or the Sale Orders.

12.08.      Releases.

(a)           Releases by the Debtors. Except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as Debtors in Possession, shall be deemed to forever release and waive all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or the Reorganized Debtors to enforce this Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or the Sale Transaction Documents) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, which are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or after the

Commencement Date (or the date of appointment, engagement or qualification) and to and including the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors, or the Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, against the following Persons in their respective capacities as such (the “Released Parties”):  (i) the current officers and employees of the Debtors, except for any claim for money borrowed from or owed to the Debtors or its subsidiaries by any such directors, officers or employees; (ii) any current and former directors and officers of the Debtors, in each case who were first appointed after the Commencement Date; (iii) the Debtors’ Professionals, and their respective Affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons); (iv) the DIP Agent and the DIP Lenders; and (v) the Statutory Committees and their members and, only if and to the extent such members acted in such capacity by or through such Persons:  their respective Affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons), and professionals of the foregoing; provided, however, that in no event shall (x) anything in this Section be construed as a release of any Person from claims of the insurer under the Debtors’ directors’ and officers’ insurance policy for a return of advanced costs or from claims that such insurance policies have been rescinded, (y) any Excluded Individuals be Released Parties and no Excluded Individuals shall receive or be deemed to receive any release under this Plan or (z) anything in this Section be construed as a release of any Person’s fraud or willful misconduct.

(b)           Releases by Holders of Claims and Equity Interests. Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the plaintiffs in the Securities Class Action and all holders of Claims and Equity Interests, in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan, the Sale Transaction Documents, and other contracts, instruments, releases, agreements or documents executed and delivered in connection with this Plan and the Sale Transaction Documents, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Equity Interest, as applicable, will be deemed to have consented to this Plan for all purposes and the restructuring embodied herein and will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the obligations of any party under this Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with this Plan), including as a result of this Plan being consummated, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or after the Commencement Date through and including the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement against the following Persons in their respective capacities as such (the “Third Party Releasees”):  (i) the current directors, officers and employees of the Debtors; (ii) any former directors and officers of the Debtors who were first appointed after the Commencement Date; (iii) the Debtors’ Professionals, and their respective Affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons); (iv) the DIP Agent and the DIP Lenders; (v) the Statutory Committees and their members and, only if and to the extent such members acted in such capacity by or through such Persons:  their respective Affiliates and current and former officers, partners, directors, employees, agents, members, shareholders, advisors (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons), and professionals of the foregoing; (vi)  (a) Bank Lenders and any holders of Bank Claims from claims of any Person (other than claims arising under any Prepetition Credit Agreement held by any Bank Lender, including any Agent under any such Prepetition Credit Agreement, in its capacity as such) with respect to which the Lenders or such holders of Bank Claims would have the right to indemnification for any Claim (except as provided for in Section 6.08 of the Plan) from one or more Debtors under the terms of the Prepetition Credit Agreement (to the extent not inconsistent with applicable law), and (b) professionals of the foregoing, provided that the release of the Lenders and any holders of Bank Claims as set forth in this clause (vi) shall extend to any act or omission, transaction, event or other occurrence taking place from the beginning of time through the Effective Date; provided, however, that the failure of the Bankruptcy Court to approve the release pursuant to this clause (b)(vi) shall not invalidate any acceptance by the Bank Lenders of the Plan or provide holders of Bank Claims with the right to withdraw their acceptances of the Plan; and (vii) the Transferred Joint Venture Entities, provided that the release of the Transferred Joint Venture Entities (x) shall extend to any act or omission, transaction, event or other occurrence taking place at any time on or prior to the Effective Date, and (y) shall not extend to any Assumed Sale Liabilities. Notwithstanding the foregoing, in no event shall (w) anything in this Section be construed as a release of any Person from claims of the insurer under the Debtors’ directors and officers insurance policy for a return of advanced costs or from claims that such insurance policies have been rescinded, (x) any Excluded Individuals be Third Party Releasees, (y) except as set forth in clause (vi) above any release granted in this Section (or any related injunction granted pursuant to Section 12.10 hereof) release or be deemed to release those prior or existing defendants in the Securities Class Action, who shall be identified on a schedule that shall be filed as part of the Plan Supplement, from claims asserted against such defendants in the Securities Class Action or (z) anything in this Section be construed as a release of any Person’s (other than a Debtor’s) fraud or willful misconduct.

(c)           Notwithstanding anything to the contrary, (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section 12.08 shall not release any non-Debtor entity from any liability arising under:  (x) the Tax Code or any state, city or municipal tax code; (y) the environmental laws of the United States or any state, city or municipality; or (z) any criminal laws of the United States or any state, city or municipality; and (ii) the releases provided in this Section 12.08 shall not release:  (x) any non-Debtor entity from any liability arising under the securities laws of the United States; (y) any Excluded Individual from any liability whatsoever; or (z) any defendant in any Designated Litigation from any liability in connection therewith. Nothing in the Plan or the Confirmation Order approving the Plan shall release, discharge, enjoin, or preclude the enforcement of any environmental liability arising post-Effective Date or arising from an event that occurred prior to the Effective Date where the liability continues post-Effective Date to a governmental unit to which any entity would be subject as the owner or operator of property after the Effective Date.

(d)           Notwithstanding anything otherwise to the contrary, no provision of this Plan or of the Confirmation Order, including any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including any Person that is a co-obligor or joint tortfeasor of a Released Party or Third Party Releasee, that otherwise is liable under theories of vicarious or other derivative liability.

12.09.      Exculpation and Limitation of Liability. None of the Buyer, TW NY, Comcast (each in their capacity as a purchaser under the Comcast Purchase Agreement or the TW Purchase Agreement, as applicable), the Debtors, the Reorganized Debtors, the Transferred Joint Venture Entities, the Plan Administrator, the DIP Agent (in its capacity as such), the DIP Lenders (in their capacity as such), the Statutory Committees and their members, or any of their respective current or former members, partners, officers, directors, employees, advisors, professionals, Affiliates, or agents and advisors of any of the foregoing (including any attorneys, financial advisors, investment bankers and other professionals retained by such Persons, but solely in their capacities as such), and the Agents to the extent performing any obligations required by Section 8.09 hereof that are not otherwise required by the terms of the applicable Prepetition Credit Agreement, shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, related to, or arising out of the Chapter 11 Cases, the negotiation and execution of this Plan, the Disclosure Statement, the Comcast Purchase Agreement and the TW Purchase Agreement and Sale Transactions, the solicitation of votes for and the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan, the Comcast Purchase Agreement and the TW Purchase Agreement, the Sale Transactions and the property to be distributed under this Plan, including all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of this Plan except fraud, willful misconduct or gross negligence as determined by a Final Order; provided, however, that as between and among Bank Lenders, the exculpation provided to the Agents in this Section 12.09 is limited solely to the performance of any obligations required by Section 8.09 of this Plan and nothing in this Section 12.09 shall enlarge or abrogate the rights and obligations of Bank Lenders (including the Agents) under the Prepetition Credit Agreements, other than as specifically provided in Sections 6.16(b) and 8.09 of this Plan. The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan. Nothing in this Section 12.09 shall (i) be construed as a release of any entity’s fraud, gross negligence or willful misconduct with respect to matters set forth in this Section 12.09, (ii) limit the liability of attorneys for the

Debtors, the Reorganized Debtors, the Statutory Committees and their members to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility or (iii) limit or abrogate the obligations of the Debtors or the Buyer, TW NY or Comcast and any of their respective Affiliates to one another under the Sale Transaction Documents, the TW Purchase Agreement and the Ancillary Documents (as defined in the TW Purchase Agreement).

12.10.      Injunction Related to Releases and Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any Claims (except for Assumed Sale Liabilities), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to this Plan, including the Claims (except for Assumed Sale Liabilities), obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in Sections 12.08 and 12.09 of this Plan.

12.11.      Termination of Subordination Rights and Settlement of Related Claims. Except as provided herein, the classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to this Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons from enforcing or attempting to enforce any such contractual, legal and equitable rights satisfied, compromised and settled pursuant to this Article XII (which, for the avoidance of doubt, excludes the rights and remedies among and between the Bank Lenders under and through their respective Prepetition Credit Agreement).

12.12.      Release of Liens and Encumbrances.

(a)           Each Lien or Encumbrance on the Debtors’ assets, other than a Permitted Encumbrance (excluding a Permitted Encumbrance securing a financial obligation that is not an Assumed Sale Liability), including Liens or Encumbrances securing:  (w) any DIP Lender Claim, Secured Tax Claim or Other Secured Claim; (x) any Claim that is purportedly secured; (y) [Reserved]; (z) any judgment, personal property or ad valorem tax, or other tax of any kind or character, mechanics’ or similar lien Claim, in each case regardless of whether such Claim is an Allowed Claim, shall, regardless of whether such Claim has been scheduled or proof of such Claim has been filed:

(i)            if such Lien or Encumbrance is on an Excluded Asset and secures a Secured Tax Claim or Other Secured Claim, such Lien or Encumbrance shall upon payment of the consideration set forth in Section 4.02 or 4.03, as the case may be, automatically, and without further action by the Debtors or the Reorganized Debtors, be deemed released;

(ii)           in all other cases, such Lien or Encumbrance shall automatically, and without further action by the Debtors or the Reorganized Debtors, be deemed released immediately upon the occurrence of the Effective Date; provided, however, that in the case of Purchased Assets, any Lien or Encumbrance in favor of the holder of a DIP Lender Claim, Secured Tax Claim or Other Secured Claim shall automatically attach (in the same order of priority as existed with respect to such Claim and/or Lien, and subject to any rights, Claims or defenses the Debtors or Reorganized Debtors may have with respect to such Claim and/or Lien) to the net proceeds of the sale of the property that secured such Claim until such time as such DIP Lender Claim, Secured Tax Claim or Other Secured Claim is satisfied as set forth in Section 2.04, 4.02 or 4.03, as applicable, at which time such Claim and/or Lien or Encumbrance shall automatically, and without further action by the Debtors or Reorganized Debtors, be deemed released; and

(b)           the holder of any such Lien or Encumbrance shall execute such documents and instruments as the Plan Administrator, the Reorganized Debtors, or, with respect to Purchased Assets, the Buyer, as the case may be, require to evidence such Claim holder’s release of such property or Lien or Encumbrance, and if such holder refuses to execute appropriate documents or instruments, the Debtors, the Plan Administrator, or the Reorganized Debtors (as applicable) or Buyer may, in their discretion, file a copy of the Confirmation Order in the appropriate recording office, which shall serve to release any Claim holder’s rights in such property; and

(c)           on the Effective Date, except as expressly provided in Section 12.12(a)(i) hereof, all right, title and interest in property subject to a Lien or an Encumbrance immediately prior to the Effective Date shall revert or be transferred to the respective Reorganized Debtors, or, with respect to the Purchased Assets, be retained by the applicable Transferred Joint Venture Entity, as applicable, free and clear of all Claims and interests, including Liens, escrows, charges, pledges, Encumbrances and/or security interests of any kind except, in the case of the Transferred Joint Venture Entities, for Permitted Encumbrances (excluding Permitted Encumbrances securing financial obligations that are not Assumed Sale Liabilities).

12.13.      Retention of Causes of Action/Reservation of Rights.

(a)           Except as specifically provided herein, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights, Claims or Causes of Action that the Debtors may have or which a Reorganized Debtor (or the Statutory Committees to the extent a Statutory Committee has been authorized to act on the Debtors’ behalf) may choose to assert on behalf of the Reorganized Debtors or itself in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against a Debtor, a Reorganized Debtor, or any of their officers, directors, or representatives; (ii) the avoidance of any transfer by or obligation of the Reorganized Debtors or the Debtors or the recovery of the value of such transfer; (iii) the turnover of any property of the Reorganized Debtors; and/or (iv) Claims against other third parties.

(b)           Nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that a Debtor had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by this Plan. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and/or equitable rights respecting any Claim left unimpaired by this Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced; provided that, with respect to any such Claims, Causes of Action, rights of setoff, or other legal or equitable defenses that are Purchased Assets, such Claims, Causes of Action, rights of setoff, or other legal or equitable defenses shall be retained by the applicable Transferred Joint Venture Entity, as the case may be and the Transferred Joint Venture Entity shall be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtors had in connection with such Purchased Assets immediately prior to the Commencement Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Transferred Joint Venture Entities’ legal and/or equitable rights respecting any Claim left unimpaired by this Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

12.14.      [Reserved]

12.15.      Reservation of Litigation Rights. The terms of this Plan and the Confirmation Order shall not have the effect of creating or eliminating any right to a trial by jury for any claim or cause of action asserted in any Designated Litigation, including in any Bank Action.

ARTICLE XIII.

CONDITIONS PRECEDENT

13.01.      Conditions to Confirmation. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived (subject to any applicable restrictions or rights of the Buyer under the Sale Transaction Documents) in accordance with Section 13.04 of this Plan:

(a)           the Bankruptcy Court shall have approved the Disclosure Statement with respect to this Plan in an order in form and substance acceptable to the Debtors, in their sole and absolute discretion;

(b)           the Confirmation Order shall be in form and substance acceptable to the Debtors, in their sole and absolute discretion;

(c)           the Bankruptcy Court shall have approved the Sale Transactions and the transactions to be consummated pursuant to the TW Purchase Agreement at or prior to the Confirmation Hearing and the related Sale Orders shall be satisfactory to the Debtors in their sole and absolute discretion;

(d)           the Adelphia-Rigas Settlement Agreement and the Government Settlement Agreements shall have been approved by the Bankruptcy Court, which approval shall not have been stayed, and shall remain in full force and effect;

(e)           [Reserved];

(f)            in each case subject to the occurrence of the Effective Date, to the extent necessary or appropriate, the Plan Documents to be entered into (rather than assumed) by the Reorganized Debtors shall have been entered and delivered, all actions, documents, and agreements necessary to implement the Plan shall have been effected or executed and the Debtors shall have received all material authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are reasonably necessary to implement the Plan and that are required by law, regulation, or order.

13.02.      Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived (subject to any applicable restrictions or rights of the Buyer under the Sale Transaction Documents) pursuant to Section 13.04 of this Plan:

(a)           the Sale Transaction Closing and the “Closing” as defined in the TW Purchase Agreement shall have occurred or shall substantially contemporaneously occur; and

(b)           the material transactions required to be performed on or prior to the Effective Date under the Government Settlement Agreements shall have been consummated in accordance with their terms.

13.03.      Failure of Conditions. In the event the Comcast Purchase Agreement, or, if the Comcast Purchase Agreement is terminated giving rise to the TW Expanded Transaction, the TW Purchase Agreement, is terminated in accordance with its terms after the entry of the Confirmation Order, (i) the Confirmation Order shall be vacated immediately after such termination, (ii) no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iv) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

13.04.      Waiver of Conditions. The Proponents, in their sole discretion (but after consultation with the Creditors’ Committee) and to the extent not prohibited by applicable law, and, without limiting any applicable restrictions or rights of the Buyer under the Sale Transaction Documents or TW NY under the TW Purchase Agreement, may waive one or more of the conditions precedent (i) to effectiveness of the Plan set forth in Section 13.02 hereof in whole or part, upon five Business Days’ Notice to the Bankruptcy Court, Statutory Committees and any parties in interest without a hearing or (ii) to confirmation of the Plan set forth in Section 13.01 hereof prior to the Confirmation Date without any hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Proponents in their sole discretion (without limiting or restricting any applicable rights of the Buyer under the Sale Transaction Documents) regardless of the circumstances giving rise to the failure of such conditions to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Proponents in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

ARTICLE XIV.

RETENTION OF JURISDICTION

14.01.      Scope of Bankruptcy Court Jurisdiction. The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a)           To hear and determine pending applications for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases and the allowance of cure amounts and Claims resulting therefrom or from the assumption, assumption and assignment or rejection of executory contracts or unexpired leases pursuant to this Plan;

(b)           To hear and determine any and all adversary proceedings, applications, and contested matters, and to order appropriate relief in connection therewith (including issuance and/or enforcement of releases);

(c)           To hear and determine any objection to Administrative Expense Claims, Claims or Equity Interests;

(d)           To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(e)           To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(f)            To consider any amendments to, or modifications of, the Plan and the Plan Supplement, and any dispute or controversy relating to execution, delivery or compliance with any document included in the Plan Supplement, and to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(g)           To issue such orders in aid of execution and consummation of any Sale Transaction to be consummated in connection with the Plan;

(h)           To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

(i)            To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan (including in connection with the Sale Transactions, Debtor Group Reserves, Transaction Escrows and the Purchase Agreement);

(j)            To protect the Purchased Assets, the Buyer, TW NY and the Transferred Joint Venture Entities from Claims against, or interference, with such property (except for any claims or interference resulting from an Assumed Sale Liability or Permitted Encumbrance (except Permitted Encumbrances securing financial obligations that are not Assumed Sale Liabilities)), including actions to quiet or otherwise clear title to such property, and to determine the Reorganized Debtors’ exclusive ownership of any property retained under the Plan or to resolve any dispute concerning (x) Liens, security interests or Encumbrances on any Purchased Assets or property of the Reorganized Debtors or (y) Claims against the Buyer, TW NY or their respective Affiliates or Purchased Assets asserting successor liability;

(k)           To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, any Sale Transaction to be consummated in accordance herewith, the Confirmation Order, or any other order of the Bankruptcy Court;

(l)            To recover all assets of the Debtors and property of the Debtors and Reorganized Debtors, wherever located;

(m)          To hear and determine matters concerning state, local, and federal taxes, including as provided by sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(n)           To hear, determine and resolve any matters or disputes relating to the Debtors’ or Reorganized Debtors’ Franchises and any and all rights relating thereto;

(o)           To resolve any Disputed Claims or Equity Interests;

(p)           To determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code;

(q)           To hear any other matter not inconsistent with the Bankruptcy Code; and

(r)            To enter a final decree closing the Chapter 11 Cases; provided, however, with respect to a governmental unit’s exercise of its police or regulatory powers other than the enforcement of a money judgment, the jurisdiction of any other tribunal shall not be reduced or impaired from that as set forth in any applicable, valid statutory grant of jurisdiction.

ARTICLE XV.

MISCELLANEOUS PROVISIONS

15.01.      Effectuating Documents and Further Transactions. Without limiting or restricting any applicable rights of the Buyer under the Sale Transaction Documents, the applicable rights of TW NY under the TW Purchase Agreement, and the applicable rights of Comcast under the Comcast Purchase Agreement and the Expanded Transaction Letter Agreement, each of the Debtors and Reorganized Debtors is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to this Plan.

15.02.      Corporate Action. On the Effective Date, all matters provided for under this Plan (including the authorization or consummation of the Sale Transaction) that would otherwise require approval of the stockholders, directors, members, managers or partners of one or more of the Debtors or Reorganized Debtors, including (i) [Reserved], (ii) the effectiveness of the certificates of incorporation and by-laws of the Reorganized Debtors, (iii) [Reserved], (iv) the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors, (v) the authorization and approval of the Sale Transaction Documents, (vi) the contribution of the Designated Litigation to the Distribution Companies in accordance with the terms of this Plan and (vii) qualification of any of the Reorganized Debtors as a foreign corporation wherever the conduct of business by the Company requires such qualification, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to Section 303 of the Delaware General Corporation Law or other applicable law of the states in which the Debtors and the Reorganized Debtors are organized, without any requirement of further action by the stockholders, directors, members, managers, or partners of the Debtors or Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) incorporated, in accordance with the applicable general corporation law of each such state.

15.03.      Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the transfer of assets pursuant to the Sale Transaction, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan (including the transfer of the Purchased Assets in connection with any Sale Transactions), including any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, shall constitute a “transfer under a plan” and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. All sale transactions consummated by the Debtors and Affiliated Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, including the transfers effectuated under this Plan, the sale by the Debtors and Affiliated Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code, and the assumption, assignment, and sale by the Debtors and Affiliated Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with this Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

15.04.      Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Debtors and/or Reorganized Debtors, as applicable, shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code through the entry of a final decree closing the applicable Debtors’ and Reorganized Debtors’ cases.

15.05.      Post-Effective Date Fees and Expenses. From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional Persons thereafter incurred by the Reorganized Debtors, including those fees and expenses incurred in connection with the implementation and consummation of this Plan. Notwithstanding the foregoing, unless subsequently ordered by the Bankruptcy Court, the fees and expenses of professionals retained by the Distribution Companies who are also retained by the Affiliated Debtors will be subject to approval by the Bankruptcy Court and will be considered in connection with the fee procedures existing with respect to the Debtors immediately prior to the Effective Date.

15.06.      [Reserved]

15.07.      Plan Supplement. Forms of certificates of incorporation and by-laws or other applicable forms of organizational documents of each of the Distribution Companies, Schedules 10.01(a) and 10.01(b) referred to in Section 10.01 of this Plan, the principal Sale Transaction Documents, and any other appropriate documents shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 25 days prior to the Voting Deadline; provided, however, that the Debtors may amend (A) Schedules 10.01(a) and 10.01(b) through and including the Confirmation Date and (B) each of the other documents contained in the Plan Supplement through and including the Effective Date that is not inconsistent with this Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement on the Debtors’ independent website at www.adelphia.com.

15.08.      Amendment or Modification of this Plan. Subject to any applicable restrictions or requirements under the Purchase Agreement, the TW Purchase Agreement, the Comcast Purchase Agreement and the Expanded Transaction Letter Agreement, alterations, amendments, or modifications of or to the Plan (including to provide for treatment different than that set forth herein with respect to any class of Claim or Equity Interest, including establishment of subclasses of Classes of Claims or Equity Interests to the extent required if so elected by the Debtors or if the deemed consolidation contemplated by Article V of this Plan is not approved, the unimpairment of Classes that are impaired hereunder, and the impairment of Classes that are unimpaired hereunder, any amendment that transfers one or more Debtors to different Debtor Groups, or that eliminates one or more Debtor Groups from participation under the Plan) may be proposed in writing by the Proponents at any time prior to the Confirmation Date, provided that the Plan, as altered, amended, or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Proponents shall have complied with section 1125 of the Bankruptcy Code. Subject to any applicable restrictions or requirements on the Debtors under the Purchase Agreement, the TW Purchase Agreement, the Comcast Purchase Agreement and the Expanded Transaction Letter Agreement, this Plan may be altered, amended, or modified at any time after the Confirmation Date and before substantial consummation, provided that this Plan, as altered, amended, or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended, or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments, or modifications. A holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

15.09.      Revocation or Withdrawal of this Plan. Without limiting or restricting any applicable rights of (x) the Buyer under the Sale Transaction Documents, (y) TW NY under the TW Purchase Agreement and (z) Comcast under the Comcast Purchase Agreement, the Proponents reserve the right to revoke or withdraw this Plan prior to the Effective Date in whole or in part. If the Proponents revoke or withdraw the Plan prior to the Effective Date, then except as set forth in this Section 15.09, this Plan shall be deemed null and void. If the Comcast Purchase Agreement is terminated (except for any termination of the Comcast Purchase Agreement giving rise to TW NY’s obligation to effect the TW Expanded Transaction), this Plan shall automatically and immediately following such termination be revoked and withdrawn, and shall be deemed null and void and of no force and effect, and the result shall be the same as if the Confirmation Order had not been entered and the Effective Date did not occur. In the event of any such waiver or revocation, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors. Without limiting or restricting any applicable rights of (x) the Buyer under the Sale Transaction Documents, (y) TW NY under the TW Purchase Agreement and (z) Comcast under the Comcast Purchase Agreement, upon notice to the Bankruptcy Court, the Proponents may withdraw the amendments to the Prior Plan contained in this Plan, in which event the Prior Plan shall once again be the proposed plan of reorganization for the Debtors.

15.10.      Confirmation Order. The Confirmation Order shall, and is hereby deemed to, ratify all transactions effected by the Debtors during the period commencing on the Commencement Date and ending on the Confirmation Date except for any acts constituting willful misconduct, gross negligence, recklessness or fraud.

15.11.      Severability. If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.12.      Expedited Tax Determination. The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, such Debtors or Reorganized Debtors for all taxable periods beginning on or before the Effective Date.

15.13.      Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit or schedule hereto or in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any contrary result otherwise required under applicable choice or conflict of law rules.

15.14.      Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including the Reorganized Debtors and the Transferred Joint Venture Entities.

15.15.      Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

15.16.      Notices. All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

c/o Adelphia Communications Corporation
5619 DTC Parkway
Englewood, CO 80111
Attention:	Chief Financial Officer and
General Counsel
Telecopy: (303) 268-6484

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Marc Abrams, Esq.
Telecopy: (212) 728-8111

[Signature page follows]

Dated: June 28, 2006

New York, New York

Respectfully submitted,

ADELPHIA COMMUNICATIONS CORPORATION
(for itself and on behalf of each of the Debtors)

	By:	/s/ Vanessa A. Wittman
		Name:	Vanessa A. Wittman
		Title:	Executive Vice President and
Chief Financial Officer

Counsel:

WILLKIE FARR & GALLAGHER LLP

787 Seventh Avenue
New York, NY 10019
(212) 728-8000
Attorneys for Debtors and
Debtors in Possession

Schedule B

Century-TCI Debtors

Century-TCI California, L.P.

Century-TCI California Communications, L.P.

Century-TCI Distribution Company, LLC

Century-TCI Holdings, LLC

B-1

Schedule C

Parnassos Debtors

Parnassos Communications, L.P.

Parnassos Distribution Company I, LLC

Parnassos Distribution Company II, LLC

Parnassos, L.P.

Parnassos Holdings, LLC

Western NY Cablevision, L.P.

C-1

Schedule U

Rigas Persons

John J. Rigas
Doris Rigas
Michael J. Rigas
Timothy J. Rigas
James P. Rigas
Mary Ann Rigas, M.D.
Ellen Rigas Venetis
Peter Venetis
Bucktail Broadcasting Corp.
Coudersport Television Cable Co.
Coudersport Theatre
Dobaire Designs
Dorellenic
Dorellenic Cable Partners
Doris Holdings, L.P.
Eleni Acquisition, Inc.
Eleni Interiors, Inc.
Ergoarts, Inc.
Gristmill Properties, Inc.
Highland 2000, LLC
Highland 2000, L.P.
Highland Communications, LLC
Highland Holdings
Highland Holdings II, G.P.
Highland Holdings Puerto Rico, LLC
Highland Preferred Communications, LLC
Highland Preferred Communications 2001, LLC
Illiad Holdings, Inc.
Island Partners, Inc.
Kostas LLC
NCAA Holdings, Inc.
Niagara Frontier Hockey, L.P.
Patmos, Inc.
Preston Motors, Inc.
RFP Cable Holdings, Inc.
Rigas Entertainment, Ltd.
Rigas Investments, LLC
Rigas Investments L.P.
Roumali, Inc.
SAGIR, Inc.
Songcatcher Films, LLC
Syracuse Hilton Head Holdings, L.P.
Wending Creek 3656, LLC

U-1

Wending Creek Farms, Inc.
Zito Corporation
Zito L.P.
James Brown
Colin Higgin
Michael Mulcahey
Timothy Werth

U-2

Schedule V

Transferred Subscriber Transactions

During 2000 and 2001, in connection with the establishment of the Century Co-Borrowing Facility, the Arahova Bridge Credit Facility and the Olympus Co-Borrowing Facility, then-present management effected transfers of various subsidiaries and their corresponding assets and liabilities (collectively, the “Transferred Subsidiaries”) among different Debtor Groups by distributing or contributing the stock of Transferred Subsidiaries from one legal entity to another. In many instances, through a series of transactions, the Transferred Subsidiaries were transferred through multiple Debtor Groups. As a result of these transfers, certain inter-Debtor (and inter-Debtor Group) disputes arose between the Arahova, Holding Company, Olympus and Funding Company Debtor Groups regarding their respective ownership rights to certain subsidiaries and such subsidiaries’ assets. The Debtors believe that resolution of certain factual and legal issues regarding these disputes may favor certain Debtor Groups at the expense of other Debtor Groups.

V-1

Schedule W

Estimation Order Schedule

Century-TCI Debtor Group

1.               Trade Reserve

2.               Estimate of Disputed Trade Claims

3.               Other Unsecured Reserve

4.               Estimate of Individual, Disputed Other Unsecured Claims

Parnassos Debtor Group

5.               Trade Reserve

6.               Estimate of Disputed Trade Claims

7.               Other Unsecured Reserve

8.               Estimate of Individual, Disputed Other Unsecured Claims

W-1

Schedule Y

Designated Litigation

Capitalized terms used on this Schedule Y and not defined on this Schedule Y shall have the meanings ascribed to such terms in the Purchase Agreement.

The following Causes of Action to the extent not released, settled or made subject to a covenant not to sue, whether previously or under the Plan:

(i) all claims (and proceeds related thereto) set forth in items 1-9 below relating to (A) the Rigas Litigation or (B) the Designated Litigation, (ii) all other claims (and proceeds related thereto) that Adelphia Communications Corporation (“ACC”) or any of its Affiliates may have made or may make after April 20, 2005 to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability) in any material respect and (iii) any claims of ACC or its Affiliates against ACC or any of its Affiliates (other than any claim against any Investment Entity or any Transferred Joint Venture Entity) to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability).

1.               Adelphia Communications Corp., et al. v. Bank of America, N.A. et al., Ad. Pro. 03-04942-reg and all related actions against the same defendants or their successors in connection with or relating to the Debtors and amended or intervenor complaints filed in connection therewith.

2.               Adelphia Communications Corp. v. Deloitte & Touche LLP, Case No. 000598, pending before the Court of Common Pleas, Philadelphia County, Pennsylvania.

3.               Adelphia Communications Corp. v. Poerio, et al., Ad. Pro. 03-92641-reg, pending before the Bankruptcy Court.

4.               Century Communications Corp. v. David Rosensewig (as Trustee of the Special Insurance Trust and of the Special Payment Trust and in his individual capacity), et al., Ad. Pro. 03-92931-reg, pending before the Bankruptcy Court.

5.               Adelphia Communications Corporation, et al. v. Prestige Communications of NC, Inc., et al., Ad. Pro. 04-03293-reg, pending before the Bankruptcy Court.

6.               Adelphia Communications Corporation et al. v. FPL Group, Inc. et al., Ad. Pro. 04-03295-reg, pending before the Bankruptcy Court.

7.               Adelphia Communications Corporation et al v. Tow, Ad. Pro. 05-01167-reg, pending before the Bankruptcy Court.

8.               ML Media Partners, L.P. v. Century/ML Cable Venture, et al., Ad. Pro. 02-02544, pending before the Bankruptcy Court.

9.               Any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, claims, objections to claims and/or interests, demands and rights of

Y-1

offset and/or recoupment whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, asserted or assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise against (i) any individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization or other entity (x) under any of sections 510, 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including preference and/or fraudulent transfer laws, and (y) arising on or before the Closing, whether or not litigation has been stayed, tolled and/or commenced, (ii) Buchanan Ingersoll PC, Coudersport Theatre, Dobaire Designs, Dorellenic Cable Partners, Doris Holdings, L.P., Eleni Interiors, Inc., Ergoarts, Inc., Gristmill Properties, Inc., Highland 2000, L.P., Highland 2000, LLC, Highland Communications, LLC, Highland Holdings II, G.P., Highland Holdings Puerto Rico LLC, Highland Preferred Communications, LLC, Highland Preferred Communications 2001, LLC, Illiad Holdings, Inc., Island Partners, Inc., Kostas LLC, NCAA Holdings, Inc., Niagara Frontier Hockey, L.P., Patmos Inc., RFP Cable Holdings, Inc., Rigas Entertainment, Ltd., Rigas Investments, LLC, Rigas Investments, L.P., Roumali, Inc., SAGIR, Inc., Songcatcher Films, LLC, Syracuse Hilton Head Holdings, L.P., Wending Creek 3656, LLC, Wending Creek Farms, Inc., Zito Corporation, Zito Limited Partnership, Doris Rigas, James Rigas, John Rigas, Michael Rigas, Timothy Rigas, Mary Ann Rigas, Ellen Rigas Venetis, Peter Venetis, James Brown, Colin Higgin, Michael Mulcahey and Timothy Werth, (iii) Century/ML Cable Venture, ML Media and their respective affiliates in each case related only to Century/ML Cable Venture and Century/ML Cable Corp., (iv) any and all former or current directors and officers of any Debtor or any direct or indirect subsidiary of ACC in their capacity as such, (v) Scientific Atlanta and Motorola and their respective affiliates, subsidiaries, directors, officers, employees and/or agents in each case related to financial statement improprieties concerning ACC including claims for fraud or similar assertions and (vi) any carrier of director and officers insurance relating to periods prior to the Commencement Date for the benefit of or on behalf of the Debtors under or related to such insurance.

Y-2